                                                   This filing is made pursuant
PROSPECTUS                                         to Rule 424(b)(4) under the
                                                   Securities Act of 1933 in
                                                   connection with Registration
$200,000,000                                       No. 333-05555

BOYD GAMING CORPORATION


9.25% SENIOR NOTES DUE 2003

                                                              [BOYD GAMING LOGO]


The 9.25% Senior Notes Due 2003 (the "Notes") are being offered (the "Offering") by Boyd Gaming Corporation (the "Company") and will mature on October 1, 2003. Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year commencing April 1, 1997. The Notes will not be redeemable at the option of the Company prior to maturity. Upon a Change of Control (as defined herein), and, when the Company has reached Investment Grade Status (as defined herein), upon a Change of Control and a Ratings Decline (as defined herein), holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of repurchase. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control."


Concurrent with the Offering, the Company is offering 4,000,000 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"), to the public (the "Common Stock Offering" and, collectively with the Offering, the "Offerings"). See "Prospectus Summary -- The Offering -- Concurrent Offering of Common Stock." Consummation of the Offering is not contingent upon consummation of the Common Stock Offering, and there can be no assurance that the Common Stock Offering will be consummated.


The Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment to all existing and future unsecured senior Indebtedness (as defined herein) of the Company and senior to all current and future subordinated Indebtedness of the Company. The payment of principal and interest on the Notes will be unconditionally guaranteed on a senior unsecured basis by certain existing and future Restricted Subsidiaries (as defined herein) of the Company (the "Guarantors"). See "Prospectus Summary -- The
Offering -- Guaranties," "-- Potential Par-A-Dice Guaranties," "Risk
Factors -- Priority of New Bank Credit Facility," "-- Possible Limitations on Enforceability of Guaranties" and "Description of Notes." On a pro forma basis, after giving effect to the Offerings, the Par-A-Dice Acquisition, the redemption of the 10.75% Notes and the Mary's Prize Sale (each as defined herein), the total consolidated Indebtedness of the Company at June 30, 1996 would have been approximately $730 million, with $185 million of Indebtedness subordinated to the Notes. See "Use of Proceeds," "Business -- Development
Projects -- Par-A-Dice Acquisition," "-- Mary's Prize Sale" and "Description of Other Indebtedness." Under certain circumstances, the Notes could be structurally subordinated to the obligations of Subsidiaries (as defined herein). See "Risk Factors -- Holding Company Structure and Ability to Service Debt."


The Notes will be represented by one or more Global Securities registered in the name of the nominee of The Depository Trust Company, which will act as the depositary (the "Depositary"). Beneficial interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of Notes -- Book-Entry System."

SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NONE OF THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE MISSOURI GAMING COMMISSION, THE LOUISIANA GAMING CONTROL BOARD OR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE NOTES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------

                                                                   UNDERWRITING           PROCEEDS TO
                                        PRICE TO PUBLIC (1)          DISCOUNT            COMPANY (1)(2)
Per Note..............................  99.597%                1.500%                 98.097%
Total.................................  $199,194,000           $3,000,000             $196,194,000


--------------------------------------------------------------------------------


(1) Plus accrued interest, if any, from October 4, 1996 to the date of delivery.



(2) Before deducting expenses payable by the Company, estimated to be $500,000.



The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made through the facilities of The Depository Trust Company, on or about October 4, 1996.


SALOMON BROTHERS INC
                 GOLDMAN, SACHS & CO.
                                  CIBC WOOD GUNDY SECURITIES CORP.
                                               BT SECURITIES CORPORATION


The date of this Prospectus is October 1, 1996.

                               [BOYD GAMING LOGO]

                                               STARDUST
                                              LAS VEGAS
    CALIFORNIA HOTEL & CASINO                                                    FREMONT
            LAS VEGAS                                                           LAS VEGAS
                                              SAM'S TOWN
                                             KANSAS CITY
            SAM'S TOWN                                                          SAM'S TOWN
            LAS VEGAS                                                             TUNICA
                                            TREASURE CHEST
                                                KENNER
            SILVERSTAR                                                           ELDORADO
           PHILADELPHIA                                                         HENDERSON
                                             JOKERS WILD
                                              HENDERSON
                                               STARDUST
                                            ATLANTIC CITY
                                          Under Development
            SAM'S TOWN                                                          PAR-A-DICE
               RENO                                                            EAST PEORIA
        Under Development                                                 Subject to Acquisition
                                         MAIN STREET STATION
                                              LAS VEGAS
                                          Under Construction

IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                [PHOTOS & MAPS]

LAS VEGAS                                            LAS VEGAS MAP
                                               DEPICTING SEVEN PROPERTY
                                                       LOCATIONS

                                 [caption]
                                      The Company's properties are located in
                                      diverse
                                       markets throughout greater Las Vegas.

                     STARDUST
                       HOTEL

[caption]The Stardust Resort and Casino is located on the Las Vegas Strip.

                                                       ATRIUM AT
                                                      SAM'S TOWN
                                                       LAS VEGAS

                                 [caption]
                                      New hotel rooms overlook the indoor park
                                       at Sam's Town Las Vegas.

                               [PHOTOS AND MAPS]

             THE FREMONT
          AND FREMONT STREET
              EXPERIENCE

The Fremont Street Experience
frames the Fremont Hotel and Casino
in downtown Las Vegas.

[caption]

                                                     CALIFORNIA HOTEL
                                                         & CASINO

                                          The California Hotel and Casino is
                                          located in downtown Las Vegas.

                                          [caption]

                   RENO
                   RENO MAP
                   DEPICTING
                   LOCATION OF
                   SAM'S TOWN
                   RENO

      [caption]    The Company has acquired a site
                   in Reno, Nevada for development of
                   Sam's Town Hotel and Gambling Hall.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements included or incorporated in this Prospectus. Unless otherwise indicated, or the context otherwise requires, the term "Company" refers to Boyd Gaming Corporation, a Nevada corporation, and its subsidiaries. See "Risk Factors" for certain factors a prospective investor should consider in evaluating the Company before purchasing the Notes offered hereby.

                                  THE COMPANY

     Boyd Gaming Corporation is a multi-jurisdictional gaming company which currently owns or operates ten casino entertainment facilities, is constructing its eleventh property and acquiring its twelfth property and recently acquired the land upon which it intends to construct its thirteenth property. The Company has operated successfully for more than two decades in the highly competitive Las Vegas market and has entered four new gaming jurisdictions in the past two years. The Company owns and operates six facilities in three distinct markets in Las Vegas, Nevada: the Stardust Resort and Casino (the "Stardust") on the Las Vegas Strip; Sam's Town Hotel and Gambling Hall ("Sam's Town Las Vegas"), the Eldorado Casino (the "Eldorado") and the Jokers Wild Casino ("Jokers Wild") on the Boulder Strip; and the California Hotel and Casino (the "California") and the Fremont Hotel and Casino (the "Fremont") in downtown Las Vegas. The Company also owns or manages four facilities in new gaming jurisdictions, all opened during 1994 and 1995. The Company owns and operates Sam's Town Hotel and Gambling Hall, a dockside gaming and entertainment complex in Tunica County, Mississippi that is currently undergoing a hotel and parking garage addition ("Sam's Town Tunica") and Sam's Town Kansas City, a riverboat gaming and entertainment complex in Kansas City, Missouri. The Company manages and owns a minority interest in the Treasure Chest Casino (the "Treasure Chest"), a riverboat casino in Kenner, Louisiana, and manages for the Mississippi Band of Choctaw Indians the Silver Star Resort and Casino (the "Silver Star"), a land-based casino in the midst of a major expansion project, located near Philadelphia, Mississippi. The Company plans to open Main Street Station Hotel and Casino ("Main Street Station") in downtown Las Vegas and in April 1996 entered into a definitive purchase agreement to acquire a riverboat casino in East Peoria, Illinois (the "Par-A-Dice Acquisition"). The Company recently acquired land on which it plans to develop a casino, hotel and entertainment complex in Reno, Nevada ("Sam's Town Reno"). In addition, the Company and Mirage Resorts, Inc. ("Mirage") recently announced the signing of a joint venture agreement (the "Mirage Joint Venture") to jointly develop and own a casino hotel entertainment facility in Atlantic City, New Jersey (the "Atlantic City Project"). The Company currently owns or operates an aggregate of 504,500 square feet of casino space containing 14,313 slot machines and 510 table games. Assuming the completion of Main Street Station, completion of the Par-A-Dice Acquisition, development of Sam's Town Reno and completion of the expansion projects currently underway at certain of its existing facilities, the Company will own or operate an aggregate of approximately 618,000 square feet of casino space containing approximately 17,849 slot machines and approximately 615 table games. See " -- Property Data."

     The Company's operating strategy stresses delivering to its primarily middle-income patrons a value-oriented, friendly casino entertainment experience. To execute this strategy, the Company, on an ongoing basis, reinvests in its properties in order to keep them modern, appealing and competitive, especially with respect to its slot products, and strives to achieve the highest level of customer satisfaction in order to build customer loyalty. The Company also draws upon its long-standing experience in the gaming industry to design each of its facilities to appeal to a broad range of customers within its respective markets and employs marketing programs and techniques, including database marketing and consumer research, tailored to accomplish property-specific and company-wide objectives. The Company has successfully developed its Sam's Town western theme into a recognized brand name and has similar plans for the Stardust name. The Company integrates the operations of its facilities to benefit from economies of scale and to foster collaborative generation of new ideas, products and strategies among its properties.

     The Company's development and expansion strategy is to grow and further diversify its business through expansion and improvement of its existing properties and development and acquisition of new facilities. The Company master-plans its facilities to accommodate additional development and monitors its operations on an ongoing basis to expand and modify its existing properties as needed to address changing market dynamics, as demonstrated at Sam's Town Tunica and as intended at the Stardust and Sam's Town Las Vegas. The Company seeks acquisition and development opportunities which complement its existing business, such as the acquisition and redevelopment of Main Street Station, acquisition of the Par-A-Dice and development of Sam's Town Reno and the Atlantic City Project. To accomplish this, the Company identifies strategic opportunities in established and new gaming jurisdictions that include one or more of the following characteristics: (i) close proximity to large population centers or high-volume regional tourist areas, (ii) limited competition, and
(iii) no significant overlap with the Company's existing properties.

DEVELOPMENT PROJECTS

     On April 26, 1996, the Company entered into a definitive purchase agreement to acquire 100% of the capital stock of Par-A-Dice Gaming Corporation ("Par-A-Dice Gaming") and 100% of the capital stock of East Peoria Hotel, Inc. ("EPH"), each an Illinois corporation, for an aggregate consideration of approximately $175 million. Par-A-Dice Gaming is the owner and operator of the Par-A-Dice Riverboat Casino, a state-of-the-art riverboat casino with gaming on four levels as well as non-gaming amenities, including three restaurants, located in East Peoria, Illinois, approximately 170 miles from Chicago. EPH is the general partner of a limited partnership which is developing a 204-room full-service hotel (the "Par-A-Dice Hotel") located immediately adjacent to the Par-A-Dice Riverboat Casino (the Par-A-Dice Riverboat Casino and the Par-A-Dice Hotel are together referred to herein as the "Par-A-Dice"). The Company expects to use borrowings under a $500 million reducing revolving bank credit facility (the "New Bank Credit Facility") to fund the Par-A-Dice Acquisition. See "Use of Proceeds" and "Description of Other Indebtedness -- New Bank Credit Facility." The Company currently anticipates the consummation of the Par-A-Dice Acquisition and completion of the Par-A-Dice Hotel prior to year end, subject to receipt of regulatory approvals. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     The Company recently acquired land in Reno, Nevada upon which it plans to develop Sam's Town Reno, a $92 million casino, hotel and entertainment complex, featuring the Sam's Town brand name and western theme. Sam's Town Reno is planned to include a 33,000 square foot casino, a hotel with 211 guest rooms and suites, five restaurants, an outdoor arena, an events center and various other amenities. The Company currently plans to commence construction of Sam's Town Reno in the first quarter of calendar 1997 and complete construction as early as spring of 1998, subject to receipt of regulatory approvals, permits and licenses. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     On May 29, 1996, the Company, through a wholly-owned subsidiary, entered into the Mirage Joint Venture to jointly develop and own the Atlantic City Project. The Atlantic City Project, which is expected to cost approximately $500 million, is planned to be one component of a multi-facility casino entertainment development, master-planned by Mirage for the Marina District of Atlantic City. Pursuant to the joint venture agreement, the Company will control the development and operation of the Atlantic City Project. The Atlantic City Project is expected to be adjacent and connected to Mirage's planned wholly-owned resort. The Mirage Joint Venture will give the Company a presence in Atlantic City, the primary casino gaming market serving the eastern United States. Environmental remediation and construction of the Atlantic City Project will not begin until after the necessary highway improvements are approved and funded and necessary approvals, permits and licenses are received. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     In addition to the Par-A-Dice Acquisition and the above-mentioned expansion projects, the Company is currently exploring expansion opportunities at certain of its Las Vegas properties. No assurance can be given that any acquisition, expansion or development projects will be completed as described herein.

RECENT DEVELOPMENTS


     In the fourth quarter of fiscal 1996, the Company reported net income (before the write-off of a $1.4 million extraordinary item) of $3.5 million, as compared to approximately $12 million in the comparable period in fiscal 1995. Fourth quarter results were adversely effected by competitive pressures at Sam's Town Tunica and Sam's Town Kansas City, as well as by construction disruption at Sam's Town Tunica related to the addition of 350 hotel rooms and a 1,000-car parking garage. The Company continues to be adversely affected by these factors at the Tunica and Kansas City properties in the first quarter of fiscal 1997. In addition, the Stardust has experienced a decline in revenues and an increase in general marketing costs during the first quarter of fiscal 1997 as compared to the comparable prior year period, principally as a result of increased competition in Las Vegas. As a result of these factors, the Company currently anticipates that it will report a net loss for the first quarter of fiscal 1997. See "Risk Factors -- Competition," " -- Recent Earnings Decline" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."


                            ------------------------

     The Company was incorporated in Nevada in 1988 to serve as a holding company for California Hotel and Casino ("CH&C") which was incorporated in 1973. The executive offices of the Company are located at 2950 South Industrial Road, Las Vegas, Nevada 89109, and its telephone number is (702) 792-7200.

                                 PROPERTY DATA

     The following table sets forth certain information regarding the Company's existing properties as of June 30, 1996, and certain information regarding the estimated results of the Company's current expansion and development projects and the Par-A-Dice Acquisition. There can be no assurance that such properties will contain the casino square footage, gaming units, hotel rooms or restaurants as set forth below when and if such expansion, development or acquisition is completed. Each of these projects will be subject to the many risks inherent in construction projects and the establishment of a new business enterprise. In addition, many permits, licenses and approvals necessary for the projects have not yet been obtained. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project," "-- Expansion to Other Locations," "-- Additional Financing Requirements," "-- Governmental Gaming Regulation" and "Business -- Development Projects."
 .

                                                  CASINO SPACE     SLOT     TABLE   HOTEL                  LAND
                    EXISTING                       (SQ. FT.)     MACHINES   GAMES   ROOMS   RESTAURANTS   (ACRES)
------------------------------------------------  ------------   --------   -----   -----   -----------   -------
LAS VEGAS STRIP
Stardust Resort and Casino......................      87,000       1,958      78    2,320         7          61
DOWNTOWN LAS VEGAS
California Hotel and Casino.....................      36,000       1,130      38     781          5          16
Fremont Hotel and Casino........................      32,000       1,106      31     452          5           2
BOULDER STRIP
Sam's Town Las Vegas............................     118,000       2,774      55     650         12          63
Eldorado Casino.................................      16,000         558      11      --          3           4
Jokers Wild Casino..............................      22,500         647      11      --          2          13
CENTRAL REGION
Sam's Town Tunica...............................      75,000       1,806      78     508          5         150
Sam's Town Kansas City..........................      28,000       1,018      65      --          5          34
Silver Star Resort and Casino...................      66,000       2,461      87     100          4          20
Treasure Chest Casino...........................      24,000         855      56      --          4          --
                                                                                                 --
                                                     -------      ------     ---    -----                   ---
        Total Existing..........................     504,500      14,313     510    4,811        52         363
                                                     =======      ======     ===    =====        ==         ===

              PROJECTED ADDITIONS
------------------------------------------------
DOWNTOWN LAS VEGAS
Main Street Station Hotel and Casino(a).........      28,500         900      25     404          3          15
NORTHERN NEVADA
Sam's Town Reno(b)..............................      33,000       1,200      36     211          5         100
CENTRAL REGION
Sam's Town Tunica(c)............................          --          --      --     350         --          --
Silver Star Resort and Casino(d)................      19,000         439       2     403          1          --
Par-A-Dice(e)...................................      33,000         997      42     204          3          19
                                                                                                 --
                                                     -------      ------     ---    -----                   ---
        Total Projected Additions...............     113,500       3,536     105    1,572        12         134
                                                     =======      ======     ===    =====        ==         ===
        Total Existing and Projected............     618,000      17,849     615    6,383        64         497
                                                     =======      ======     ===    =====        ==         ===

---------------

(a) The information presented reflects Main Street Station after its completion, which is expected by the end of calendar year 1996.

(b) The information presented reflects Sam's Town Reno after completion of the project. Construction of the project is expected to commence in the first quarter of calendar year 1997 and may be completed as early as spring of 1998.

(c) The information presented reflects the Sam's Town Tunica expansion project, which is expected by the end of calendar year 1996.

(d) The information presented reflects the Silver Star expansion project, which is currently scheduled by the owners of the Silver Star for early calendar year 1997.

(e) Pending acquisition. Reflects the Par-A-Dice Hotel after its construction. The acquisition of the Par-A-Dice, which is subject to obtaining regulatory approval, and the completion of the Par-A-Dice Hotel are expected by the end of calendar year 1996.

                                  THE OFFERING

Issuer.....................  Boyd Gaming Corporation (the "Company").


Securities Offered.........  $200 million principal amount of 9.25% Senior Notes
                             (the "Notes") Due 2003 (the "Offering").



Maturity Date..............  October 1, 2003.



Interest...................  Interest on the Notes will be payable semi-annually on each April 1 and October 1, commencing April 1, 1997.



Guaranties.................  The Notes will be guaranteed fully and unconditionally as to principal, premium, if any, and interest on a senior unsecured basis (the "Guaranties") by all significant existing, and certain future, subsidiaries of the Company (the "Guarantors"). See "Risk Factors -- Priority of New Bank Credit Facility" and "-- Possible Limitations on Enforceability of Guaranties."


Potential Par-A-Dice
  Guaranties...............  Par-A-Dice Gaming and EPH will not be Guarantors on the date the Notes are issued, but in connection with the Company's pending application before the Illinois Gaming Board seeking approval for the Par-A-Dice Acquisition, approval for Par-A-Dice Gaming to be a Guarantor has also been requested. Until such time as approval for Par-A-Dice Gaming to be a Guarantor is so obtained, if at all, all liabilities of Par-A-Dice Gaming (including indebtedness and trade payables, which as of June 30, 1996 aggregated $21.5 million) will effectively be senior to the Notes upon consummation of the Par-A-Dice Acquisition. After consummation of the Par-A-Dice Acquisition in the case of EPH, and receipt of the Illinois Gaming Board's approval in the case of Par-A-Dice Gaming, EPH and Par-A-Dice Gaming will become Guarantors, and the Guaranties will be senior unsecured general obligations of the Guarantors and will rank pari passu in right of payment with all existing and future senior indebtedness of such Guarantors and senior to all future subordinated indebtedness of such Guarantors. While no assurance can be given that such approval will be obtained, in the event approval is obtained, Par-A-Dice Gaming and EPH would become Guarantors and guarantee the Notes unconditionally as to principal, premium, if any, and interest on a senior unsecured basis (the "Par-A-Dice Guaranties").


Ranking....................  The Notes will rank pari passu (at an equal rate)
                             in right of payment with all existing and future unsecured senior indebtedness of the Company and senior to all future subordinated indebtedness of the Company. At June 30, 1996, after giving effect to the Offerings, the Par-A-Dice Acquisition, redemption of the 10.75% Senior Subordinated Notes due 2003 (the "10.75% Notes") and the August 23, 1996 sale of the Mary's Prize riverboat (the "Mary's Prize Sale"), the Company had total consolidated long-term debt of approximately $730 million. Giving effect to the same transactions, at June 30, 1996 the Company had approximately $344 million of indebtedness that, in light of its secured nature, will effectively rank senior to the Notes. The Guaranties will be senior unsecured general obligations of the Guarantors and will rank pari passu with all existing and future senior indebtedness of the Guarantors and senior to all future subordinated indebtedness of the Guarantors. See "Risk
                             Factors -- Possible Limitations on Enforceability of Guaranties." However, to the extent that any indebtedness of the Company or the Guarantors is secured by liens on any assets of the Company or the Guarantors, as will be the case with respect to indebtedness under the New Bank Credit Facility, which has an initial availability of $500 million, the holders of such indebtedness will have prior claim to such assets and will effectively be senior to the Notes. Subject to compliance with certain tests in the Indenture that limit the aggregate amount of senior indebtedness that may be incurred by the Company, the Company is entitled to increase the amounts available for borrowings and outstanding indebtedness under the New Bank Credit Facility above the initial availability of $500 million up to the aggregate amount that is so permitted, from time to time, under such tests. See "Risk Factors -- Priority of New Bank Credit Facility," "Description of Notes -- Limitation on Indebtedness" and "Description of Other Indebtedness -- New Bank Credit Facility."



Optional Redemption........  The Notes will not be redeemable at the option of the Company prior to maturity.


Special Redemption.........  If any holder of Notes is found unsuitable under applicable gaming laws, the Company may, at its option, redeem such holder's Notes at the lesser of
                             (i) the current market price of the Notes, (ii) the price at which the Notes were acquired by such holder, excluding premium, if any, and without accrued interest, or (iii) the principal amount of such Notes without accrued interest, if any.

Change of Control..........  Under the Indenture for the Notes, a "Change of
                             Control" generally means (i) the acquisition of more than 50% of the total voting power of all classes of the Company's voting stock by any person or group (other than the Boyd family), (ii) the sale, lease, conveyance or other transfer of substantially all of the Company's assets, (iii) the approval by the stockholders of the Company of any plan of liquidation or dissolution, (iv) certain consolidations or mergers involving the Company, or (v) certain changes in the composition of the Company's board of directors. See "Description of Notes -- Certain
                             Definitions -- Change of Control." Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase (the "Change of Control Offer") each holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of repurchase. In the event that at least two of three designated ratings agencies have rated the Notes "investment grade" prior to such Change of Control, the Company will only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least two of such designated ratings agencies have rated the Notes "non-investment grade" and the Company does not elect to defease the Notes prior to the announcement of such "non-investment grade" ratings. The Change of Control Offer may be waived or modified with the approval of the holders of a majority in principal amount of the Notes outstanding.

                             There can be no assurance that the Company will have adequate financial resources to consummate a Change of Control Offer. See "Risk Factors -- Lack of Sufficient Funds to Effect Repurchase." The inability of the Company to repurchase the Notes upon a Change of Control would constitute an event of default under the Indenture for the Notes. Events constituting a Change of Control also would generally constitute an "event of default" under the New Bank Credit Facility and certain existing debt agreements, causing the possible acceleration of the obligation to repay such indebtedness, which as of June 30, 1996 and after giving effect to the Offerings, the Par-A-Dice Acquisition, redemption of the 10.75% Notes and the Mary's Prize Sale aggregated approximately $344 million. In addition, events constituting a Change of Control would generally require the Company to offer to repurchase the 11% Senior Subordinated Notes due 2002 (the "11% Notes"), of which an aggregate principal amount of $185 million is outstanding. See "Description of Other Indebtedness." The Company's failure to repay or repurchase such indebtedness would constitute an event of default under the Indenture for the Notes. See "Description of Notes -- Repurchase at the Option of Holders Upon a Change of Control."


Certain Covenants..........  The Indenture for the Notes contains limitations on, among other things, (a) the ability of the Company to incur additional indebtedness, (b) the payment of dividends and other distributions with respect to the capital stock of the Company and the purchase, redemption or retirement of capital stock of the Company, (c) the making of certain investments, (d) the incurrence of certain liens,
                             (e) asset sales, (f) the issuance and sale of capital stock of restricted subsidiaries, (g) transactions with affiliates, (h) payment restrictions affecting restricted subsidiaries, and
                             (i) certain consolidations, mergers and transfers of assets. All of these limitations will be subject to a number of important qualifications. See "Description of Notes."


Use of Proceeds............  The net proceeds of the Offering (estimated to be approximately $196 million) will be used to reduce indebtedness outstanding under the New Bank Credit Facility without reducing the commitment thereunder. Amounts available under the New Bank Credit Facility are expected to be used to effect the redemption of the 10.75% Notes, to fund the Par-A-Dice Acquisition and for general corporate purposes. See "Use of Proceeds," "Capitalization" and "Description of Other Indebtedness."


Concurrent Offering of
  Common Stock.............  Concurrently with the Offering, the Company is offering 4,000,000 shares of Common Stock of the Company (without giving effect to the underwriters' over-allotment option) (the "Common Stock Offering" and, together with this Offering, the "Offerings"). In addition, the Company has granted the underwriters an option to purchase up to 600,000 additional shares of Common Stock to cover over-allotments, if any. Neither the Offering nor the Common Stock Offering is conditioned on consummation of the other. The net proceeds from the Common Stock Offering are expected to be used to reduce outstanding indebtedness under the New Bank Credit Facility without reducing the commitment thereunder. Amounts available under the New Bank Credit Facility will be used to effect the redemption of the 10.75% Notes, to fund the Par-A-Dice Acquisition and for general corporate purposes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below has been derived from the audited consolidated financial statements of the Company for the respective periods presented and is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial and statistical data included elsewhere or incorporated in this Prospectus.

                                                                 FISCAL YEAR ENDED JUNE 30,
                                                    ----------------------------------------------------
                                                      1996       1995       1994       1993       1992
                                                    --------   --------   --------   --------   --------
                                                               (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA
Net revenues......................................  $775,857   $660,340   $468,219   $431,174   $406,804
Operating income..................................   100,786    110,570     54,248     62,919     47,395
Interest expense, net(a)..........................    51,186     46,371     36,093     32,378     37,762
Income before cumulative effect of a change in
  accounting principle and extraordinary item.....    29,579     36,249     10,650     20,134      6,114
Income before extraordinary item..................    29,579     36,249     12,685     20,134      6,114
Net income........................................    28,144     36,249     12,685     12,737      6,114
Ratio of earnings to fixed charges(b).............      1.76       1.98       1.24       1.87       1.24
OTHER OPERATING DATA
Depreciation and amortization.....................  $ 60,626   $ 54,518   $ 42,136   $ 39,450   $ 38,853
Preopening expense................................    10,004         --      4,605         --         --
Capital expenditures..............................    90,977    183,299    326,829     24,485     18,702

                                                                                           JUNE 30,
                                                                                             1996
                                                                                        --------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA
Total assets..........................................................................     $953,425
Long-term debt (excluding current portion)............................................      590,808
Stockholders' equity..................................................................      233,257

---------------

(a) Net of interest income and amounts capitalized.

(b) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude interest capitalized, and "fixed charges" consist of interest cost and a portion of rental expense deemed to be interest.

                 PRO FORMA SUMMARY CONSOLIDATED FINANCIAL DATA

     The following pro forma summary consolidated financial data for the Company reflects the Par-A-Dice Acquisition. The pro forma consolidated income statement data for the year ended June 30, 1996 has been presented as if the Par-A-Dice Acquisition occurred on July 1, 1995. The pro forma consolidated balance sheet data as of June 30, 1996 has been presented as if the Par-A-Dice Acquisition occurred on June 30, 1996. These pro forma summary consolidated financial data do not purport to represent what the Company's results of operations or financial position would actually have been if the Par-A-Dice Acquisition had in fact occurred at July 1, 1995 or June 30, 1996. The pro forma information set forth below should be read in conjunction with the consolidated financial statements of the Company, the consolidated financial statements of Par-A-Dice Gaming and the pro forma consolidated financial statements (including the notes to such financial statements) included elsewhere or incorporated in this Prospectus.


                                                                       FISCAL YEAR ENDED JUNE 30, 1996
                                                                   ---------------------------------------
                                                                    COMPANY       PAR-A-DICE      COMPANY
                                                                   HISTORICAL     HISTORICAL     PRO FORMA
                                                                   ----------     ----------     ---------
                                                                               (IN THOUSANDS)
INCOME STATEMENT DATA
Net revenues.....................................................   $ 775,857      $105,864      $881,721
Operating income.................................................     100,786        28,840       126,563
Interest expense, net (a)........................................      51,186           842        63,974
Income from continuing operations................................      29,579        27,605        37,892
OTHER OPERATING DATA
Depreciation and amortization....................................   $  60,626      $  4,454      $ 68,143
Preopening expense...............................................      10,004            --        10,004
Capital expenditures.............................................      90,977        16,277       107,254


                                                                                     JUNE 30, 1996
                                                                                 ---------------------
                                                                                  ACTUAL    PRO FORMA
                                                                                 --------   ----------
                                                                                    (IN THOUSANDS)
BALANCE SHEET DATA
Total assets...................................................................  $953,425   $1,136,008
Long-term debt (excluding current portion).....................................   590,808      767,366
Stockholders' equity...........................................................   233,257      233,257

---------------

(a) Net of interest income and amounts capitalized.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally (including the documents incorporated by reference). Also, documents subsequently filed by the Company with the Commission may contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth or incorporated by reference in the Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive, particularly with respect to future filings. Before making a decision to purchase any of the Notes, prospective investors should carefully consider the following factors.

HOLDING COMPANY STRUCTURE AND ABILITY TO SERVICE DEBT


     The Company is a holding company whose operations are conducted through subsidiaries. The Company, therefore, is dependent on the earnings and cash flow of its subsidiaries to meet its debt obligations, including its obligations with respect to the Notes. The ability of certain subsidiaries of the Company to make payments to the Company is governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to the Company and may require prior or subsequent approval for any such payments. See "-- Governmental Gaming Regulation" and "-- Environmental Risks." Such ability is also subject to legal and contractual restrictions. See "-- Possible Limitations on Enforceability of Guaranties" and "Description of Other Indebtedness -- 11% Senior Subordinated Notes." Accordingly, there can be no assurance that the subsidiaries will be able to, or will be permitted to, pay to the Company amounts necessary to service the Notes. In the event such amounts are not paid to the Company, the Company may be unable to make required principal and interest payments on the Notes.


PRIORITY OF NEW BANK CREDIT FACILITY


     Obligations under the New Bank Credit Facility are secured by liens on certain assets of the Company and the Guarantors. Subject to compliance with certain tests in the Indenture that limit the aggregate amount of senior indebtedness that may be incurred by the Company, the Company is entitled to increase the amounts available for borrowings and outstanding indebtedness under the New Bank Credit Facility above the initial availability of $500 million up to the aggregate amount that is so permitted, from time to time, under such tests. In such event, such additional indebtedness could likely be secured by liens on certain or all of the Company's and its subsidiaries' assets at such time. Upon any distribution of the assets of the Company or the Guarantors upon liquidation, reorganization or insolvency, the New Bank Credit Facility creditors would be entitled to payment in full out of the assets securing the New Bank Credit Facility prior to payment to the holders of the Notes, and the rights of the holders of the Notes are therefore effectively subordinated to the rights of such creditors. If the New Bank Credit Facility creditors were to foreclose on the collateral securing the New Bank Credit Facility, it is possible that insufficient assets would remain after satisfaction of such indebtedness to satisfy fully the claim of the holders of the Notes. In the event insufficient assets remain to satisfy fully the claims of the holders of the Notes, the Company may be unable to make required principal and interest payments on the Notes.


LEVERAGE AND DEBT SERVICE


     At June 30, 1996, after giving effect to the Offerings, the Par-A-Dice Acquisition, redemption of the 10.75% Notes and the Mary's Prize Sale, the Company had total consolidated long-term debt of approximately $730 million. The New Bank Credit Facility is a five-year, $500 million reducing revolving credit facility. Debt service requirements on the New Bank Credit Facility consist of interest expense on outstanding indebtedness. Beginning in December 1998, the total principal amount available under the New Bank Credit Facility will be reduced by $25 million and reduced by an additional $50 million at the end of each six-month period thereafter until maturity in June 2001. Debt service requirements on the 11% Notes (as defined herein) issued by a financing subsidiary of CH&C consist of semi-annual interest payments and repayment of the $185 million principal amount on December 1, 2002, and debt service requirements under the Company's 10.75% Notes (as defined herein) consist of semi-annual interest payments and repayment of the $150 million principal amount on September 1, 2003. The Company expects to fund the Par-A-Dice Acquisition, as well as redemption of the 10.75% Notes, from borrowings under the New Bank Credit Facility. The Company also expects to fund its existing $40 million expansion project for Sam's Town Tunica, the $45 million renovation, expansion and re-equipping of Main Street Station, the $92 million Sam's Town Reno project and its subsidiary's required capital contributions to the Mirage Joint Venture, currently expected to be $100 million, with borrowings under the New Bank Credit Facility to the extent not funded from cash flow from operations. The Company's ability to service its debt will be dependent on its future performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control. Accordingly, no assurance can be given that the Company will maintain a level of operating cash flow that will permit it to service its obligations. If the Company is unable to generate sufficient cash flow or is unable to refinance or extend outstanding borrowings, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity or debt financing. There can be no assurance that any of these financing strategies could be effected on satisfactory terms, if at all. In addition, certain states' laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Such restrictions may prevent the Company from obtaining necessary capital. See "-- Additional Financing Requirements," "-- Governmental Gaming Regulation," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

UNCERTAINTIES OF CONSUMMATION OF THE PAR-A-DICE ACQUISITION AND DEVELOPMENT OF SAM'S TOWN RENO AND THE ATLANTIC CITY PROJECT

     On April 26, 1996, the Company entered into a definitive stock purchase agreement for the Par-A-Dice Acquisition. The Par-A-Dice Acquisition is subject to regulatory approvals, including the approval of the Illinois Gaming Board. No assurance can be given that the necessary approvals will be received. The Company currently anticipates the consummation of the Par-A-Dice Acquisition and the completion of the Par-A-Dice Hotel prior to 1996 year end, subject to receipt of regulatory approvals. The stock purchase agreement for the Par-A-Dice Acquisition provides that if the Par-A-Dice Acquisition is not completed by December 31, 1996, such agreement terminates. For a number of reasons, including to better focus the management and financial resources of the Company and to facilitate the timing of the Company's application for an Illinois gaming license in connection with the Par-A-Dice Acquisition, the Company has determined to pursue selling its ownership interest in Treasure Chest L.L.C., which the Company currently anticipates within the next three months. See "Business -- Properties -- Central Region Properties." The Company has no prior experience in Illinois, and no assurance can be given that the Company will be able to compete successfully in this market. Furthermore, the Par-A-Dice Acquisition is subject to certain closing conditions, and there can be no assurance that the acquisition will be completed according to the terms currently contemplated, if at all.

     The Company recently acquired a 100-acre parcel of land upon which it plans to build a casino hotel and entertainment complex in Reno, Nevada. The Company plans to commence construction of Sam's Town Reno in the first quarter of 1997 and to complete construction as early as Spring 1998, subject to receipt of appropriate regulatory approvals, permits and licenses. Sam's Town Reno is subject to a number of contingencies, including, but not limited to, approval and licensing by the Nevada gaming authorities and the receipt of land-use permits, building and zoning permits and liquor licenses. Accordingly, there can be no assurance that Sam's Town Reno will be completed according to the terms currently contemplated, if at all.

     On May 29, 1996, the Company entered into a joint venture agreement with Mirage to jointly develop and own a casino hotel entertainment facility in the Marina District of Atlantic City, New Jersey. The casino hotel project contemplated by the Mirage Joint Venture is subject to a number of contingencies, including, but not limited to, approval and funding of highway improvements necessary to accommodate the additional traffic that is expected to be generated to and from the Marina District, approval and licensing by the New Jersey gaming authorities, environmental remediation, the receipt of state and local land-use permits, building and zoning permits and liquor licenses. Once the necessary highway improvements are assured and other requisite approvals are received, the Company estimates that environmental remediation will take at least six months and construction of the Atlantic City Project will thereafter take at least two years. Accordingly, there can be no assurance that the Atlantic City Project will be completed according to the terms currently contemplated, if at all. In addition, the Company has no prior experience in New Jersey, and no assurance can be given that, if the project is completed, the Company will be able to successfully compete in this market. See "Business -- Development Projects."

RECENT EARNINGS DECLINE

     The competitive pressures on the Company's properties continue to increase as new or expanded gaming facilities are opened. As a result of such competitive pressures, particularly at Sam's Town Tunica and Sam's Town Kansas City, the Company has experienced a recent earnings decline and may continue to report reduced earnings in the future. In the fourth quarter of fiscal 1996, the Company reported net income (before the write-off of a $1.4 million extraordinary item) of $3.5 million, as compared to approximately $12 million in the same period in 1995.

     Results at Sam's Town Tunica have been hurt by increased competition as a result of the opening of new gaming facilities in April and June of 1996. In addition, operations at the property have been disrupted by the ongoing construction of 350 additional hotel rooms and a 1,000-car parking garage, projects which are not expected to be completed prior to mid-December 1996.

     Sam's Town Kansas City reported an operating loss of $5 million (before the write-off of preopening expenses) in fiscal 1996 as a result of high fixed costs and substantial advertising and promotional expenses incurred in response to the highly competitive operating environment. Competition in the Kansas City market is expected to increase with the anticipated opening of two new gaming facilities in the near future.

     As a result of the factors described above, as well as a decline in revenue and an increase in general marketing costs at the Stardust during the current quarter, management expects that the Company's operating results for the first quarter of fiscal 1997 will likely be well below those of the comparable prior fiscal year period, and the Company expects to report a net loss for the quarter. There can be no assurance that increased competition or other industry factors will not materially adversely affect the Company's business, financial condition and results of operations in the future. See "-- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

COMPETITION

     The gaming industry is highly competitive. Gaming activities include: traditional land-based casinos; riverboat and dockside gaming; casino gaming on Indian land; state-sponsored lotteries; video poker in restaurants, bars and hotels; pari-mutuel betting on horse racing, dog racing and jai-alai; sports bookmaking; and card rooms. The casinos owned, managed and being developed by the Company compete and will in the future compete with all these forms of gaming and with any new forms of gaming that may be legalized in existing and additional jurisdictions, as well as with other types of entertainment. The Company also competes with other gaming companies for opportunities to acquire legal gaming sites in emerging and established gaming jurisdictions and for the opportunity to manage casinos on Indian land. Such competition in the gaming industry could adversely affect the Company's ability to compete for new gaming opportunities as well as its existing operations. In addition, further expansion of gaming into other jurisdictions could also adversely affect the Company's business by diverting its customers to competitors in such jurisdictions. In particular, the expansion of casino gaming in or near any geographic area from which the Company attracts or expects to attract a significant number of its customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Development Projects." The Company believes that successful gaming facilities compete based on the following factors: location; attractions; quality of gaming facilities, gaming experience and entertainment; quality of food, beverage and atmosphere; and price. Although the Company believes it competes favorably with respect to these factors in most of its markets, some of its competitors have significantly greater financial and other resources than the Company.

     The Company's Las Vegas properties compete primarily with other casino hotels on the Las Vegas Strip, on the Boulder Strip and in downtown Las Vegas. Currently, there are approximately 25 major gaming properties located on or near the Las Vegas Strip, 11 located in the downtown area and several located in other areas of Las Vegas. Las Vegas gaming square footage and room capacity are continuing to increase. A number of marquee properties have opened in the last several years, and several others are currently under construction or planned for the Las Vegas Strip, including the 1,500-room Stratosphere Tower, Casino and Hotel, the 3,000-room Paris Casino-Resort, the 3,000-room Monte Carlo Resort and Casino, the 2,035-room New York - New York Hotel/Casino, and the 3,000-room Bellagio. Additionally, several properties have recently announced or begun significant expansion and renovation projects, including Circus Circus - Las Vegas, MGM Grand Hotel/Casino, Harrah's - Las Vegas, Rio Suite Hotel and Casino, Luxor Hotel and Casino, and the Sahara Hotel and Casino. Each of the foregoing facilities has or may have a theme and attractions which have drawn or may draw significant numbers of visitors. Moreover, most of these facilities attract or may attract primarily middle-income patrons, who are the focus of the Company's marketing strategy. Although the Company believes that these additional facilities will draw more visitors to Las Vegas, these properties also may divert potential gaming activity from the Company. Future additions, expansions and enhancements to existing properties and construction of new properties by the Company's competitors could divert additional gaming activity from the Company's facilities. There can be no assurance that the Company will compete successfully in the Las Vegas market in the future.

     Sam's Town Tunica competes primarily with other dockside gaming operations in Tunica County and, to a lesser extent, with dockside casinos in Vicksburg, Greenville, Natchez and Coahoma County, Mississippi, with dockside casinos on the Mississippi Gulf Coast and with gaming operations in Louisiana. Gaming has grown rapidly in Tunica County with ten dockside casinos now in operation. Several casinos located in Tunica County have closed during the last 12 months. One such closed facility was purchased by a competitor and reopened in April 1996. In addition, several Tunica-area casinos have recently added or are in the process of adding hotel rooms, including 500 rooms at Fitzgeralds, 350 rooms at the Hollywood Hotel and Casino, and 200 rooms at Harrah's Mardi Gras. Some of these facilities are operated by certain of the Company's principal Nevada competitors and may be operated or financed by companies with significantly greater financial resources than the Company. Sam's Town Tunica reported an 80% decline in operating income in the fourth quarter of fiscal 1996, which management attributes principally to increased competition and also to the disruption associated with ongoing construction at the facility. See "-- Recent Earnings Decline" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Events."

     Sam's Town Kansas City competes primarily with other riverboat gaming operations in the Kansas City area. Two riverboat gaming operations, one in Riverside, Missouri and one in North Kansas City, Missouri are currently operating. In addition, two other operations in the Kansas City area are currently under construction and awaiting licensing. Several other companies, including some of the Company's principal Nevada competitors, have announced plans to participate in riverboat gaming in the Kansas City area. Some of these gaming facilities are being developed by companies that have significantly greater financial resources than the Company, some have been operating for a longer time than the Company's facility and some may possess more desirable locations. Sam's Town Kansas City reported an operating loss of $5 million (before the write-off of preopening expenses) in fiscal 1996 as a result of high fixed costs and substantial advertising and promotional expenses incurred in response to the highly competitive operating environment. Competition in the Kansas City market is expected to increase with the expected opening of two new gaming facilities in the near future. No assurance can be given that the Company will compete successfully in this new market.

     The Treasure Chest competes primarily with other riverboat gaming operations in the New Orleans metropolitan area. A large land-based casino is planned for downtown New Orleans but the project is presently in bankruptcy reorganization. If the land-based project opens, it will compete directly with the Treasure Chest. There are presently 14 licensed riverboats in the State of Louisiana with four of these projects (including the Treasure Chest) operating in the New Orleans metropolitan area. Some of these riverboats are operated by companies with significantly greater financial resources and some may possess more desirable locations. No assurance can be given that the Treasure Chest will compete successfully in the future.

     The Par-A-Dice competes primarily with other gaming operations in Illinois and, to a lesser extent, with riverboats in Indiana and dockside gaming facilities in Indiana, Iowa and Missouri. The Illinois Riverboat Gambling Act authorizes ten owner's licenses for riverboat gaming operations. All ten licenses have been granted and ten riverboat gaming facilities are currently in operation in Illinois. Some of these riverboats are being operated by companies with greater experience in the Illinois market and significantly greater financial resources than the Company. If the Par-A-Dice Acquisition is consummated, there can be no assurance that the Par-A-Dice will compete successfully in the future.

EXPANSION TO OTHER LOCATIONS

     The Company is engaged in several projects to expand its operations, and regularly evaluates development and expansion opportunities. See
"Business -- Properties." Each of these projects will be subject to the many risks inherent in the establishment of a new business enterprise, including unanticipated design, construction, regulatory, environmental and operating problems, and the significant risks commonly associated with implementing a marketing strategy in new markets. There can be no assurance that any of these projects will become operational within the time frames and budgets currently contemplated or at all. If these projects do not become operational within the time frames and budgets currently contemplated, it could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company will incur significant costs and expenses in connection with its current expansion projects. There can be no assurance that these expenditures will ultimately result in the establishment of profitable operations.

     Many permits, licenses and approvals necessary for the Company's expansion projects have not yet been obtained. The scope of the approvals required for projects of this nature is extensive, including, without limitation, gaming approvals, state and local land-use permits, building and zoning permits and liquor licenses. Unexpected changes or concessions required by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. There can be no assurance that the Company will receive the necessary permits, licenses and approvals or that such permits, licenses and approvals will be obtained within the anticipated time frame. In addition, although the Company designs its expansion projects for existing facilities to minimize disruption of business operations, major expansion projects, such as those currently underway at Sam's Town Tunica and the Silver Star and those being considered for the Stardust and Sam's Town Las Vegas, require, from time to time, portions of the casino and parking areas to be closed and disrupt portions of existing casino or hotel operations to some extent. Any significant disruption in casino or hotel operations could have a material adverse effect on the Company's business, financial condition and results of operations.

ADDITIONAL FINANCING REQUIREMENTS

     The Company intends to finance its current and future expansion projects primarily with cash flow from operations and borrowings under its New Bank Credit Facility. If the Company is unable to finance such projects through cash flow from operations and borrowings under its New Bank Credit Facility, it will have to adopt one or more alternatives, such as reducing or delaying planned expansion and capital expenditures, selling assets, restructuring debt or obtaining additional equity or debt financing. No assurance can be given that the aforementioned sources of funds will be sufficient to finance the Company's expansion, or that other financing will be available on acceptable terms, in a timely manner or at all. In addition, the 11% Notes, the 10.75% Notes, the New Bank Credit Facility and the Notes contain certain restrictions on the ability of the Company to incur additional indebtedness. Following the Offering, availability under the New Bank Credit Facility will effectively be reduced by the cost to redeem all of the 10.75% Notes and will be subsequently increased if and to the extent the Company funds a redemption of the 10.75% Notes. If the Company is unable to secure additional financing, it could be forced to limit or suspend expansion, development and acquisition projects, which may adversely affect the Company's business, financial condition and results of operations. See "-- Holding Company Structure and Ability to Service Debt," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of Notes" and "Description of Other Indebtedness."

GOVERNMENTAL GAMING REGULATION

     The ownership and operation of the Company's gaming facilities and the Par-A-Dice are subject, and the Atlantic City Project will be subject, to extensive regulation by state and local regulatory authorities. Nevada, Mississippi, Missouri, Louisiana, Illinois and New Jersey have each promulgated detailed regulations governing gaming operations. Regulatory authorities in these states have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit the Company's gaming licenses, impose substantial fines and take other actions, any one of which could have a material adverse effect on the Company's business, financial condition and results of operations. Directors, officers and certain key employees of the Company must also be approved by certain state regulatory authorities. If state regulatory authorities were to find a person occupying any such position unsuitable, the Company would be required to sever its relationship with that person. Charles L. Ruthe, President and a director of the Company, has been on a leave of absence as President and a director of the Company since September 1995 pending investigation by the Missouri Gaming Commission of certain matters relating to Mr. Ruthe's suitability to hold a Missouri gaming license. There can be no assurance that Mr. Ruthe's application for a Missouri gaming license will be granted. Certain public issuances of securities and certain other transactions by the Company also require the approval of certain state regulatory authorities. In addition, Mississippi gaming authorities must approve any future expansion of the Company's gaming operations outside of Mississippi.

     The Company operates the Silver Star pursuant to a management agreement with the Mississippi Band of Choctaw Indians. The operation and management of the Silver Star is subject to the regulatory authority of the National Indian Gaming Commission ("NIGC") and the Choctaw Gaming Commission. Under the Indian Gaming Regulatory Act of 1988 ("IGRA"), management contracts for Indian gaming facilities must be approved by the NIGC. In addition, the Company, its directors, persons with management responsibility, certain owners of the Company and certain persons with a financial interest in the management agreement (as determined by the NIGC and the Choctaw Gaming Commission) must provide background information and be investigated by the NIGC and the Choctaw Gaming Commission in connection with the approval of the management agreement by the NIGC and issuance of a license to the Company to operate a gaming facility by the Choctaw Gaming Commission. Persons who acquire beneficial ownership of the Company's securities may be subject to certain reporting and qualification procedures established by the NIGC and the Choctaw Gaming Commission. Such limitations could adversely affect the marketability of the Notes or could affect or prevent certain corporate transactions, including mergers or other business combinations.

     The Company is subject to a variety of regulations in the jurisdictions in which it operates. If additional gaming regulations are adopted in a jurisdiction in which the Company operates, such regulations could impose restrictions or costs that could have a material adverse effect on the Company. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which the Company has existing or planned operations that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and the Company. No assurance can be given that such legislation will not be enacted. The federal government has also previously considered a federal tax on casino revenues and may consider such a tax in the future. In addition, gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees could adversely affect the Company.

ENVIRONMENTAL RISKS

     The Company is subject to certain federal, state and local environmental, safety and health laws, regulations and ordinances that apply to non-gaming businesses generally, such as the Clean Air Act, Clean Water Act, Occupational Safety and Health Act, Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act. The Company has not made, and does not anticipate making, material expenditures with respect to such environmental, safety and health laws, regulations and ordinances. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to the Company's operations. For example, in 1990 the U.S. Congress enacted the Oil Pollution Act to establish a comprehensive federal oil spill response and liability framework. Pursuant to the Oil Pollution Act, the Department of Transportation implemented regulations requiring owners and operators of certain vessels, including the Company, to establish and maintain through the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential liability under both the Oil Pollution Act and the Comprehensive Environmental Response, Compensation, and Liability Act for discharges or threatened discharges of oil or hazardous substances. This requirement may be satisfied by either proof of adequate insurance (including self-insurance) or the posting of a surety bond or guaranty. Any significant environmental liability or compliance costs could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION OF RIVERBOATS

     The riverboats operated by the Company must comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety. Each of them must hold a Certificate of Seaworthiness or must be approved by the American Bureau of Shipping ("ABS") for stabilization and flotation, and may also be subject to local zoning and building codes. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a vessel's Certificate of Seaworthiness or ABS approval would preclude its use as a floating casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility for all cruising riverboats at five-year intervals. Currently, the closest such facility to Sam's Town Kansas City is located in St. Louis, Missouri. The travel to and from such docking facility, as well as the time required for inspections of the Sam's Town Kansas City and Treasure Chest riverboats, and, if the Par-A-Dice Acquisition is consummated, the Par-A-Dice riverboat, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect the Company's business, financial condition and results of operations.

MANAGEMENT AGREEMENTS OF LIMITED DURATION

     The management agreement for the Silver Star, which is owned by the Mississippi Band of Choctaw Indians, expires in July 2001. The Company must submit any renewal of the management agreement to the NIGC, which has the right to review management agreements. There can be no assurance that the current management agreement will be renewed upon expiration or approved by the NIGC upon any such review. The failure to renew the Company's management agreement would result in the loss of revenues to the Company derived from the Silver Star management agreement, which could have a material adverse effect on the Company. The NIGC also has the authority to reduce the term of a management agreement or the management fee or otherwise require modification of the agreement, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company manages the Treasure Chest pursuant to a management agreement with Treasure Chest L.L.C., owner of the Treasure Chest. The management agreement's initial five-year term expires in June 1999, subject to extension at the Company's option if certain operating results are achieved. For a number of reasons, including to better focus the management and financial resources of the Company and to facilitate the timing of the Company's application for an Illinois gaming license in connection with the Par-A-Dice Acquisition, the Company has determined to pursue a sale of its ownership interest in Treasure Chest L.L.C. In the event of such a sale or other substantial alteration of the Company's interest in Treasure Chest L.L.C., which the Company currently anticipates within the next three months, the management agreement between the Company and Treasure Chest L.L.C. would likely be terminated. See
"Business -- Properties -- Central Region Properties."

RELIANCE ON CERTAIN MARKETS

     The California and the Fremont derive a substantial portion of their customers from the Hawaiian market. In fiscal 1996, patrons from Hawaii made up over 80% of the room nights at the California and over 65% at the Fremont. An increase in fuel costs or transportation prices, a decrease in airplane seat availability or a deterioration of relations with tour and travel agents, as they affect travel between the Hawaiian market and the Company's facilities, could adversely affect the Company's business, financial condition and results of operations. The Company's Las Vegas properties also draw a substantial number of customers from certain other specific geographic areas, including Southern California, Arizona, Las Vegas and the Midwest. Sam's Town Tunica draws patrons from northern Mississippi, western Tennessee (principally Memphis) and Arkansas. The Treasure Chest appeals primarily to local market patrons and attracts patrons from the western suburbs of New Orleans. The Silver Star draws customers from central Mississippi, including the greater Jackson area, and central Alabama, including Birmingham, Montgomery and Tuscaloosa. Sam's Town Kansas City draws customers from the greater Kansas City metropolitan area, as well as from other parts of Missouri and Kansas. The Par-A-Dice draws customers not only from the greater Peoria area but also from Chicago, Indiana, Iowa and Missouri. Adverse economic conditions in any of these markets, or the failure of the Company's facilities to continue to attract customers from these geographic markets as a result of increased competition in those markets, could have a material adverse effect on the Company's business, financial condition and results of operations.

POSSIBLE LIMITATIONS ON ENFORCEABILITY OF GUARANTIES

     The Guaranties of the Notes provide a basis for a direct claim against the Guarantors; however, it is possible that the Guaranties may not be enforceable. The obligation of each of the Guarantors of the Notes may be subject to review under state or federal fraudulent transfer laws. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of a subsidiary, such as a trustee in bankruptcy or such Guarantor as debtor-in-possession, were to find that at the time such obligation was incurred, such Guarantor, among other things, (a) did not receive fair consideration or reasonably equivalent value therefor and (b) either (i) was insolvent, (ii) was rendered insolvent,
(iii) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could avoid such Guarantor's obligation and direct the return of any payments made under the Guaranty to such Guarantor or to a fund for the benefit of its creditors. Moreover, regardless of the factors identified in the foregoing clauses (i) through (iv), such court could avoid such obligation and direct such repayment, if it found that the obligation was incurred with intent to hinder, delay or defraud such Guarantor's creditors. In any such event, the holders of the Notes would have to seek repayment from other Guarantors whose guarantee obligations had not been avoided.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.


     Furthermore, the Guarantors may be or become subject to contractual restrictions on their ability to make payments on their Guaranties. The Indenture relating to the 11% Notes limits the making of certain Restricted Payments (as defined in the 11% Indenture), which could include payments by CH&C and its subsidiaries in respect of their Guaranties of the Notes. Although the Company expects CH&C will have substantial capacity to make Restricted Payments, there can be no assurance that it would be permitted under the terms of the 11% Notes to make a payment in the full amount of the Guaranty, or that it would be able to redeem such 11% Notes (which are callable beginning December 1, 1997) or obtain the necessary consents to permit such a payment in full. As of June 30, 1996, CH&C had the capacity to make approximately $44 million of Restricted Payments. The Company has covenanted that it will not permit CH&C to make any payments which would constitute Restricted Payments under the 11% Indenture other than payments under the Guaranties and payments to the Company which are used by the Company to pay amounts due under the Notes. See "Description of Other Indebtedness -- 11% Senior Subordinated Notes" and "Description of Notes."



     If the Guaranties are not enforceable, the Notes will effectively be subordinated to all indebtedness and liabilities including trade payables and accrued liabilities of the Guarantors. On June 30, 1996, after giving effect to the Offerings, the Par-A-Dice Acquisition, redemption of the 10.75% Notes and Mary's Prize Sale, the Guarantors had aggregate trade payables, including accrued liabilities of approximately $75 million and total consolidated long-term debt of approximately $530 million, of which $185 million represents the 11% Notes and $337 million represents borrowings under the New Bank Credit Facility, for which CH&C (one of the Guarantors) serves as a co-obligor with the Company. Additionally, the Guarantors have other liabilities, including contingent liabilities, which may be substantial.


REGULATORY REDEMPTION

     If the ownership of any of the Notes by any person or entity will preclude, interfere with, threaten or delay the issuance, maintenance, existence or reinstatement of any gaming or liquor license, permit or approval, or result in the imposition of burdensome terms or conditions on such license, permit or approval, as determined by any governmental authority or the Board of Directors of the Company, such holder shall be required to dispose of such Notes within a specified time and, if the holder of the Notes fails to dispose of them within such time, the Company shall have the right to redeem the Notes at a price, without accrued interest, if any, equal to the lowest of the holder's cost, the principal amount of such Notes or the average of the current market prices of such Notes. See "Description of Notes -- Mandatory Disposition or Redemption Pursuant to Gaming Laws."

LACK OF SUFFICIENT FUNDS TO EFFECT REPURCHASE


     Under certain circumstances, including the occurrence of a Change of Control (or, if the Notes have been rated "investment grade" upon a Change of Control and a ratings decline), the Company may be required to effect the repurchase of all or a portion of the Notes. The inability of the Company to repurchase the Notes upon a Change of Control would constitute an event of default under the Indenture for the Notes. Events constituting a Change of Control also would generally constitute an "event of default" under the New Bank Credit Facility and certain existing debt agreements, causing the possible acceleration of the obligation to repay such indebtedness, which as of June 30, 1996 and after giving effect to the Par-A-Dice Acquisition, redemption of the 10.75% Notes and the Mary's Prize Sale aggregated approximately $344 million. In addition, events constituting a Change of Control would generally require the Company to offer to repurchase the 11% Notes, of which an aggregate principal amount of $185 million is outstanding. See "Description of Other Indebtedness." The Company's failure to repay or repurchase such indebtedness would constitute an event of default under the Indenture for the Notes. There can be no assurance that at the time of any required repurchase the Company will have sufficient funds to effect all or any portion of such repurchase.


CONTROL BY BOYD FAMILY


     William S. Boyd, Chairman and Chief Executive Officer of the Company, together with his immediate family, beneficially own 55.7% of the outstanding shares of Common Stock of the Company as of June 30, 1996, (52.0% after giving effect to the Common Stock Offering, assuming no exercise of the underwriters' over-allotment option). As a result, the Boyd family has the ability to significantly influence the affairs of the Company, including the election of all of the directors of the Company and, except as otherwise provided by law, approving or disapproving other matters submitted to a vote of the

Company's stockholders, including a merger, consolidation or sale of assets. In addition, if the Boyd family were to sell its shares to a single investor or limited group of investors, resulting in those investors' beneficial ownership of 50% or more of the Company's voting stock, a Change in Control could be deemed to have occurred in connection with the Notes.

LACK OF PUBLIC MARKET

     The Notes are a new issue of securities, have no established trading market and may not be widely distributed. The Underwriters have informed the Company that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so and may discontinue such market-making activities at any time without notice to the holders of the Notes. Accordingly, there can be no assurance that a trading market for the Notes will develop or be maintained. Moreover, if a market for the Notes does not develop, holders may not be able to resell the Notes for an extended period of time, if at all. If a trading market develops for the Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities.

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering, after deduction of selling and offering expenses, are estimated to be approximately $196 million. The Company intends to use the net proceeds of the Offering to reduce outstanding indebtedness under its New Bank Credit Facility without reducing the commitment thereunder. Amounts available under the New Bank Credit Facility are expected to be used to effect the redemption of the 10.75% Notes, to fund the Par-A-Dice Acquisition and for general corporate purposes. If the concurrent Common Stock Offering is consummated, the net proceeds from that offering are estimated to be approximately $33.5 million ($38.6 million if the underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds to reduce outstanding indebtedness under its New Bank Credit Facility without reducing the commitment thereunder. The redemption of the 10.75% Notes is only expected to be effected in the event the Offering is consummated.


     Borrowings under the New Bank Credit Facility mature in June 2001 and bear interest based on the agent bank's reference rate or the London Interbank Offered Rate, at the Company's discretion. As of July 1, 1996, the interest rate for the New Bank Credit Facility was 7.2% per annum. The indebtedness under the New Bank Credit Facility was used to pay outstanding amounts under the Company's and certain of its subsidiaries' former bank credit facilities ("Former Bank Credit Facilities") and for general corporate purposes. The Company expects to incur substantial additional borrowings under the New Bank Credit Facility to effect the redemption of the 10.75% Notes, to fund the Par-A-Dice Acquisition and for general corporate purposes. For a description of the New Bank Credit Facility, see "Description of Other Indebtedness -- New Bank Credit Facility." The 10.75% Notes mature in September 2003 and bear interest at a rate of 10.75% per annum, payable semi-annually. The aggregate principal amount of the 10.75% Notes is $150 million. For a description of the 10.75% Notes, see "Description of Other Indebtedness -- 10.75% Senior Subordinated Notes."

                                 CAPITALIZATION


     The following sets forth (i) the consolidated capitalization of the Company as of June 30, 1996, (ii) such capitalization, pro forma to give effect to the Par-A-Dice Acquisition (without giving effect to the Offerings), (iii) such capitalization as adjusted to give effect to the Offerings (without giving effect to the Par-A-Dice Acquisition or to the exercise of the underwriters' over-allotment option in connection with the Common Stock Offering), and (iv) the capitalization as adjusted and pro forma to reflect the Par-A-Dice Acquisition, redemption of the 10.75% Notes and Mary's Prize Sale. The information provided below is not meant to indicate the expected sequence of events, but rather is provided to separately disclose the effect of each event on the consolidated capitalization of the Company. In particular, the Company does not anticipate that consummation of the Par-A-Dice Acquisition will occur prior to consummation of the Offerings. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project." This table should be read in conjunction with the pro forma consolidated financial statements of the Company and the consolidated financial statements of the Company and of Par-A-Dice Gaming, which are included elsewhere or incorporated in this Prospectus.



                                                                   JUNE 30, 1996
                                                ----------------------------------------------------
                                                           PRO FORMA FOR   AS ADJUSTED   AS ADJUSTED
                                                            PAR-A-DICE       FOR THE       AND PRO
                                                 ACTUAL     ACQUISITION     OFFERINGS       FORMA
                                                --------   -------------   -----------   -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents.....................  $ 48,980     $   51,701      $ 48,980      $ 51,701
                                                ========     ==========      ========      ========
Long-term debt, including current portion
  New Bank Credit Facility(a)(b)..............  $235,000     $  411,558      $  5,856      $337,489
  9.25% Senior Notes Due 2003(c)..............        --             --       200,000       200,000
  11% Senior Subordinated Notes due 2002(d)...   185,000        185,000       185,000       185,000
  10.75% Senior Subordinated Notes due
     2003(e)..................................   150,000        150,000       150,000            --
  Other(b)....................................    24,839         24,839        24,839         7,265
                                                --------     ----------      --------      --------
          Total long-term debt................   594,839        771,397       565,695       729,754
Stockholders' equity..........................   233,257        233,257       266,707       262,057
                                                --------     ----------      --------      --------
          Total capitalization................  $828,096     $1,004,654      $832,402      $991,811
                                                ========     ==========      ========      ========


---------------
(a) Represents borrowings under the New Bank Credit Facility to effect the redemption of the 10.75% Notes to fund the Par-A-Dice Acquisition and for general corporate purposes. Such borrowings are guaranteed by certain existing and future subsidiaries of the Company and are secured.

(b) In connection with the Mary's Prize Sale for $20 million, approximately $17.6 million of associated debt was retired and the balance of the proceeds was applied to reduce amounts outstanding under the New Bank Credit Facility.


(c) The Notes are obligations of the Company and are guaranteed by certain existing and future subsidiaries of the Company.


(d) The 11% Notes are obligations of California Hotel Finance Corporation, a wholly-owned special purpose subsidiary of CH&C and are guaranteed on a senior subordinated basis by CH&C.

(e) The 10.75% Notes are obligations of the Company.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the fiscal years ended June 30, 1996, 1995 and for the fiscal year ended June 30, 1994 have been derived from the audited consolidated financial statements of the Company contained elsewhere in this Prospectus. The selected consolidated financial data presented below as of June 30, 1994 and as of and for the fiscal years ended June 30, 1993 and 1992, have been derived from audited consolidated financial statements of the Company not contained herein. Operating results for the fiscal years shown below are not necessarily indicative of the results that may be expected for future fiscal years.

                                                                          FISCAL YEAR ENDED JUNE 30,
                                                            ------------------------------------------------------
                                                              1996         1995       1994       1993       1992
                                                            --------     --------   --------   --------   --------
                                                                        (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA
Net revenues..............................................  $775,857     $660,340   $468,219   $431,174   $406,804
Operating expense.........................................   675,071      549,770    413,971    368,255    359,409
                                                            --------     --------   --------   --------   --------
Operating income..........................................   100,786      110,570     54,248     62,919     47,395
Interest expense, net(a)..................................    51,186       46,371     36,093     32,378     37,762
Gain on investment........................................        --           --         --      1,062         --
                                                            --------     --------   --------   --------   --------
Income before provision for income taxes, cumulative
  effect of
  a change in accounting principle and extraordinary
  item....................................................    49,600       64,199     18,155     31,603      9,633
Provision for income taxes................................    20,021       27,950      7,505     11,469      3,519
                                                            --------     --------   --------   --------   --------
Income before cumulative effect of a change in accounting
  principle and extraordinary item........................    29,579       36,249     10,650     20,134      6,114
Cumulative effect of a change in accounting for income
  taxes...................................................        --           --      2,035         --         --
                                                            --------     --------   --------   --------   --------
Income before extraordinary item..........................    29,579       36,249     12,685     20,134      6,114
Extraordinary item, net of tax............................    (1,435)          --         --     (7,397)        --
                                                            --------     --------   --------   --------   --------
Net income................................................    28,144       36,249     12,685     12,737      6,114
Dividends on preferred stock..............................        --           --        467      1,881      1,920
                                                            --------     --------   --------   --------   --------
Net income applicable to common stock.....................  $ 28,144     $ 36,249   $ 12,218   $ 10,856   $  4,194
                                                            ========     ========   ========   ========   ========
Ratio of earnings to fixed charges(b).....................      1.76         1.98       1.24       1.87       1.24
OTHER OPERATING DATA
Depreciation and amortization.............................  $ 60,626     $ 54,518   $ 42,136   $ 39,450   $ 38,853
Preopening expense........................................    10,004           --      4,605         --         --
Capital expenditures......................................    90,977      183,299    326,829     24,485     18,702

                                                                                   JUNE 30,
                                                            ------------------------------------------------------
                                                              1996         1995       1994       1993       1992
                                                            --------     --------   --------   --------   --------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA
Total assets..............................................  $953,425     $949,513   $836,297   $500,123   $467,133
Long-term debt (excluding current portion)................   590,808      587,957    525,637    364,927    317,106
Stockholders' equity......................................   233,257      202,613    164,405     72,686     62,668

---------------
(a) Net of interest income and amounts capitalized.

(b) For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before fixed charges and income taxes, adjusted to exclude interest capitalized, and "fixed charges" consist of interest cost and a portion of rental cost deemed to be interest.

                            BOYD GAMING CORPORATION

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying pro forma consolidated financial statements present pro forma information for the Company and Par-A-Dice Gaming giving effect to the Par-A-Dice Acquisition using the purchase method of accounting. The pro forma consolidated financial statements of the Company are based on the historical consolidated financial statements of the Company and Par-A-Dice Gaming as of and for the year ended June 30, 1996.

     The accompanying pro forma consolidated income statements for the year ended June 30, 1996 have been presented as if the Par-A-Dice Acquisition occurred on July 1, 1995. The accompanying pro forma consolidated balance sheet as of June 30, 1996 has been presented as if the Par-A-Dice Acquisition occurred on June 30, 1996.

     The pro forma adjustments are based on currently available information and upon certain assumptions that management of the Company believes are reasonable under the circumstances.

     The accompanying pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma consolidated financial statements do not purport to represent what the Company's results of operations or financial position would actually have been if the Par-A-Dice Acquisition in fact had occurred at July 1, 1995 or June 30, 1996. The accompanying pro forma consolidated financial statements and the related notes thereto should be read in conjunction with the Company's consolidated financial statements and the consolidated financial statements of Par-A-Dice Gaming included elsewhere or incorporated in this Prospectus.

                            BOYD GAMING CORPORATION

                     PRO FORMA CONSOLIDATED BALANCE SHEETS
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                       ADJUSTMENTS
                                            COMPANY      PAR-A-DICE        AND            COMPANY
                                           HISTORICAL    HISTORICAL    ELIMINATIONS      PRO FORMA
                                           ----------    ----------    -----------       ----------
ASSETS
Current assets
  Cash and cash equivalents..............   $  48,980     $  2,721      $  176,558 (a)
                                                                            (3,000)(b)
                                                                           (16,500)(c)
                                                                          (157,058)(d)   $   51,701
  Accounts receivable, net...............      16,040          339                           16,379
  Inventories............................       6,531          272                            6,803
  Prepaid expenses.......................      15,265          654                           15,919
                                             --------      -------                       ----------
     Total current assets................      86,816        3,986                           90,802
Property, equipment and leasehold
  interests, net.........................     797,593       53,760           7,164 (d)       858,517
Other assets and deferred charges........      58,489        1,254           3,000 (b)
                                                                            (1,117)(d)       61,626
Goodwill and intangibles, net............      10,527           --         114,536 (d)       125,063
                                             --------      -------        --------       ----------
     Total assets........................   $ 953,425     $ 59,000      $  123,583       $1,136,008
                                             ========      =======        ========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt......   $   4,031     $  2,400      $   (2,400)(c)   $    4,031
  Accounts payable.......................      47,193          983                           48,176
  Accrued liabilities
     Payroll and related.................      22,956           --                           22,956
     Interest and other..................      20,956        4,042                           24,998
  Income taxes payable...................         678           --                              678
                                             --------      -------        --------       ----------
     Total current liabilities...........      95,814        7,425          (2,400)         100,839
Long-term debt, net of current
  maturities.............................     590,808       14,100         176,558 (a)
                                                                           (14,100)(c)      767,366
Deferred income taxes....................      33,546           --                           33,546
Minority interest........................          --        1,000                            1,000
Commitments..............................
Stockholders' equity
  Preferred stock........................          --           --                               --
  Common stock...........................         572           --                              572
  Additional paid-in capital.............     102,583        8,788          (8,788)(d)      102,583
  Retained earnings......................     130,102       27,687         (27,687)(d)      130,102
                                             --------      -------        --------       ----------
     Total stockholders' equity..........     233,257       36,475         (36,475)         233,257
                                             --------      -------        --------       ----------
     Total liabilities and stockholders'
       equity............................   $ 953,425     $ 59,000      $  123,583       $1,136,008
                                             ========      =======        ========       ==========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            BOYD GAMING CORPORATION

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                            YEAR ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                                                         ADJUSTMENTS
                                          COMPANY       PAR-A-DICE           AND              COMPANY
                                         HISTORICAL     HISTORICAL      ELIMINATIONS         PRO FORMA
                                         ----------     ----------     ---------------       ---------
Revenues
  Casino...............................   $ 548,167      $ 97,829         $                  $ 645,996
  Food and beverage....................     142,420         7,742                              150,162
  Rooms................................      69,645             0                               69,645
  Other................................      49,895         2,296                               52,191
  Management fees and joint venture....      41,576             0                               41,576
                                           --------       -------          --------           --------
Gross revenues.........................     851,703       107,867                              959,570
Less promotional allowances............      75,846         2,003                               77,849
                                           --------       -------          --------           --------
     Net revenues......................     775,857       105,864                              881,721
                                           --------       -------          --------           --------
Costs and expenses
  Casino...............................     273,545        32,508                              306,053
  Food and beverage....................      99,213         7,633                              106,846
  Rooms................................      25,842             0                               25,842
  Other................................      36,830         2,886                               39,716
  Selling, general and
     administrative....................     114,497        26,691                              141,188
  Maintenance and utilities............      30,171         2,852                               33,023
  Depreciation and amortization........      60,626         4,454             3,063 (e)(f)       68,143
  Corporate expense....................      24,343            --                               24,343
  Preopening expense...................      10,004            --                               10,004
                                           --------       -------          --------           --------
     Total.............................     675,071        77,024             3,063            755,158
                                           --------       -------          --------           --------
Operating income.......................     100,786        28,840            (3,063)           126,563
                                           --------       -------          --------           --------
Other income (expense)
  Interest income......................       1,174           537               (84)(g)          1,627
  Interest expense, net of amounts
     capitalized.......................     (52,360)       (1,379)          (11,862)(h)(i)     (65,601)
                                           --------       -------          --------           --------
     Total.............................     (51,186)         (842)          (11,946)           (63,974)
                                           --------       -------          --------           --------
Income before provision for income
  taxes and extraordinary item.........      49,600        27,998           (15,009)            62,589
Provision for income taxes.............      20,021           393             4,283 (j)          24,697
                                           --------       -------          --------           --------
Income from continuing operations......   $  29,579      $ 27,605         $ (19,292)         $  37,892
                                           ========       =======          ========           ========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            BOYD GAMING CORPORATION

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

     The pro forma adjustments contained in the accompanying pro forma consolidated financial statements reflect:

(a) The proceeds from borrowings under the New Bank Credit Facility to fund the Par-A-Dice Acquisition.

(b) The payment of fees related to the Par-A-Dice Acquisition.

(c) The retirement of assumed indebtedness of Par-A-Dice Gaming.

(d) The payment of approximately $157,058 to the Par-A-Dice Gaming shareholders, the transfer of certain assets of $1,117 not associated with the Par-A-Dice to the Par-A-Dice Gaming shareholders (the "Transferred Assets"), the elimination of Par-A-Dice Gaming's equity ($8,788 in common stock and $27,687 in retained earnings) and the allocation of the excess purchase price over historical value of acquired assets ($7,164 additional amounts allocated to property, equipment and leasehold interest related to construction in process of the hotel facility, $114,536 allocated to intangibles-license rights) based on the Company's estimates of the fair market values of the assets being acquired.

(e) The elimination of Par-A-Dice Gaming's historical depreciation and amortization expense for the year ended June 30, 1996.

(f) Depreciation and amortization expense as follows:

                                                          AMOUNT      LIFE     DEPRECIATION
                                                         --------     ----     ------------
      Land.............................................  $  1,453      --             --
      Buildings, equipment and leasehold interest......    38,373       8         $4,454
      Construction in process -- Hotel.................    21,098      --             --
                                                         --------              ------------
        Total property, equipment and leasehold
           interest....................................    60,924                  4,454
      Other assets.....................................     3,000      15            200
      Intangibles-license rights.......................   114,536      40          2,863
                                                                               ------------
           Total.......................................                           $7,517
                                                                               ==========

(g) The elimination of interest income of $84 for the year ended June 30, 1996 related to the Transferred Assets.

(h) The elimination of Par-A-Dice Gaming's historical interest expense for the year ended June 30, 1996.

(i) Interest expense on $176,558 in debt at an assumed interest rate of 7.5%.

(j) An adjustment to the provision for income taxes of $4,283, for the year ended June 30, 1996 in order to result in a 36% combined state and federal corporate tax rate due to the conversion of Par-A-Dice Gaming from Subchapter S status to C corporate status under the Internal Revenue Code.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain Income Statement Data for the Company's properties. As used herein, "Boulder Strip Properties" consists of Sam's Town Las Vegas, the Eldorado and the Jokers Wild; "Downtown Properties" consists of the California and the Fremont; and "Central Region Properties" consists of Sam's Town Tunica, Sam's Town Kansas City (opened September 1995), management fee income from the Silver Star, and management fee and joint venture income from the Treasure Chest (opened September 1994).

                                                              FISCAL YEAR ENDED JUNE 30,
                                                          ----------------------------------
                                                            1996         1995         1994
                                                          --------     --------     --------
                                                                    (IN THOUSANDS)
INCOME STATEMENT DATA
Net revenues
     Stardust...........................................  $194,513     $193,563     $195,899
     Boulder Strip Properties...........................   189,315      168,036      125,087
     Downtown Properties................................   139,602      135,232      137,726
     Central Region Properties..........................   245,204      163,509        9,507
                                                          --------     --------     --------
          Total Properties..............................  $768,634     $660,340     $468,219
                                                          =========    =========    =========
Operating income
     Stardust...........................................  $ 30,748     $ 30,688     $ 26,713
     Boulder Strip Properties...........................    23,904       15,551       20,686
     Downtown Properties................................    18,444       22,561       23,583
     Central Region Properties..........................    66,681       68,486        2,439
     Preopening expense.................................   (10,004)          --       (4,605)
                                                          --------     --------     --------
          Total Properties..............................  $129,773     $137,286     $ 68,816
                                                          =========    =========    =========

RECENT DEVELOPMENTS

     In the fourth quarter of fiscal 1996, the Company reported net income (before the write-off of a $1.4 million extraordinary item) of $3.5 million, as compared to approximately $12 million in the same period in fiscal 1995. For the first quarter of fiscal 1997, management expects that the Company's operating results will continue to be adversely affected by certain competitive trends which affected the Company's results during the fourth fiscal quarter of 1996, and at Sam's Town Tunica, by the effect of construction disruption related to ongoing construction projects, as well as trends specific to the first quarter of fiscal 1997.

     Sam's Town Tunica experienced an 80% decline in operating income in the fourth quarter of fiscal 1996 and continues to experience operating results well below those historically achieved. Management believes that the property has been adversely affected by the opening of new gaming facilities in April and June of 1996 and disruption from the ongoing construction of an additional 350 hotel rooms and a 1,000-car parking garage. The construction is not anticipated to be completed prior to the middle of December 1996. As a result of the ongoing impact of these factors, Sam's Town Tunica is expected to post fiscal 1997 first quarter results that are higher than those in the fourth quarter of fiscal 1996, though well below those experienced in the comparable prior year period.

     Sam's Town Kansas City reported an operating loss of $5 million (before the write-off of preopening expenses) in 1996. The property is expected to continue to report poor results during the first quarter of fiscal 1997. Management attributes the poor performance to high fixed costs and substantial advertising and promotional expenses incurred in response to the highly competitive operating environment. The

Company is in the process of developing and implementing new marketing programs and making certain physical and equipment changes in an effort to improve revenues. While management expects results to slightly improve in the first quarter of fiscal 1997 as compared to the fourth quarter of fiscal 1996, Sam's Town Kansas City is expected to face increased competition following the anticipated opening of two new gaming facilities in the near future. Further, there can be no assurance when, or if, Sam's Town Kansas City will achieve profitability.

     In addition, management expects that the first quarter of fiscal 1997 may be adversely affected by competitive pressures specific to the quarter. In particular, the Stardust has experienced a decline in revenue and an increase in general marketing costs during the first quarter of fiscal 1997 as compared to the comparable prior year period. These results are, in part, attributable to historical seasonal patterns experienced by the Stardust as well as to increased competition in Las Vegas, as evidenced by the opening of new gaming facilities in April and June of 1996.

     As a result of the factors described above, management expects that the Company's operating results for the first quarter of fiscal 1997 will likely be well below those of the comparable prior fiscal year period. The Company expects to report a net loss for the quarter. See "Risk Factors -- Recent Earnings Decline" and "-- Competition."

FISCAL 1996 COMPARED TO FISCAL 1995

     Consolidated net revenues increased 17.5% for fiscal 1996 compared to fiscal 1995. The increase in net revenues for fiscal 1996 resulted primarily from the opening of Sam's Town Kansas City in September 1995, increased revenues at Sam's Town Las Vegas of 14.9% and increased revenues at Sam's Town Tunica of 8.2%. In the Company's Central Region, which consists of Sam's Town Tunica, Sam's Town Kansas City, the Silver Star and the Treasure Chest, revenue increased 50% for fiscal 1996 compared to fiscal 1995 while in the Company's Nevada Region, which consists of the Stardust, Sam's Town Las Vegas, the Eldorado, Jokers Wild, the California and the Fremont, revenue increased 5.4% for fiscal 1996 compared to fiscal 1995. Revenue growth on a consolidated basis in fiscal 1996 was achieved in all major revenue categories, with casino revenue increasing 18.3%, room revenue increasing 5.7%, food and beverage revenue increasing 12.7% and management fee and joint venture income increasing 16.3% compared to fiscal 1995. Slot revenue, which continued to account for more than 70% of casino revenue, increased 22% in fiscal 1996 compared to fiscal 1995. This increase in slot revenue was primarily attributable to the opening of Sam's Town Kansas City in September 1995 and to a 24% increase in slot revenue at Sam's Town Las Vegas. Table games revenue, the only other significant component of casino revenue, increased 10.6% in fiscal 1996 compared to fiscal 1995 primarily as a result of the opening of Sam's Town Kansas City. Company-wide room revenue increased 5.7% in fiscal 1996 compared to fiscal 1995 as a result of a 5.9% increase in occupied rooms and a 6.3% increase in the average daily room rate. The Company's hotel rooms posted an overall occupancy percentage of 96% in fiscal 1996 compared to 95% in fiscal 1995 with occupancy at Sam's Town Tunica increasing to 95% in fiscal 1996 from 87% in fiscal 1995 and occupancy at Sam's Town Las Vegas increasing to 96% in fiscal 1996 compared to 92% in fiscal 1995. The increase in occupied rooms was attributable to the openings of the Sam's Town Tunica rooms expansion (300 rooms opened in December 1994) and the California rooms expansion (146 rooms opened in December 1994). Both of these rooms expansion projects were open for the entire fiscal 1996 but were only open for the last six months of fiscal 1995. Occupancy statistics do not include rooms at Main Street Station which the Company uses to augment the rooms base at the California and the Fremont. The Main Street Station property was purchased in December 1993 as a closed casino hotel facility and is currently undergoing an extensive renovation and expansion project. The Company expects to open this renovated and expanded property in fiscal 1997 as a complete casino hotel facility.

     Consolidated operating income declined 8.8% for fiscal 1996 as compared to fiscal 1995 while consolidated operating income margins declined to 13.0% from 16.7%. This decline in consolidated operating income and consolidated operating income margins was primarily attributable to the write-off of preopening expenses related to the opening of Sam's Town Kansas City on September 13, 1995. This preopening charge, which amounted to $10 million, was taken in the first quarter of fiscal 1996. Consolidated operating income for fiscal 1996 before the write-off of preopening expenses increased slightly compared to fiscal 1995 while consolidated operating income margins was 14.3% in fiscal 1996 compared to 16.7% in fiscal 1995. In the Company's Nevada Region, operating income increased 6.2% for fiscal 1996 compared to fiscal 1995 while consolidated operating income margins increased to 14.0% for fiscal 1996 from 13.8% in fiscal 1995. This increase in operating income and operating income margins was primarily attributable to increases at Sam's Town Las Vegas of 83% and 4.3 percentage points, respectively, offset by declines at the Downtown Properties of 18.2% and
3.5 percentage points, respectively. In the Company's Central Region, operating income before the write-off of preopening expenses related to Sam's Town Kansas City decreased 2.6% in fiscal 1996 compared to fiscal 1995 while operating income margins declined to 27% primarily as a result of an operating loss at Sam's Town Kansas City and a decline in operating income margin at Sam's Town Tunica to 21.8% in fiscal 1996. Operating income in the Central Region includes management fee and joint venture income related to the Company's Silver Star and Treasure Chest operations.

     Net revenues at the Stardust increased 0.5% for fiscal 1996 as compared to the prior fiscal year. Casino and food and beverage revenues declined 0.5% and 1.6%, respectively, while rooms revenue increased 3.4% and showroom revenue increased 9.3% for fiscal 1996 as compared to fiscal 1995. Slot revenue declined 1.3% in fiscal 1996 with a 2.3% increase in wagering offset by lower net winnings. Table games revenue declined 4.1% for fiscal 1996 as compared to fiscal 1995 as a result of an increase of 4.3% in wagering offset by lower net winnings. Other casino revenues increased 11.9% for fiscal 1996 primarily as a result of a 28% increase in revenue in the sports book. Rooms revenue at the Stardust increased 3.4% for fiscal 1996 compared to fiscal 1995 with a 1.3% decline in occupied rooms offset by a 7.9% increase in average daily room rate. The Stardust posted an occupancy rate of 96% in fiscal 1996 versus 97% in the prior fiscal year. Operating income increased slightly in fiscal 1996 compared to fiscal 1995 and operating income margin was 15.8% compared to 15.9%, respectively for fiscal 1996 versus fiscal 1995. The slight decline in operating income margin was primarily the result of higher advertising and promotional expenses not fully offset by increased operating income and operating income margin in the rooms department.

     Net revenues for the Boulder Strip Properties increased 12.7% for fiscal 1996 versus fiscal 1995 primarily as a result of increased revenues at Sam's Town Las Vegas. Sam's Town Las Vegas revenue increased 14.9% for fiscal 1996 while revenues increased 6.8% at Jokers Wild and declined slightly at the Eldorado. Casino revenues at the Boulder Strip Properties increased 16.7% for fiscal 1996 versus fiscal 1995, while rooms revenue increased 4.7% and food and beverage revenue increased 4.8%. Operating income at the Boulder Strip Properties increased 54% for fiscal 1996 compared to fiscal 1995 while operating income margin increased 3.3 percentage points to 12.6% for fiscal 1996. Sam's Town Las Vegas posted increases in operating income and operating income margin of 83% and 4.3 percentage points, respectively for the 1996 fiscal year. Operating income margins increased 2.5 percentage points at the Eldorado and declined 2.3 percentage points at Jokers Wild for fiscal 1996 versus fiscal 1995. The increase in operating income margin at the Eldorado was a result of increased casino revenue while the decline in operating income margin at Jokers Wild was primarily a result of increased expenses in the food and beverage department for fiscal 1996 versus fiscal 1995. Management believes that the significant increases in revenues, operating income and operating income margin at Sam's Town Las Vegas for fiscal 1996 versus fiscal 1995 were primarily attributable to the implementation of successful marketing programs creating increased customer awareness and visitation.

     Net revenues at the Downtown Properties increased 3.2% for fiscal 1996 compared to fiscal 1995. Net revenues at the California increased 1.4% while net revenues at the Fremont increased 5.2%. Casino revenues at the Downtown Properties were up slightly while food and beverage revenue increased 20% and rooms revenue declined slightly. Operating income and operating income margins at the Downtown Properties declined 18.2% and 3.5 percentage points, respectively in fiscal 1996 as compared to fiscal 1995. Operating income at the California declined 20% while operating income margin at the California declined
3.7 percentage points for fiscal 1996. The decline in operating income and operating income margin at the California was primarily the result of increased operating costs in the rooms and food and beverage departments and increased advertising and promotional costs. Operating income and operating income margin at the Fremont declined 15.6% and 3.1 percentage points, respectively for fiscal 1996 compared to fiscal 1995 primarily as a result of increased advertising and promotional costs. Construction of the Fremont Street Experience project, which was completed and opened to the public in December 1995, negatively impacted the Downtown Properties for the majority of the first and second fiscal quarters.

     Net revenues at the Central Region Properties increased 50% for fiscal 1996 versus 1995. The opening of Sam's Town Kansas City on September 13, 1995 accounted for the majority of the increase in fiscal 1996. Sam's Town Tunica revenues increased 8.2% for the 1996 fiscal year versus fiscal 1995 while management fees and joint venture income related to the Silver Star and the Treasure Chest operations increased 16.3%. Operating income in the Central Region (before the write-off of preopening expenses related to Sam's Town Kansas
City) declined 2.6% to $66.7 million for fiscal 1996. The decline in operating income was primarily a result of a $5 million operating loss at Sam's Town Kansas City and an 8.0% decline in operating income at Sam's Town Tunica, partially offset by a 16.3% increase in operating income from management fees and joint venture income. The operating loss at Sam's Town Kansas City was primarily attributable to revenues not sufficient to cover the high level of fixed costs associated with the operation of the facility and higher levels of advertising and promotional expenses aimed at increasing customer awareness and revenues. Results from Sam's Town Tunica were weakened due to severe weather during the third quarter of fiscal 1996, the effects of a new competitor opening at the beginning of the fourth fiscal quarter and the impact of construction disruption related to the 350-room hotel expansion project and construction of a 1,000-car parking garage which commenced in the second half of fiscal 1996.

     Interest expense, net of amounts capitalized, increased $3.9 million or 8.1% for fiscal 1996 compared to fiscal 1995 primarily as a result of less capitalized interest related to projects under development. Depreciation and amortization expense for fiscal 1996 increased $6.1 million or 11.2% compared to fiscal 1995 primarily as a result of the opening of Sam's Town Kansas City in September 1995 and a full year of depreciation of the Sam's Town Las Vegas expansion and the California rooms expansion projects which opened in December 1994.

     The Company's tax rate for fiscal 1996 was 40% compared to 44% in fiscal 1995. The Company's 1995 tax rate was affected by the increase in certain non-deductible expenses related to the Company's development efforts during that year.

     The Company recorded an extraordinary loss, net of tax, of $1.4 million in fiscal 1996. This extraordinary loss resulted from the write-off of unamortized bank loan fees in connection with its recent bank refinancing which was completed on June 19, 1996.

     As a result of these factors, net income before extraordinary item declined $6.7 million and net income declined $8.1 million for fiscal 1996 compared to fiscal 1995. Net income per common share declined to $0.49 for fiscal 1996 from $0.64 in fiscal 1995 primarily as a result of lower net income and slightly more additional shares outstanding.

FISCAL 1995 COMPARED TO FISCAL 1994

     Consolidated net revenues increased 41% for fiscal 1995 compared to fiscal 1994. This increase in net revenues in fiscal 1995 resulted from the Company's current expansion program which included the opening of Sam's Town Tunica in May 1994 and a subsequent rooms expansion project in December 1994, the opening of the Silver Star in July 1994 and a subsequent casino expansion in December 1994, the opening of the Treasure Chest in September 1994, the opening of Sam's Town Las Vegas expansion in July 1994 and the opening of the California rooms expansion in December 1994. The Company's Central Region, which consists of Sam's Town Tunica, the Silver Star and the Treasure Chest, accounted for more than 80% of the increase in net revenues. Only one of these properties was open prior to the start of the fiscal year, as Sam's Town Tunica was open for approximately one month in fiscal 1994. In the

Company's Nevada Region, net revenues increased 8.3% with net revenues at the Boulder Strip Properties increasing 34% and net revenues at the Stardust and Downtown Properties declining 1.2% and 1.8%, respectively. Net revenues at the Boulder Strip Properties were enhanced by the opening in July 1994 of the Sam's Town Las Vegas expansion and by the acquisition of the Eldorado and Jokers Wild in October 1993. The Company's revenue growth was achieved in all major revenue categories with casino revenue increasing 36%, room revenue increasing 45%, food and beverage revenue increasing 18.6% and other revenue increasing 28%. Management fee and joint venture revenue relating to the operation of the Silver Star, which opened in July 1994 and the Treasure Chest, which opened in September 1994, totaled $35.8 million for fiscal 1995. Slot revenue, which accounted for more than two-thirds of total casino revenue, increased 38% in fiscal 1995 compared to fiscal 1994. The increase in slot revenue was primarily attributable to the opening of Sam's Town Tunica in May 1994 and the opening of the Sam's Town Las Vegas expansion in July 1994. Table games revenue, the only other significant component of casino revenue, increased 39% also as a result of the opening of Sam's Town Tunica and the Sam's Town Las Vegas expansion. Company-wide room revenue increased 45% for fiscal 1995 compared to fiscal 1994 primarily as a result of a 25% increase in occupied rooms and a 12.7% increase in average daily room rate. The increase in occupied rooms was attributable to the opening of the Sam's Town Las Vegas expansion in July 1994 (650 rooms), the opening and subsequent expansion of Sam's Town Tunica (200 rooms opened May 1994 and an additional 308 rooms opened December 1994) and the opening of the California rooms expansion (146 rooms opened December 1994). The Company's hotel rooms posted an overall occupancy percentage of 95% in fiscal 1995 compared to 98% in fiscal 1994. Occupancy statistics do not include Main Street Station rooms which the Company uses to augment the rooms base at the California and the Fremont. Occupancy rates at the Stardust declined to 97% while Sam's Town Tunica posted an occupancy rate of 87% for fiscal 1995.

     Consolidated operating income increased 104% for fiscal 1995 compared to fiscal 1994 while consolidated operating income margins increased 5.1 percentage points to 16.7% for fiscal 1995 compared to 11.6% in fiscal 1994. The increase in operating income and operating income margins for fiscal 1995 was generated primarily by the Company's Central Region Properties which produced $68.5 million in operating income and posted a 42% operating income margin. In the Nevada Region, the Stardust operating income margin increased to 15.9% in fiscal 1995 from 13.6% in fiscal 1994 and operating income margins at the Boulder Strip and Downtown Properties declined to 9.3% and 16.7%, respectively, in fiscal 1995. Higher corporate expense related to the Company's development activities also impacted consolidated operating income margins. Operating income in the Central Region includes management fees and joint venture income related to the Silver Star and the Treasure Chest. Neither of these properties were open in fiscal 1994.

     Net revenues at the Stardust declined 1.2% for fiscal 1995 as compared to the prior fiscal year. Casino and food and beverage revenues declined 3.8% and 5.1% respectively, while rooms revenue increased 14.4% and showroom revenue increased 19.9%. Slot revenue declined 1.8% with a 3.5% increase in wagering offset by lower net winnings. Table games revenue declined 3.8% as a result of a decline of 2.2% in wagering combined with slightly lower net winnings. Other casino revenues declined 15.9% for fiscal 1995 with both the sports book and keno posting declines in wagering of 17.3% and 17.8% respectively, offset by slightly higher net winnings. The decline in wagering in the sports book was primarily attributable to the decline in baseball wagering due to the Major League Baseball strike. Rooms revenue at the Stardust increased 14.4% for fiscal 1995 compared to fiscal 1994 with a 2.6% decline in occupied rooms offset by a 15.7% increase in average daily room rate. The Stardust posted an occupancy rate of 97% in fiscal 1995 versus 99% in the prior fiscal year. Operating income margins increased 2.3 percentage points to 15.9% for fiscal 1995 versus 13.6% in fiscal 1994. The increase in the operating income margin was the result of increased operating income in the rooms department and showroom department combined with slight decreases in payroll and overhead expenses.

     Net revenues for the Boulder Strip Properties increased 34% for fiscal 1995 versus fiscal 1994 primarily as a result of the opening of the Sam's Town Las Vegas expansion in July 1994 and also as a result of the acquisition of the Eldorado and Jokers Wild in October 1993. Sam's Town Las Vegas revenue increased 31% as a result of the expansion with casino revenue increasing 22%, food and beverage revenue increasing 54% and increased rooms revenue as a result of having a full year of rooms revenue in fiscal 1995. For most of fiscal 1994 all 200 hotel rooms at Sam's Town Las Vegas were unavailable as a result of the expansion project. Net revenues at the Eldorado and Jokers Wild increased 40% and 56%, respectively, primarily as a result of their acquisition in October 1993. The operating income margin for the Boulder Strip Properties was 9.3% in fiscal 1995 versus 16.5% in fiscal 1994. The decline in the operating income margin was attributable to a decline in Sam's Town Las Vegas operating income margin to 7.3% from 15.6% and a decline in operating income margins at the Eldorado and Jokers Wild to 14.8% and 19.8%, respectively, from 18.3% and 23.7%, respectively. The decline in operating income margins at Sam's Town Las Vegas was primarily attributable to the growth in revenues which did not match the growth in expenses associated with the expanded property and increased competition, primarily the opening of a new property on the Boulder Strip. The decline in operating income margins at the Eldorado and Jokers Wild resulted from increased competition on the Boulder Strip.

     Net revenues at the Downtown Properties decreased 1.8% for fiscal 1995 as compared to fiscal 1994. Net revenues at the California increased 2.5% in fiscal 1995 with casino revenue increasing 1.5%, rooms revenue increasing 15.9% and food and beverage revenue declining 4.2%. Net revenues at the California were enhanced by the opening in December 1994 of a 146-room expansion project. At the Fremont, net revenues declined 6.1% with casino revenue declining 4.5% and rooms and food and beverage revenue declining 3.8% and 14.3%, respectively. During the third and fourth fiscal quarters, the Fremont and to a lesser extent the California were negatively impacted by the construction of the Fremont Street Experience. The construction of the Fremont Street Experience, as well as work on several adjacent streets, impeded the free flow of both vehicular and pedestrian traffic through downtown Las Vegas. The Company was negatively impacted by this construction until the Fremont Street Experience opened in December 1995. Operating income margins at the Downtown Properties were 16.7% in fiscal 1995 versus 17.1% in fiscal 1994 with operating income margins at the California of 17.5% in fiscal 1995 versus 18.7% in fiscal 1994 and operating income margins at the Fremont of 15.7% in fiscal 1995 versus 15.5% in fiscal 1994. The decline in operating income margin at the California was attributable to increased revenues in lower margin departments and certain inefficiencies associated with the opening of the new hotel rooms.

     The Central Region Properties produced net revenues of $163.5 million for fiscal 1995 versus $9.5 million in fiscal 1994. Sam's Town Tunica, in its first full year of operation, produced net revenues of $127.7 million while management fee and joint venture income from the Silver Star and the Treasure Chest totaled $35.8 million. Operating income and the operating income margin for fiscal 1995 was $68.5 million or 42%. Operating income was $32.7 million at Sam's Town Tunica while operating income from the Silver Star and the Treasure Chest totaled $35.8 million. The Central Region Properties results include the full revenues and income from Sam's Town Tunica which opened in May 1994, management fee income from the Silver Star which opened in July 1994 and management fee and joint venture income from the Treasure Chest which opened in September 1994. Net revenues, operating income and operating income margin were enhanced by the opening of a 308-room expansion at Sam's Town Tunica in December 1994 and a casino expansion at the Silver Star which opened in December 1994.

     Interest income for fiscal 1995 was $2.1 million compared to $3.4 million in fiscal 1994. Interest expense, net of amounts capitalized, increased $9.0 million or 22.7% for fiscal 1995 versus the prior year as a result of increased borrowings and higher interest rates. Depreciation expense for fiscal 1995 increased 29% primarily as a result of the openings of Sam's Town Tunica and the Sam's Town Las Vegas expansion.

     The Company's tax rate for fiscal 1995 was 44% as compared to 41% for fiscal 1994. The increase in the Company's tax rate was primarily a result of the increase in certain non-deductible expenses related to the Company's development efforts.

     As a result of these factors, net income before the cumulative effect of a change in accounting principle increased $25.6 million or 240% for fiscal 1995 as compared to fiscal 1994. Net income increased $24.0 million or 186% during fiscal 1995 compared to the prior fiscal year.


LIQUIDITY AND CAPITAL RESOURCES

     Cash Flow and Working Capital

     The Company's policy is to use operating cash flow and debt and equity financing to fund renovation of its properties and expansion of its business. With the opening of Sam's Town Kansas City in September 1995, the Company completed a significant expansion program and is in the process of another expansion program which includes the $40 million expansion of its Sam's Town Tunica facility, the $45 million expansion and renovation of Main Street Station, the $175 million Par-A-Dice Acquisition, the proposed $92 million development of a casino, hotel and entertainment facility in Reno, Nevada and the Company's anticipated $100 million investment in the Mirage Joint Venture. In addition, the Company continues to explore new opportunities for growth.

     For the year ended June 30, 1996, the Company's net cash provided by operating activities was $103.9 million compared to $83.1 million in the prior fiscal year. Net cash provided by operating activities in the prior fiscal year was negatively impacted by significant reductions in accounts payable and increases in other assets related to the opening of new properties and the timing of payments related to the opening of those projects. As of June 30, 1996, the Company had balances of cash and cash equivalents of approximately $49 million and had approximately $265 million of credit available under its New Bank Credit Facility.

     The Company's principal sources of funds for the year ending June 30, 1995 consisted of cash flows from operating activities of $83.1 million and borrowings under the Former Bank Credit Facilities. As of June 30, 1995, the Company had $12 million available under the Former Bank Credit Facilities. For the fiscal year ended June 30, 1994, the Company's principal sources of funds consisted of proceeds from the issuance of long-term debt of $148.5 million, proceeds from the issuance of Common Stock of $72.4 million and cash flows from operating activities of $75.8 million.

     Long-Term Debt

     In June 1996, the Company and its wholly-owned subsidiary, CH&C, entered into the New Bank Credit Facility, a $500 million five-year reducing revolving credit facility (under which $235 million in borrowings was outstanding at June 30, 1996) which replaced the Company's and certain of its subsidiaries' Former Bank Credit Facilities. See "Description of Other Indebtedness." Availability under the New Bank Credit Facility will be reduced by $25 million at the end of two and one-half years and reduced by an additional $50 million at the end of each six-month period thereafter until maturity in June 2001. Interest on the New Bank Credit Facility is based upon the agent bank's quoted reference rate or the London Interbank Offered Rate, at the discretion of the Company. The interest rate under the New Bank Credit Facility at July 1, 1996 was approximately 7.2%. The Company intends to use the proceeds of the Offerings to reduce outstanding indebtedness under the New Bank Credit Facility without reducing the commitment thereunder. The Company recently effected the Mary's Prize Sale for $20 million and retired $17.6 million of debt in connection therewith.

     Capital Expenditures

     The Company is committed to continually maintaining and enhancing its existing facilities, most notably by upgrading and remodeling its casinos, hotel rooms and restaurants and by providing the latest slot machines for its customers. The Company's capital expenditures for these purposes were $30.1 million, $23.5 million and $16.2 million in the years ended June 30, 1996, 1995 and 1994, respectively.

     For the year ended June 30, 1996, cash used in investing activities was $106 million, primarily related to the completion of Sam's Town Kansas City (approximately $36 million) and the acquisition of property and equipment (approximately $70 million). The Company's principal uses of funds for the two years ended June 30, 1995 consisted of cash used in investing activities, primarily for the acquisition of property and equipment, and cash used in financing activities, primarily cash paid to reduce long-term debt. For the year ended June 30, 1995, cash used in investing activities was $145.5 million, primarily related to the completion of the Sam's Town Las Vegas expansion and the construction of Sam's Town Kansas City. For the year ended June 30, 1994, cash used in investing activities was $310.4 million and was primarily related to the $105 million expansion project at Sam's Town Las Vegas and the construction of Sam's Town Tunica.

     Stockholders' Equity

     The Company's stockholders' equity increased from $202.6 million on June 30, 1995 to $233.3 million on June 30, 1996. The primary increase resulted from the Company's earnings during fiscal 1996. In addition, during fiscal 1996, 212,368 and 2,334 additional shares of Common Stock were issued pursuant to the Company's Employee Stock Purchase Plan and the Flexible Stock Incentive Plan, respectively.

     New Expansion Projects

     The Company is currently involved in several projects to expand its operations. On April 26, 1996 the Company entered into a definitive stock purchase agreement for the Par-A-Dice Acquisition for an aggregate consideration of approximately $175 million. Closing of the transaction is conditioned upon, among other things, approval by the Illinois Gaming Board. The Company plans to fund the Par-A-Dice Acquisition from borrowings under the New Bank Credit Facility. The Company began construction of a $40 million expansion at Sam's Town Tunica in April 1996. This project consists of a 350-room hotel tower and a 1,000-space parking garage. The Company recently began the renovation and expansion of Main Street Station. This project, which is expected to cost approximately $45 million, will include a redesign of the property's public space, expanded restaurant facilities, a refurbishment of the property's 400 hotel rooms, acquisition of new gaming equipment and increased parking. The Company plans to fund the Sam's Town Tunica expansion and Main Street Station renovation primarily from cash flow from operations and availability under the New Bank Credit Facility. The Company recently acquired a casino hotel site in Reno, Nevada and plans to develop Sam's Town Reno on the site at a total estimated cost of approximately $92 million. The Company plans to fund the Sam's Town Reno development primarily from cash flow from operations and availability under the New Bank Credit Facility. On May 29, 1996 the Company, through a wholly-owned subsidiary, executed a joint venture agreement with Mirage for the Atlantic City Project. The Mirage Joint Venture Agreement provides for $100 million in capital contributions by the Company during the course of the construction of the Atlantic City Project. The Company plans to fund its Mirage Joint Venture capital contributions primarily from cash flow from operations and availability under the New Bank Credit Facility. In addition, the Company is exploring the possible expansion of its Stardust and Sam's Town Las Vegas properties; substantial funds would be required for any such expansion of those properties. The Company has been selected by the City of Cape Girardeau, Missouri to be the developer and operator of a riverboat casino facility in downtown Cape Girardeau. There can be no assurance that any of the above mentioned projects will go forward or ultimately become operational. The source of funds required to meet the Company's working capital needs (including maintenance capital expenditures) and those required to complete the above-mentioned projects is expected to be cash flow from operations and availability under the New Bank Credit Facility. The Company does not currently anticipate issuing additional equity or obtaining new borrowings in excess of amounts available under the New Bank Credit Facility in the next 12 months based on current plans. Thereafter, the Company may require additional funds to support its working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity and/or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company or its stockholders. See "Risk Factors -- Leverage and Debt Service" and " -- Additional Financing Requirements."

     The Company continues to pursue and investigate additional expansion opportunities both in Nevada and in other markets where casino gaming is currently permitted. The Company is also pursuing expansion opportunities in jurisdictions were casino gaming is not currently permitted in order for the Company to be prepared to develop projects upon approval of casino gaming. Such expansion will be affected and determined by several key factors, including license selection processes, approval of gaming in jurisdictions where the Company has been active but where casino gaming is not currently permitted, identification of additional suitable investment opportunities in current gaming jurisdictions, and availability of acceptable financing. Additional projects will require the Company to make substantial investments, which the Company intends to fund through cash flow from operations and availability under the New Bank Credit Facility. To the extent such sources of funds are not sufficient, the Company may also seek to raise such additional funds through public or private equity and/or debt financings or from other sources. No assurance can be given that additional financing will be available or that, if available, such financing will be obtainable on terms favorable to the Company and its stockholders. See "Risk Factors -- Leverage and Debt Service" and
" -- Additional Financing Requirements."

     Certain indebtedness of the Company contains restrictive covenants which, among other things, impose significant restrictions on the Company's operations and its ability to seek alternative financing means. For a summary of the material terms of such restrictive covenants (which does not purport to be complete and is qualified in its entirety by reference to the various governing instruments, copies of which have been filed, or incorporated by reference, as exhibits to the registration statement of which this Prospectus is a part), see "Description of Other Indebtedness."

     The Company's ability to service its debt will be dependent on its future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond the Company's control.

                                    BUSINESS

GENERAL

     Boyd Gaming Corporation is a multi-jurisdictional gaming company which currently owns or operates ten casino entertainment facilities, is in the process of constructing its eleventh property, acquiring its twelfth property and recently acquired the land upon which it intends to construct its thirteenth property. The Company owns and operates six facilities in three distinct markets in Las Vegas, Nevada: the Stardust on the Las Vegas Strip; Sam's Town Las Vegas, the Eldorado and Jokers Wild on the Boulder Strip; and the California and the Fremont in downtown Las Vegas. The Company also owns or manages four facilities in new gaming jurisdictions, all opened during 1994 and 1995. The Company owns and operates Sam's Town Tunica, a dockside gaming and entertainment complex in Tunica County, Mississippi that is currently undergoing a hotel and parking garage addition and Sam's Town Kansas City, a riverboat gaming and entertainment complex in Kansas City, Missouri. The Company manages and owns a minority interest in the Treasure Chest, a riverboat casino in Kenner, Louisiana, and manages for the Mississippi Band of Choctaw Indians the Silver Star, a land-based casino in the midst of a major expansion project, located near Philadelphia, Mississippi. The Company plans to open Main Street Station in downtown Las Vegas and in April 1996 entered into a definitive purchase agreement to acquire the Par-A-Dice in East Peoria, Illinois. The Company recently acquired land on which it plans to develop Sam's Town Reno, a casino, hotel and entertainment complex in Reno, Nevada. In addition, the Company recently announced the signing of a joint venture agreement with Mirage to jointly develop and own a casino hotel entertainment facility in Atlantic City, New Jersey. The Company currently owns or operates an aggregate of 504,500 square feet of casino space, containing 14,313 slot machines and 510 table games. See "Prospectus Summary -- Property Data." Assuming completion of Main Street Station, completion of the Par-A-Dice Acquisition, development of Sam's Town Reno and completion of the expansion projects currently underway at certain of its existing facilities, the Company will own or operate an aggregate of approximately 618,000 square feet of casino space containing approximately 17,849 slot machines and approximately 615 table games. See "Prospectus
Summary -- Property Data." Due to the many risks and uncertainties inherent in construction projects and the establishment of a new business, there can be no assurance as to when, if at all, the development and expansion projects will be completed or acquired. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project," "-- Expansion to Other Locations," "-- Competition" and
"-- Governmental Gaming Regulation."

     The Company currently conducts substantially all of its business through five wholly-owned subsidiaries: California Hotel and Casino ("CH&C"); Boyd Tunica, Inc. ("Boyd Tunica"); Boyd Kenner, Inc. ("Boyd Kenner"); Boyd Mississippi, Inc. ("Boyd Mississippi"); and Boyd Kansas City, Inc. ("Boyd Kansas City"). CH&C directly owns and operates Sam's Town Las Vegas and the California and owns and operates the Stardust, the Fremont and the Eldorado and Jokers Wild, and owns and will operate Main Street Station, through wholly-owned subsidiaries. Boyd Tunica owns and operates Sam's Town Tunica; Boyd Kenner operates the Treasure Chest and owns a 15% equity interest in the Treasure Chest, L.L.C. ("Treasure Chest L.L.C."), the owner of the Treasure Chest; Boyd Mississippi operates Silver Star; and Boyd Kansas City owns and operates Sam's Town Kansas City. See "-- Properties -- Central Region Properties." Par-A-Dice Gaming is expected to become a wholly-owned subsidiary of the Company, and Sam's Town Reno will be owned and operated by a wholly-owned subsidiary of the Company or CH&C.

OPERATING STRATEGY

     The Company believes that the following key elements have contributed to the success of the Company in the past and are central to its future success.

     Value-Oriented Casino Entertainment Experience

     The Company is committed to providing a high-quality casino entertainment experience to its primarily middle-income customers at an affordable price in order to develop customer loyalty. The Company delivers value to its customers through providing service in an inviting and entertaining environment. The Company delivers additional value to its customers through moderately-priced casino entertainment, hotel, restaurant and live entertainment offerings and regularly reinvests in its existing facilities in an effort to maintain the quality and competitiveness of its properties.

     Lively, Friendly Atmosphere

     Each of the Company's facilities is clean and modern and offers friendly service in an informal and lively atmosphere. The Company's employee training programs are designed to motivate employees to provide the type of friendly and attentive service which the Company seeks to provide at its facilities. The Company has an extensive customer feedback system, ranging from guest comment cards in its restaurants and hotel rooms, to other consumer surveys and research. In addition to providing a measure of customer service, comment cards and consumer research allow the Company to obtain valuable customer feedback and marketing information for its database.

     Emphasis on Slot Play

     The Company emphasizes slot machine wagering, the most consistently profitable segment of the casino entertainment business. Technological advances in slot products have resulted in sophisticated interactive games, which offer customers greater variety, more generous payoffs and increased periods of play for their casino entertainment dollar. The Company continually invests in upgrading its machines to reflect advances in technology and the development of proprietary slot games and related equipment at all of its facilities in order to further enhance the slot customer's experience.

     Comprehensive Marketing and Promotion

     The Company actively promotes its casino entertainment offerings, its hotels, destination restaurants and live entertainment using a variety of promotional advertising media including outdoor advertising and print and broadcast media. The Company develops and maintains an extensive customer database. The database is expanded daily, adding new casino customers by obtaining their mailing addresses and other marketing information. To encourage repeat visitation, the Company employs a direct mail program targeting its database customers with a variety of product offerings, including incentives to visit the Company's facilities frequently. During fiscal 1996, the Company distributed approximately 14 million pieces of mail to its database customers. The Company also provides complimentary rooms, food and other services to valued customers, but maintains limits on such items consistent with its focus on middle-income patrons.

PROPERTIES

     The Company currently owns and operates six properties in Las Vegas: the Stardust; Sam's Town Las Vegas; the Eldorado; Jokers Wild; the California; and the Fremont. The Company also owns and/or operates four properties outside the State of Nevada: Sam's Town Tunica, in Tunica County, Mississippi; Sam's Town Kansas City, in Kansas City, Missouri; Treasure Chest, in the western suburbs of New Orleans; and Silver Star, in central Mississippi.

     The Stardust

     The Stardust, situated on 52 acres of land owned and nine acres of land leased by the Company on the Las Vegas Strip, is a casino hotel complex with approximately 87,000 square feet of casino space, a conference center containing approximately 35,000 square feet of meeting space and a 900-seat showroom. The casino offers nearly 2,000 slot machines and 78 table games, including tables featuring "21," craps, roulette, baccarat, mini-baccarat, pai gow, Caribbean stud and poker, as well as keno. The

Stardust features "Enter the Night," a production show that includes computerized lighting, lasers and digital surround sound. The Stardust also has one of the largest and best known race and sports books in the United States and is the home of the Stardust line, a racing and sports line service that is quoted throughout the United States and abroad. The Stardust features more than 2,300 guest rooms, 1,500 in its 32-story hotel tower. Notwithstanding the increased number of rooms available in Las Vegas, the Stardust achieved a 97% occupancy rate in fiscal 1995 and a 96% occupancy rate for fiscal 1996. The Stardust complex, which is distinguished by dramatic building lighting, has seven restaurants, a shopping arcade, two swimming pools and parking spaces for approximately 2,900 cars.

     The Stardust caters primarily to adult Las Vegas visitors seeking the classic Las Vegas gaming experience. Using its extensive database, the property promotes customer loyalty and generates repeat customer business by communicating with its customers regarding special events, new product offerings and special incentive promotions at the property. The Company uses a network of tour operators and wholesalers to reach customers who prefer packaged trips and print and broadcast media to attract the independent traveler. The Company attracts proven slot and table game players through direct mail promotions for tournaments, events and a variety of special offers. With its conference center, the Stardust also attracts meeting and banquet business. In addition, the Stardust draws a significant number of walk-in customers. Patrons of the Stardust come primarily from the western United States, including Southern California and Arizona, and the Midwest.

     The Company has developed a master plan for the Stardust, calling for, among other things, as many as two additional hotel towers, and has taken steps for a future expansion, including incorporating footings for one of the two proposed additional towers in the existing facility. In addition, the Company has determined that the 61-acre Stardust site is capable of accommodating the development of an entirely new casino entertainment facility adjacent to the existing Stardust and is exploring the feasibility of such a project.

     Boulder Strip Properties

     Sam's Town Las Vegas is situated on 56 acres of land owned and seven acres of land leased by the Company on the Boulder Strip, approximately six miles east of the Las Vegas Strip. Following a $105 million expansion completed in July 1994, Sam's Town features an approximately 118,000 square foot casino, a 56-lane bowling center and the 25,000 square foot Western Emporium retail store. The gaming facilities now include nearly 2,800 slot machines and 55 table games, including tables featuring "21," craps, roulette, pai gow, poker and Caribbean stud, as well as keno, an expanded race and sports book and a large bingo parlor. The expanded property has 650 guest rooms, 12 restaurants, approximately 3,200 parking spaces, including two parking garages which together can accommodate up to 2,000 cars and approximately 500 recreational vehicles. The expanded Sam's Town facility features a 25,000 square foot atrium enclosing a Sierra Nevada-style park with extensive foliage and trees, streams, bridges and water features. Fronting the park are an Italian restaurant, a western steakhouse and a food court, as well as new retail outlets. Also located at the property is a 5,400 square foot sports bar featuring interactive activities, an outdoor recreation complex with a swimming pool and volleyball court and a conference facility. Sam's Town Las Vegas achieved a 92% occupancy rate in fiscal 1995 and a 96% occupancy rate in fiscal 1996.

     Sam's Town Las Vegas has a western theme and features an informal, friendly atmosphere that appeals to both local residents and visitors. Gaming and bowling tournaments, paycheck sweepstakes, costume contests and holiday parties create a social center that attracts many Las Vegas residents. The property hosts two of the largest events on the Ladies Professional Bowling Tour, including the Sam's Town Ladies Professional Bowling Tournament, which events have been televised on ESPN, and a premier amateur bowling tournament which attracts participants from throughout the world. Additionally, the Company attracts local market patrons, many of whom are repeat customers, by offering excellent price/value relationships in its food and beverage operations, and by slot marketing programs that include generous slot payouts. The popularity of Sam's Town Las Vegas among local residents allows it to benefit from the rapid development of the Las Vegas metropolitan area, which has been one of the fastest growing communities in the United States over the last decade. Management believes that the addition of 650 new guest rooms, as well as destination restaurants and other amenities, as part of the expansion has increased the appeal of Sam's Town Las Vegas to visitors. Since completion of the expansion, overnight visitation to the property has substantially increased. The Company has developed a master plan for Sam's Town Las Vegas calling for, among other things, a second hotel tower. Although the Company has not yet made any decision regarding a future Sam's Town Las Vegas expansion, it is currently exploring the feasibility of such a project.

     The Eldorado is situated on four acres of land owned by the Company in downtown Henderson, Nevada, which is southeast of Las Vegas. The casino has over 16,000 square feet of gaming space featuring approximately 560 slot machines and 11 table games, including tables featuring "21," craps, roulette and pai gow, as well as keno, bingo and a sports book. The facility also offers three restaurants, a live entertainment lounge and a parking garage for up to 500 cars. The principal customers at the Eldorado are Henderson residents.

     Jokers Wild is situated on 13 acres of land owned by the Company on the Boulder Strip. Following a $5.6 million expansion completed in April 1994, the property offers over 22,500 square feet of casino space with approximately 650 slot machines and 11 table games, including tables featuring "21," craps, roulette, pai gow, Caribbean stud and poker, as well as keno and a sports book. The facility also offers a buffet restaurant, a coffee shop, an entertainment lounge, a video arcade and approximately 800 parking spaces. Jokers Wild serves both local residents and visitors to the Las Vegas area traveling on the Boulder Highway.

     Downtown Properties

     The California is situated on 13.9 acres of land owned and 1.6 acres of land leased by the Company in downtown Las Vegas. The California was the Company's first property and has over 36,000 square feet of gaming space, 781 guest rooms, five restaurants, approximately 5,000 square feet of meeting space, more than 800 parking spaces, including a parking garage for up to 425 cars, and an approximately 220-space recreational vehicle park, the only such facility in the downtown area. The casino offers over 1,100 slot machines and 38 table games, including tables featuring "21," craps, roulette, mini-baccarat, pai gow and Caribbean stud, as well as keno and a sports book. In December 1994, the Company completed a $15 million expansion of the California that added 140 new guest rooms and six suites, as well as other amenities. The California achieved a 95% occupancy rate in both fiscal 1995 and 1996.

     The Fremont is situated on 1.4 acres of land owned and 0.9 acres of land leased by the Company on the principal thoroughfare in downtown Las Vegas. The property offers nearly 32,000 square feet of casino space including approximately 1,100 slot machines, and 31 table games, including tables featuring "21," craps, roulette, pai gow, poker and Caribbean stud, as well as keno and a race and sports book. The hotel has 452 guest rooms and five restaurants including the Second Street Grill, an upscale contemporary restaurant, and the Paradise Buffet, which features tropical-themed surroundings. The property also has approximately 8,200 square feet of meeting space and a parking garage for up to 350 cars. The Fremont achieved a 96% occupancy rate in both fiscal 1995 and 1996.

     While many casinos in downtown Las Vegas compete with other downtown properties and properties on the Las Vegas Strip for the same customers, the Company has developed a distinctive niche for its Downtown Properties by focusing primarily on customers from Hawaii. The Company's marketing strategy for the Downtown Properties focuses on gaming enthusiasts from Hawaii and tour and travel agents from Hawaii with whom the Company has cultivated relationships since it opened the California in 1975. Through the Company's recently acquired Hawaiian travel agency, the Company operates two DC-10 charter flights from Honolulu to Las Vegas each week, helping to ensure stable, reasonably priced air seats. This, as well as the Company's strong, informal relationships with other Hawaiian travel agencies, its affordably priced, all-inclusive packages and its Hawaiian promotions have allowed the California and the Fremont to capture a significant share of the Hawaiian tourist trade in Las

Vegas. For more than a decade the Downtown Properties have been the leading Las Vegas destination for visitors from Hawaii. The Company attributes this success to the amenities and atmosphere at the Downtown Properties, which are designed to appeal specifically to visitors from Hawaii, and to its marketing strategy featuring significant promotions in Hawaii and a monthly newsletter circulated to over 68,000 households, primarily in Hawaii. In fiscal 1996, patrons from Hawaii comprised over 80% of the room nights at the California and over 65% of the room nights at the Fremont.

     In December 1993, the Company acquired for $16.5 million Main Street Station, a casino hotel that is not currently in operation located across the street from the California. The Company has used the facility, where it previously leased rooms, to provide lodging for additional customers at the Downtown Properties. The renovation and expansion of Main Street Station is currently underway. The project includes a 28,500 square foot, newly-equipped casino with 25 table games and over 900 slot machines. The project also includes a complete renovation of the property's hotel rooms and an expansion and renovation of the property's food facilities to include a 500-seat buffet, a 130-seat specialty restaurant, a 100-seat cafe, a 200-seat brew pub and oyster bar and expanded parking to include 2,000 spaces. The renovation and expansion of Main Street Station is expected to be completed by the end of calendar year 1996. There can be no assurance that the project will be completed on schedule due to the many risks and uncertainties inherent in such renovation and expansion. See "Risk Factors -- Expansion to Other Locations."

     In anticipation of the opening of Main Street Station, the Company's third property in downtown Las Vegas, the Company has begun coordinating marketing efforts, consolidating support functions and standardizing operating procedures and systems with the goal of enhancing revenues and reducing expenses. This effort will include a consolidated database and marketing program for all Downtown Properties. The Company believes these efforts will provide it with a competitive advantage.

     The Company, together with other downtown casino operators and the City of Las Vegas, retained a well-known urban design firm to develop a major new attraction known as the Fremont Street Experience. The attraction was designed to capitalize on Fremont Street's famous lights and features a semi-circular space frame nine stories above the street, stretching along four city blocks against which a sound and light spectacle is displayed. As part of the project, vehicular traffic on portions of Fremont Street has been eliminated, asphalt replaced by a patterned streetscape and special events brought to the downtown area to entertain visitors. The Fremont Street Experience cost approximately $70 million. Of this amount, $22 million was provided by eight downtown casino operators (including the Company), and the remainder was provided by local bond issuances. The Company invested approximately $5 million in the project. The Company believes that, since its opening in December 1995, the Fremont Street Experience has significantly enhanced the experience of visiting downtown Las Vegas and has attracted additional customers to the downtown area. However, no assurance can be given that the Fremont Street Experience will materially benefit the operating results of the Company's Downtown Properties.

     Central Region Properties

     The Company has exported its popular Sam's Town western theme and atmosphere to the growing Mississippi dockside gaming market by developing Sam's Town Tunica, which opened on May 25, 1994. Sam's Town Tunica is located in Tunica County near State Highway 61 approximately 25 miles south of Memphis, Tennessee. The adult population within a 200-mile radius is over 3 million and includes the cities of Nashville, Tennessee; Jackson, Mississippi; and Little Rock, Arkansas. The Company has distinguished itself from other operators in the area by developing a major casino entertainment complex with extensive amenities including a 508-room hotel, an entertainment lounge featuring country-western music, five destination restaurants including Corky's B-B-Q, featuring the food of that popular Memphis eatery, bars, specialty shops and River Palace Arena, a 1,650-seat entertainment facility featuring country-western entertainers. In December 1994, an $18 million expansion was completed which included the addition of 308 guest rooms surrounding a swimming pool and recreational area. The complex offers a two-story casino of approximately 75,000 square feet featuring over 1,800 slot machines and 78 table games, including tables featuring "21," craps, roulette, poker, Caribbean stud and pai gow, as well as keno. The design of the facility integrates the water-based and land-based components of the facility. The Company, seeking to further its position in both the overnight and drive-in markets in Tunica, is currently expanding Sam's Town Tunica. The $40 million expansion project, which is currently under construction, includes a 350-room hotel tower and a 1,000-car parking garage. The new hotel tower will bring the total room count to 858, and the garage will be the first enclosed parking structure at a Tunica County casino. The expansion of Sam's Town Tunica is scheduled to be completed by the end of calendar year 1996, although there can be no assurance that the project will be completed on schedule due to the many risks and uncertainties inherent in such expansion. See "Risk Factors -- Expansion to Other Locations." Sam's Town Tunica achieved an 87% occupancy rate in fiscal 1995 and a 95% occupancy rate in fiscal 1996.

     The Company has extended its popular Sam's Town theme to the Kansas City, Kansas market with the opening of Sam's Town Kansas City on September 13, 1995. Sam's Town Kansas City was completed at a cost of approximately $145 million, including land, capitalized interest and preopening costs. The facility, which is situated on 34 acres located on the Missouri River and Interstate 435, features a continuously docked riverboat housing a 28,000 square foot casino on three decks with over 1,000 slot machines and 65 table games. The 80,000 square foot land-based facility contains five food facilities, including a 7,000 square foot sports bar, and ticketing services, all surrounding a turn-of-the-century Kansas City streetscape. The facility also features a 1,350-space garage, connected to the main facilities by an enclosed moving walkway. Including surface parking, the property offers a total of 2,000 parking spaces. The Kansas City metropolitan area has an adult population of over one million. The Company's facility is located near the Interstate 435 entertainment corridor in Kansas City which provides access to the Worlds of Fun and Oceans of Fun theme parks, the Kansas City Zoo, and the Kansas City Chiefs' and Kansas City Royals' Stadiums. In connection with the operation of Sam's Town Kansas City, the Company will pay the City of Kansas City approximately $250,000 per year for a period of ten years ending in September 2004. The Company intends to offer 10% of the capital stock of Boyd Kansas City, the entity that owns and operates Sam's Town Kansas City, to certain persons or entities located in the Kansas City area. The price to be paid by such persons or entities will be based on the total cost of the project.

     The Company manages and partly owns the Treasure Chest, a riverboat casino operation located on Lake Pontchartrain in Kenner, Louisiana, which opened in September 1994. Located near the New Orleans International Airport, the Treasure Chest primarily serves patrons from Jefferson Parish, including suburbs on the west side of New Orleans. The gaming operation features a classic paddle-wheel riverboat with a total capacity of 2,000 persons, approximately 24,000 square feet of casino space, over 850 slot machines and 56 table games, including tables for "21," craps, roulette and poker. Each of the riverboat's three decks has a different theme, with one featuring contemporary Las Vegas-style decor, one offering a nautical environment and one providing a festive Mardi Gras setting.

     The management agreement between the Company and Treasure Chest L.L.C., owner of the Treasure Chest, provides for an initial five-year term expiring June 1999, extendible at the Company's option for three additional five-year periods if certain operating results are achieved. The agreement also provides for a management fee of 10% of the enterprise's net operating profit before interest, depreciation, income taxes, amortization, extraordinary items and the management fee. The Company owns a 15% equity interest in Treasure Chest L.L.C.

     For a number of reasons, including to better focus the management and financial resources of the Company and to facilitate the timing of the Company's application for an Illinois gaming license in connection with the Par-A-Dice Acquisition, the Company has determined to pursue a sale of its ownership interest in Treasure Chest L.L.C. In the event of such a sale or other substantial alteration of the Company's interest in Treasure Chest L.L.C., which the Company currently anticipates within the next three months, the management agreement between the Company and Treasure Chest L.L.C. would likely be terminated.

     Pursuant to an agreement with the Mississippi Band of Choctaw Indians, the Company operates the Silver Star, the only land-based casino in the State of Mississippi. The facility, which opened in July 1994, is located on tribal lands in central Mississippi. The principal markets served by the facility are central Mississippi and Alabama, with the Birmingham, Montgomery and Tuscaloosa metropolitan areas located within approximately 200 miles of the site. The property, a contemporary Las Vegas-style facility emphasizing light, color and geometric design, includes a 100-room hotel and a casino with approximately 66,000 square feet of gaming space with over 2,490 slot machines and 87 table games, including tables for "21," craps, roulette, mini-baccarat and Caribbean stud, as well as a lounge suitable for entertainment and dancing, a swimming pool, four restaurants and more than 1,300 parking spaces. A $10 million casino expansion project was completed in December 1994, and a 55,000 square foot conference center was completed in June 1995. In addition, an expansion project, including 400 additional rooms and suites, a casino expansion, a new restaurant, an 18-hole golf course and a full-service spa, is currently under construction. Although the Mississippi Band of Choctaw Indians, the owner of Silver Star, has advised the Company that construction is currently scheduled to be completed by early calendar year 1997, there can be no assurance that the project will be completed on schedule due to the many risks and uncertainties inherent in such expansion. See "Risk Factors -- Expansion to Other Locations." The Silver Star achieved a 95% occupancy rate in fiscal 1995 and a 98% occupancy rate in fiscal 1996.

     The management agreement for Silver Star provides for a seven-year term expiring in July 2001 and a management fee of 30% of the enterprise's operating income before debt service for the first five years and 40% of its operating income before debt service for the final two years. Under the agreement, the Company provided $30.5 million in debt financing for the construction and start-up of the facility, which amount was repaid during fiscal 1995 from the enterprise's cash flow. The Company has loaned to the tribe an additional $10 million for the casino expansion project which was completed in December 1994. This loan is scheduled to be repaid over five years.

DEVELOPMENT PROJECTS

     Par-A-Dice Acquisition

     On April 26, 1996, the Company entered into a definitive purchase agreement for the Par-A-Dice Acquisition. The Par-A-Dice is a riverboat facility located along the Illinois River in East Peoria, Illinois, approximately 170 miles from Chicago. The Par-A-Dice Riverboat Casino initially commenced operations in November 1991, operating from a temporary facility in downtown Peoria. In May 1993, the facility was relocated across the Illinois River to a newly constructed land-based pavilion, containing two restaurants, a bar, gift shop, ticketing area and surface parking for 750 cars, located on 19 acres in East Peoria. In May 1994, the original Par-A-Dice Riverboat Casino replica paddle-wheel riverboat was replaced with a new, state-of-the-art, twin hull cruise ship. The new boat measures 238 feet long and 66 feet wide and since the recent completion of an expansion in March 1996, features 33,000 square feet of gaming space on four levels with approximately 1,000 slot machines and 42 table games, as well as limited food and beverage services. The Par-A-Dice Hotel, which is currently under construction, is a 204-room full-service hotel with food and beverage and banquet and meeting facilities. The Company believes the hotel will enable the Par-A-Dice to develop an overnight customer base for the facility and provides much needed banquet and meeting capabilities. The Company currently anticipates the consummation of the Par-A-Dice Acquisition and completion of the Par-A-Dice Hotel prior to 1996 year end, subject to receipt of regulatory approvals. There can be no assurance, however, as to when, or if, the Par-A-Dice Acquisition will be consummated or the Par-A-Dice Hotel will be completed. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     The Par-A-Dice is the primary casino entertainment facility serving central Illinois, and is strategically located within 1/8 of a mile from an exit off of Interstate 74, a major regional east-west interstate highway. The Par-A-Dice is the only casino entertainment facility within approximately 100 miles of Peoria. There are more than 350,000 people living within the Peoria metropolitan area and over 1.7 million people over the age of 21 living within 100 miles of Peoria. The Par-A-Dice Acquisition is subject to certain closing conditions, including the obtaining of regulatory approvals from the Illinois Gaming Board and the

Mississippi Gaming Commission. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     Pursuant to the Illinois Riverboat Gambling Act and Illinois Gaming Board Rules, the Illinois Gaming Board (the "IGB") must approve the purchase agreement for the Par-A-Dice Acquisition as it represents a transfer of 100% of the ownership interest in Par-A-Dice. In order to facilitate the IGB's investigation and review of the proposed acquisition, the Company was required to file with the IGB certain information about the Company. In particular, the Company informed the IGB about the acquisition financing and the Offerings. In addition to information about the Company and its operations, the Company's "Key Persons" were required to provide certain personal information. A "Key Person" under Illinois rules is defined as an officer, director, trustee, partner, proprietor, or managing agent of, or a holder of any direct or indirect legal or beneficial interest whose combined direct, indirect or attributed interest is 5% or more in a business entity.

     No assurance can be given that the Company will receive IGB approval for the Par-A-Dice Acquisition. Review of the Par-A-Dice Acquisition by the IGB will occur only after IGB staff has concluded its investigation of the Company and its Key Persons. The Company cannot with any certainty predict when this transaction will be considered by the IGB, although an IGB determination could be made as early as the fall of 1996.

     In addition, pursuant to provisions of the Mississippi Gaming Control Act, no Mississippi gaming licensee or any company that controls, is controlled by or is under common control with a Mississippi gaming licensee may be involved in gaming operations outside the State of Mississippi without the prior approval of the Mississippi Gaming Commission, acting upon a recommendation of its Executive Director. The Company has received such approvals from the Mississippi Gaming Commission with respect to its subsidiaries' operations in Nevada, Missouri and Louisiana and was required to obtain such approvals from the Mississippi Gaming Commission prior to engaging in gaming operations in Illinois through Par-A-Dice or another subsidiary. The Mississippi Gaming Commission granted the Company such approval at its September 17, 1996 meeting.

     In addition to approvals under applicable state gaming laws, the purchase agreement for the Par-A-Dice Acquisition requires that certain other conditions to closing be satisfied or waived by the Company. These conditions include the receipt by the Company of consents under or the termination of certain contractual arrangements of the Par-A-Dice, its shareholders, and its subsidiaries, including consents under certain employment agreements and agreements between the Par-A-Dice and its institutional lenders.

     Sam's Town Reno

     The Company recently announced its plans for a $92 million casino hotel and entertainment complex in Reno, Nevada and acquired a 100-acre parcel of land south of Reno and adjacent to a newly opened freeway interchange to be used as the site of this project. Plans for the Sam's Town Reno project include a 33,000 square foot casino, featuring over 1,200 slot machines and 36 table games and a hotel with 211 guest rooms and suites. The project is also expected to include five destination restaurants, two entertainment lounges, a 5,000-seat outdoor arena, an approximately 15,000 square foot events arena, retail shops and two old-time movie theaters. The Company plans to commence construction of Sam's Town Reno in the first quarter of 1997 and to complete construction as early as Spring 1998, subject to receipt of appropriate regulatory approvals, permits and licenses. There can be no assurance, however, as to when, or if, such construction will be commenced or completed due to the many risks and uncertainties inherent in the project. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project."

     William S. Boyd, Chairman and Chief Executive Officer of the Company, and Warren L. Nelson, a Director of the Company, each owns a 17.5% partnership interest in the partnership which owned the acquired land. The $6 million purchase price for the land was based upon an independent third-party appraisal and the purchase of the land from the partnership has been approved by an independent committee of the Company's Board of Directors.

     Mirage Joint Venture

     On May 29, 1996, the Company, through a wholly-owned subsidiary, entered into a joint venture agreement with a subsidiary of Mirage to jointly develop and own a casino hotel entertainment facility in Atlantic City, New Jersey. The Atlantic City Project is planned to be one component of a multi-facility casino entertainment development, master-planned by Mirage for the Marina District of Atlantic City. The Atlantic City Project is expected to cost approximately $500 million. The agreement contemplates that the joint venture would fund $300 million of the project cost with non-recourse third-party financing. The remaining $200 million is expected to be funded equally by capital contributions from the partners, including, in the case of Mirage, contribution of the land. Pursuant to the joint venture agreement, the Company will control the development and operation of the Atlantic City Project. The Atlantic City Project is expected to include a hotel of at least 1,000 rooms and is expected to be adjacent and connected to Mirage's planned wholly-owned resort. The Company believes that certain highway improvements to permit greater access to the Marina District of Atlantic City will be necessary to support the multi-facility casino entertainment development master-planned by Mirage. The State of New Jersey Department of Transportation and Mirage are currently considering the development of a mutually satisfactory plan for those improvements. If such a plan is developed, the Company will submit its petition for a statement of compliance to the New Jersey Casino Control Commission ("NJCCC"). Once filed, this petition is then forwarded to the New Jersey Division of Gaming Enforcement ("NJDGE") for investigation. Historically, such investigations have taken a minimum of twelve months to be completed. Once construction has commenced, the Company, through a wholly-owned subsidiary, can submit its application for casino licensure to the NJCCC. With a statement of compliance for the Company in place, the investigation by the NJCCC and NJDGE in connection with the casino license application will focus on issues concerning operations, the facility and equal employment and business opportunity. Environmental remediation and construction of the Atlantic City Project are not expected to begin until after the necessary highway improvements are assured. Once such improvements are assured and other requisite approvals are received, the Company estimates that environmental remediation will take at least six months and construction of the Atlantic City Project will thereafter take at least two years. Accordingly, the Company is unable to estimate, when, if at all, the Atlantic City Project will be completed. See "Risk Factors -- Uncertainties of Consummation of the Par-A-Dice Acquisition and Development of Sam's Town Reno and the Atlantic City Project." The Mirage Joint Venture will give the Company a presence in Atlantic City, the primary casino gaming market serving the eastern United States.

     Mary's Prize Sale

     On August 23, 1996, the Company sold its riverboat Mary's Prize, which has been completed since 1995 but has never been in operation, to Casino Magic of Louisiana, Corp. for $20 million, and retired $17.6 million of debt in connection therewith. Projects for which Mary's Prize was constructed have either been delayed or did not materialize.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the current directors and executive officers of Boyd Gaming Corporation:

           NAME              AGE                            POSITION
---------------------------  ---   ----------------------------------------------------------
William S. Boyd............  64    Chairman of the Board of Directors and Chief Executive
                                   Officer
Charles L. Ruthe...........  62    President and Director
Robert L. Boughner.........  43    Executive Vice President, Chief Operating Officer and
                                   Director
Donald Snyder..............  49    Executive Vice President-Administration and Director
Ellis Landau...............  52    Senior Vice President, Chief Financial Officer and
                                   Treasurer
Ralph Purnell..............  61    Senior Vice President-Director of Operations, Nevada
                                   Region
Maunty C. Collins..........  53    Senior Vice President-Director of Operations, Central
                                   Region
James Hippler..............  49    Senior Vice President-Administration
Charles E. Huff............  51    Vice President, Secretary and General Counsel
Keith E. Smith.............  36    Vice President and Controller
Brian Larson...............  40    Vice President-Development and Assistant Secretary
William R. Boyd............  36    Vice President and Director
Marianne Boyd Johnson......  37    Assistant Secretary and Director
Perry B. Whitt.............  73    Vice Chairman of the Board of Directors and Director
Kenny C. Guinn.............  59    Director
Warren L. Nelson...........  83    Director

     William S. Boyd is the father of William R. Boyd and Marianne Boyd Johnson.

     William S. Boyd has served as a director of the Company since its inception in June 1988 and as Chairman of the Board of Directors and Chief Executive Officer since August 1988. A co-founder of CH&C, he has served as a director and President of CH&C since its inception in 1973, and has also held several other offices with CH&C. Mr. Boyd has also served as President and a Director of Eldorado, Inc., which operates the Eldorado and Jokers Wild. Prior to joining the Company, Mr. Boyd practiced law in Las Vegas for 15 years. Between 1970 and 1974 he also was Secretary and Treasurer and a member of the Board of Directors of the Union Plaza Hotel and Casino. Mr. Boyd has been active in numerous business and civic organizations in Las Vegas.

     Charles L. Ruthe has served as a director of the Company since its inception, President since August 1988 and Chief Operating Officer from August 1988 to April 1990. Mr. Ruthe is currently on a leave of absence from his positions as President of the Company and as a director pending approval by the Missouri Gaming Commission of Mr. Ruthe's gaming license application. He has served as a director of CH&C since its inception and has also held several offices with CH&C. Mr. Ruthe is active in many Las Vegas business and civic organizations. Mr. Ruthe is a director of Sierra Health Services, Inc., a healthcare company. In 1995, Mr. Ruthe was appointed President of Boyd Development Corporation, a wholly-owned subsidiary of the Company.

     Robert L. Boughner has been Executive Vice President and Chief Operating Officer of the Company since April 1990 and has served as a director since April 1996. From 1985 until April 1990, he served as Senior Vice President of Administration of CH&C and prior to that time he held various management positions in the Company. Mr. Boughner is active in civic and industry affairs, and serves on the Board of Directors of the Las Vegas Convention and Visitors Authority, the Nevada Hotel and Motel Association and the Nevada Restaurant Association.

     Donald Snyder has been Executive Vice President-Administration since July 1996 and has served as a director of the Company since April 1996. From 1993 to the present, Mr. Snyder has served as Chairman, President and Chief Executive Officer of the Fremont Street Experience Company, the developer and operator of the Fremont Street Experience in Downtown Las Vegas. From 1992 to 1993, he was President of Strategic Associates, Inc., a consulting firm. From 1987 through 1991, he served as Chairman of the Board and Chief Executive Officer of First Interstate Bank of Nevada.

     Ellis Landau has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since August 1990. From April 1990 through July 1990, he served as a consultant to the Company. Prior to joining the Company, Mr. Landau held various management positions with Ramada, Inc., a gaming and hospitality company whose gaming operations were transferred to Aztar Corporation, including Vice President and Treasurer of that company from 1978 to February 1990.

     Ralph Purnell has been Senior Vice President-Director of Operations, Nevada Region of the Company since its inception. From the inception of the Company until April 1994, Mr. Purnell served as Senior Vice President-Gaming of the Company. From 1975 to 1988, Mr. Purnell held various positions with CH&C, including General Manager of the Stardust and the California. Mr. Purnell serves on the Board of Directors of the Nevada Resort Association.

     Maunty C. Collins has been Senior Vice President-Director of Operations, Central Region of the Company since June 1993. From December 1991 through June 1993, he served as Assistant General Manager at the Stardust. From 1985 until December 1991, he was General Manager at Sam's Town Gold River in Laughlin, Nevada. From 1978 to 1985, Mr. Collins held various positions at properties owned by the Company.

     James W. Hippler has been Senior Vice President-Administration of the Company since April 1990. From 1980 to 1990, Mr. Hippler held various positions with CH&C, including Director of Risk Management, Director of Internal Audit and Director of Human Resources.

     Charles E. Huff has been Vice President, Secretary and General Counsel of the Company since its inception. He has served as Vice President and General Counsel of CH&C since July 1986 and Secretary since January 1988. Prior to joining CH&C, Mr. Huff practiced law in Las Vegas for 13 years.

     Keith E. Smith became Vice President and Controller of the Company in June 1993. From September 1990 to June 1993 he served as Corporate Controller of the Company. From May 1989 to September 1990, Mr. Smith was Vice President-Finance of the Dunes Hotel, Casino and Country Club in Las Vegas. From 1982 to May 1989, he was employed by Ramada, Inc. in a variety of positions, including Controller of the Tropicana Resort and Casino in Las Vegas.

     Brian A. Larson became Vice President-Development of the Company in June 1993 and Assistant Secretary in August 1993. He has also served as Associate General Counsel of the Company since March 1993. From 1987 through February 1993, Mr. Larson was associated with the law firm of Snell & Wilmer in Phoenix, Arizona, in which he became a partner on January 1, 1992.

     William R. Boyd has been a Vice President of the Company since December 1990 and a director since September 1992. From June 1987 until December 1990, he was director of operations at the Fremont. From 1978 until 1987, he held various positions at the California and at Sam's Town Las Vegas.

     Marianne Boyd Johnson has been Assistant Secretary of the Company since September 1989 and a director since September 1990. From 1976 until September 1990, she held a variety of full and part-time sales and marketing positions with the Company and CH&C.

     Perry B. Whitt has served as a director of the Company since its inception and Vice Chairman of the Board of Directors since August 1988. He also served as a director of CH&C from its inception until 1994, and has also held several offices with CH&C. Mr. Whitt has over 50 years experience in the gaming industry, much of it with the Boyd family. He is also President of Utility Shareholders Association of Nevada and serves on the Board of Directors of BankWest of Nevada.

     Kenny C. Guinn has served as a director of the Company since January 1994. He has served as Chairman of the Board of Southwest Gas Corporation ("Southwest") since May 1993 and Chairman of the Board of PriMerit Bank, a subsidiary of Southwest ("PriMerit"), from 1987 to July 1996. In September 1996, Mr. Guinn was elected to the Board of Directors of Norwest-Nevada. From 1978 to May 1993, Mr. Guinn served in various other executive positions for Southwest and PriMerit, including Chief Executive Officer of Southwest from 1988 to 1993 and Chief Executive Officer of PriMerit until 1992. He served as Interim President of the University of Nevada, Las Vegas from May 1994 until May 1995. Mr. Guinn is also a director of Oasis Residential, Inc. and Del Webb, Inc.


     Warren L. Nelson has served as a director of the Company since its inception and as a director of CH&C from its inception until 1994. For the last 29 years, he has been a co-owner and director of the Club Cal Neva, a gaming facility in Reno, Nevada. Mr. Nelson has over 56 years experience in the gaming industry. He is a Director of International Game Technology, a slot machine manufacturer.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of the material terms of certain outstanding indebtedness of the Company, certain of its wholly-owned subsidiaries, CH&C and California Hotel Finance Corporation, a wholly-owned finance subsidiary of CH&C ("CHFC"), does not purport to be complete and is qualified in its entirety by reference to the various governing instruments, copies of which have been filed, or incorporated by reference, as exhibits to the Registration Statement of which this Prospectus is a part.

     Capitalized terms used but not defined herein have the meanings ascribed to them in the various governing instruments.

10.75% SENIOR SUBORDINATED NOTES

     The 10.75% Notes were issued under an indenture dated September 3, 1993 (the "10.75% Indenture"), between the Company and State Street Bank and Trust Company, as Trustee. The aggregate principal amount of the 10.75% Notes is $150 million. The 10.75% Notes mature on September 1, 2003 and bear interest at a rate of 10.75% per annum, payable semi-annually on September 1 and March 1. The 10.75% Notes, which are subordinate to the Notes, are subject to redemption at the Company's option after September 1, 1996 at redemption prices ranging from 105.00% in 1996 to 100.00% in 1999 and thereafter of their principal amount, plus accrued interest to the redemption date. In addition, upon a Change of Control, as defined in the 10.75% Indenture, each holder of 10.75% Notes has the right to require the Company to repurchase each holder's 10.75% Notes at a purchase price in cash equal to 101% of the principal amount thereof. The Company currently anticipates redeeming the 10.75% Notes during the second quarter of fiscal 1997. See "Use of Proceeds."

     The 10.75% Indenture contains restrictive covenants which, among other things, impose significant restrictions on the Company's operations, including restrictions on the Company's ability to incur any debt unless the Consolidated Fixed Charge Coverage Ratio (as defined below) exceeds 3.0 to 1.0, or to create or permit liens on assets, in each case other than debt or liens in certain limited amounts. "Consolidated Fixed Charge Coverage Ratio" is defined in the 10.75% Indenture as the total interest expense of the Company and its Restricted Subsidiaries (as defined below) including (i) the interest component of capital lease obligations, (ii) one-third of the rental expense attributable to operating leases, (iii) amortization of debt discount and commissions, discounts and other similar fees and charges owed with respect to debt, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under interest rate swap obligations designed to provide interest rate protection (including amortization of fees), and (vii) dividends on all preferred stock of Restricted Subsidiaries owned by persons other than the Company or a wholly-owned subsidiary of the Company, directly or indirectly. "Restricted Subsidiaries" include all consolidated subsidiaries of the Company except those specifically designated by the Company as an "Unrestricted Subsidiary." In addition to debt incurred within the permitted Consolidated Fixed Charge Coverage Ratio, the Company or any of its Restricted Subsidiaries may have or incur debt (i) which was outstanding at the time of the issuance of the 10.75% Notes or incurred in connection with the refinancing thereof, (ii) to a Restricted Subsidiary (and, similarly, a Restricted Subsidiary may incur debt to the Company), (iii) up to $40 million for the acquisition, construction or expansion by the Company or a Restricted Subsidiary of any new or existing facility or facilities relating to the gaming business and the related businesses of the Company or such Restricted Subsidiary, (iv) for the maintenance, refurbishment or replacement of assets relating to the gaming business and the related businesses of the Company, (v) solely in respect of performance bonds and completion guarantees, and (vi) with respect to interest rate swap obligations. With respect to the creation of any liens on assets, the Company or any of its Restricted Subsidiaries may create liens with respect to
(i) debt existing as of the date of the 10.75% Indenture, (ii) debt senior to the 10.75% Notes, (iii) the property of any subsidiary securing debt of such subsidiary, (iv) debt in favor of the Company or a wholly-owned subsidiary, (v) debt of the Company that is pari passu with the 10.75% Notes, so long as such liens are equal and ratable to liens with respect to the 10.75% Notes, and debt that is subordinate or junior in right of payment to the 10.75% Notes so long as such liens are junior to liens with respect to the 10.75% Notes, and (vi) certain other permitted liens. In addition, the 10.75% Indenture contains covenants that restrict the Company's ability to make investments in or loans to affiliates, to sell or dispose of its assets or to merge or consolidate with other entities.

     The Company expects to give notice of redemption of the 10.75% Notes with borrowings under the New Bank Credit Facility upon consummation of this Offering.

11% SENIOR SUBORDINATED NOTES

     The 11% Notes were issued under an indenture dated November 15, 1992 (the "11% Indenture"), among CHFC, CH&C, as Guarantor, and State Street Bank and Trust Company, as Trustee. The aggregate outstanding principal amount of the 11% Notes is $185 million. CH&C has guaranteed the payment of the 11% Notes (the "CH&C Guaranty"). The CH&C Guaranty ranks junior in right to payment to all Senior Debt (as defined in the 11% Indenture) of CH&C, including the Notes, and pari passu with all other subordinated debt of CH&C. See "Risk
Factors -- Possible Limitations on Enforceability of Guaranties."

     The 11% Notes mature on December 1, 2002 and bear interest at a rate of 11% per annum, payable semiannually on June 1 and December 1. The 11% Notes are subject to redemption at the option of CHFC after December 1, 1997, at redemption prices ranging from 104.125% in 1997 to 100% in 1999 and thereafter of the principal amount outstanding plus accrued interest to the redemption date. In addition, upon a Change of Control (as defined in the 11% Indenture), each holder of 11% Notes has the right to require CHFC to repurchase the holder's 11% Notes at a purchase price in cash equal to 101% of the principal amount thereof.

     The 11% Indenture contains restrictive covenants which, among other things, impose significant restrictions on CH&C's operations, including restrictions on CH&C's ability to incur debt, unless the Consolidated Fixed Charge Coverage Ratio (as defined below) exceeds 2.0 to 1.0, or to create or permit liens on assets, in each case, other than debt or liens in certain limited amounts or to sell or dispose of its assets or to merge or consolidate with other entities. "Consolidated Fixed Charge Coverage Ratio" is defined in the 11% Indenture as the total interest expense of CH&C and its Restricted Subsidiaries (as defined below) including (i) the interest component of capital lease obligations, (ii) one-third of the rental expense attributable to operating leases, (iii) amortization of debt discount and commissions, discounts and other similar fees and charges owed with respect to debt, (iv) non-cash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under interest rate swap obligations designed to provide interest rate protection (including amortization of fees), and (vii) dividends on all preferred stock of Restricted Subsidiaries owned by persons other than CH&C or a wholly-owned subsidiary of CH&C, directly or indirectly. "Restricted Subsidiaries" include all consolidated subsidiaries of CH&C except those specifically designated by CH&C as an "Unrestricted Subsidiary." In addition to the debt incurred within the permitted Consolidated Fixed Charge Coverage Ratio, CH&C or any of its Restricted Subsidiaries may have or incur debt (i) which was outstanding at the time of the issuance of the 11% Notes, and incurred in connection with the refinancing thereof, (ii) to a Restricted Subsidiary (and, similarly, a Restricted Subsidiary may incur debt to CH&C), (iii) up to $40 million for the acquisition, construction or expansion by CH&C or a Restricted Subsidiary of any new or existing facility or facilities relating to the gaming business and the related businesses of CH&C or such Restricted Subsidiary, (iv) for the maintenance, refurbishment or replacement of assets relating to the gaming business and the related businesses of CH&C, (v) solely in respect of performance bonds and completion guarantees, and (vi) with respect to interest rate swap obligations. With respect to the existence and creation of any liens on assets, CH&C or any of its Restricted Subsidiaries may suffer to exist or create liens with respect to (i) debt existing as of the date of the 11% Indenture, (ii) debt senior to the 11% Notes, (iii) the property of any subsidiary securing debt of such subsidiary, (iv) debt in favor CH&C or a wholly-owned subsidiary, (v) debt of CH&C that is pari passu with the 11% Notes, so long as such liens are equal and ratable to liens with respect to the 11% Notes, and debt that is subordinate or junior in right of payment to the 11% Notes so long as such liens are junior to liens with respect to the 11% Notes and (vi) certain other permitted liens. In addition, the 11% Indenture contains covenants that restrict CH&C's ability to make investments in or loans to affiliates, to sell or dispose of its assets, or to merge or consolidate with other entities. Notwithstanding such restrictions, CH&C is permitted, subject to certain limitations (including the absence of defaults and the ability to incur additional debt within the permitted Consolidated Fixed Charge Coverage Ratio), to make "Restricted Payments" in an amount equal to $15 million plus 50% of CH&C's consolidated net income since January 1, 1993 (or minus 100% of any net loss), together with certain other amounts. As of June 30, 1996, CH&C had approximately $44 million of capacity under such provisions. See "Risk Factors -- Possible Limitations on Enforceability of Guarantees."


     Each of CHFC and CH&C will be a "Restricted Subsidiary" under the Indenture for the Notes. See "Description of Notes."

NEW BANK CREDIT FACILITY

     On June 19, 1996, the Company and CH&C (collectively referred to herein as the "Borrowers") entered into the New Bank Credit Facility pursuant to which Canadian Imperial Bank of Commerce ("CIBC") and certain other financial institutions (collectively, the "Banks") have provided a five-year reducing revolving credit facility under which the Borrowers are able to borrow, on a revolving basis, up to $500 million and under which CIBC serves as the agent (the "Agent"). The available commitment under the New Bank Credit Facility, which will expire June 18, 2001, began at $500 million and will be reduced over the course of the five-year period according to a predetermined schedule pursuant to which the commitment will be reduced to $475 million on December 1998 and will be further reduced by an additional $50 million at the end of each six-month period thereafter until maturity. Any outstanding borrowings at maturity must be repaid at such date. Following the Offering, the availability will be reduced by approximately $158 million, which amount represents the expected cost to redeem the 10.75% Notes from September 1, 1996 to September 1, 1997 based on the terms of the 10.75% Indenture. The availability will be increased if and to the extent that the Company redeems the 10.75% Notes. The New Bank Credit Facility includes a sublimit for standby letters of credit in an amount up to $15 million to support various obligations of the Borrowers and their subsidiaries. Outstanding indebtedness under the New Bank Credit Facility will, in light of its secured nature, effectively rank senior to the Notes and have prior claim to the assets securing the indebtedness under the New Bank Credit Facility.

     Borrowings under the New Bank Credit Facility bear interest, at the option of the Borrowers, at a margin above (a) the Eurodollar Rate or (b) the highest of the following: (i) the Agent's reference rate, (ii) the Federal Funds Rate plus 1/2 of 1%, and (iii) the CD Published Moving Rate plus 1% (each as defined in the New Bank Credit Facility). The margin above such rates, and the fee on the unfunded portions of the New Bank Credit Facility, vary based on the Company's ratio of Funded Debt (as defined below) to EBITDA (as defined below) pursuant to the following price matrix:

  RATIO OF
FUNDED DEBT
     TO         ALTERNATE BASE     EURODOLLAR
   EBITDA        RATE MARGIN       RATE MARGIN     COMMITMENT FEE
------------    --------------     -----------     --------------
      (x)<2.00       0.000%           1.000%           0.3750%
2.00x<2.50           0.000%           1.250%           0.3750%
2.50x<3.00           0.250%           1.500%           0.3750%
3.00x<3.50           0.500%           1.750%           0.4375%
3.50x                0.750%           2.000%           0.5000%

     The applicable margin at July 1, 1996 was 1.75% above the Eurodollar Rate Margin, resulting in an interest rate of approximately 7.2% as of such date.

     The New Bank Credit Facility initially is guaranteed by Mare-Bear, Inc., Sam-Will, Inc., Eldorado Inc., Boyd Tunica, Boyd Mississippi, Boyd Kansas City, Boyd Kenner, and M.S.W., Inc. and thereafter must be guaranteed by any other Significant Subsidiaries (as defined below) created after June 19, 1996 (collectively, the "Credit Facility Guarantors").

     The obligations under the New Bank Credit Facility are secured by: (a) first deeds of trust on (i) the Stardust, (ii) Sam's Town Las Vegas, (iii) the California, (iv) the Fremont, (v) Sam's Town Tunica, and (vi) Sam's Town Kansas City; (b) a first security interest in all furniture, fixtures, accounts, inventory, equipment (other than leased or financed items) of the Borrowers and Credit Facility Guarantors; (c) a negative pledge on (i) the real and personal property of any other Significant Subsidiaries excepting permitted liens, and
(ii) the Silver Star and Treasure Chest management contracts; and (d) first preferred ship mortgages on the whole of the Patco 400 Riverboat, moored at Sam's Town Tunica, and the Judy's Prize riverboat, moored at Sam's Town Kansas City. In addition, Par-A-Dice Gaming and EPH are expected to guaranty the obligations under the New Bank Credit Facility following the Par-A-Dice Acquisition, subject to the approval of the IGB. The deeds of trust and security interest also secure the Borrower's obligations under any hedging arrangements with any of the Banks.

     The New Bank Credit Facility contains certain financial and other covenants, including, without limitation, various covenants (i) requiring the maintenance of a minimum Tangible Net Worth (as defined below) of not less than the sum of (a) $210,000,000, plus (b) 50% of the Company's consolidated net income (without giving effect to any losses) for each fiscal quarter ending on or after September 30, 1996 plus (c) an amount equal to the increase in the Company's stockholders' equity after June 19, 1996 by reasons of sales and issuances of the Company's capital stock, and minus (d) the amount of goodwill, not to exceed $130,000,000, associated with Par-A-Dice in the event the Par-A-Dice Acquisition is consummated (ii) requiring the maintenance of a minimum Fixed Charge Coverage Ratio (as defined below) of 2.0 to 1.0 from June 19, 1996 to March 31, 1998 and 2.25 to 1.0 at any time thereafter, (iii) establishing a maximum permitted Funded Debt (as defined below) to EBITDA (as defined below) ratio of 4.0 to 1.0 from June 19, 1996 to March 31, 1997, 3.75 to
1.0 from April 1, 1997 to March 31, 1998, 3.5 to 1.0 from April 1, 1998 and March 31, 1999 and 3.0 to 1.0 from April 1, 1999, (iv) imposing limitations on the incurrence of additional indebtedness and the creation of liens, (v) imposing limits on the maximum permitted Maintenance Capital Expenditures (as defined below) for each fiscal year during the term of the New Bank Credit Facility ($50,000,000 for fiscal years 1996, 1997 and 1998, $55,000,000 for fiscal year 1999, and $60,00,000 for fiscal years 2000 and 2001), and (vi) imposing restrictions on Investments (as defined below), the purchase or redemption of subordinated debt prior to its stated maturity, dividends and other distributions, and the redemption or purchase of capital stock of the Company.

     The following terms when used in this "New Bank Credit Facility" section of this Prospectus have the following meanings (such meanings to be applicable to the singular and plural forms thereof):

     "EBITDA" means, for any period, the Company and certain of its subsidiaries' consolidated earnings before depreciation, amortization, interest expense, preopening expenses, extraordinary items and taxes, all as determined in accordance with generally accepted accounting principles ("GAAP"), plus the earnings, before depreciation, amortization, interest expense, preopening expenses, extraordinary items and taxes, all as determined in accordance with GAAP, during such period for any new venture acquired by the Company or its subsidiaries during such period, in either case, plus (or minus) any non-cash loss (or gain) arising from a change in GAAP.

     "Eurodollar Rate" means the rate of interest equal to (a) the interest rate per annum for deposits in U.S. dollars in an amount approximately equal to the amount of CIBC's Eurodollar Rate Loan and for a period approximately equal to such interest period which appears on page 3750 of the Dow Jones Industrial Screen as of 10:00 a.m. London time two business days prior to the beginning of the period for which the interest rate is being calculated for delivery on the first day of such interest period, or (b) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which dollar deposits in immediately available funds are offered to certain lenders in the interbank market as at or about 11:00 a.m. New York time two business days prior to the beginning of such interest period, and in an amount approximately equal to the amount of CIBC's Eurodollar Rate Loan comprising part of such borrowing and for a period equal to such interest period.

     "Fixed Charge Coverage Ratio" means the ratio of (a) twelve-month trailing EBITDA plus rental payments during such period to (b) the sum of (i) the Company and certain of its subsidiaries' consolidated interest expense, provision for taxes and rental payments (each as defined under GAAP) for such twelve-month period, plus (ii) all dividends and distributions paid on any shares of capital stock of the Company during such twelve month period, plus (iii) all mandatory principal payments required to be made by the Company or certain of its subsidiaries (whether or not such payments are actually made) for such twelve-month period (exclusive of (a) the repayment of certain indebtedness and (b) the payment of the loans in connection with mandatory reductions of the commitment).

     "Funded Debt" means the Company's outstanding total consolidated debt (including letters of credits, synthetic leases and capital leases, but excluding trade payables and other current accrued liabilities) calculated as the average of the amounts outstanding as of the last day of each calendar month in a fiscal quarter.

     "Investment" means, relative to any person, (a) any loan or advance made by such person to any other person (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) any contingent liability of such person; and (c) any ownership or similar interest held by such person in any other person.

     "Maintenance Capital Expenditures" means any capital expenditures which are made to maintain or restore the condition or usefulness of property, but which are not properly chargeable to repairs and maintenance in accordance with GAAP; provided, however, that such term will not include any capital expenditures to restore the condition or usefulness of property to the extent funded from insurance; proceeds delivered to the Company or its subsidiaries in accordance with the terms of the New Bank Credit Facility.

     "Tangible Net Worth" means the consolidated net worth of the Company and certain of its subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of the Company and such subsidiaries, including goodwill, franchises, licenses, patents, trademarks and trade names.

                              DESCRIPTION OF NOTES


     The Notes will be issued under an indenture to be dated as of October 4, 1996 (the "Indenture") among the Company, the Guarantors and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained by contacting the Office of the Secretary at the principal executive offices of the Company, 2950 South Industrial Road, Las Vegas, Nevada 89109, telephone: (702) 792-7200.


     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), as in effect on the date of the Indenture. The Notes are subject to all such terms, and holders of the Notes (the "Holders") are referred to the Indenture and the Trust Indenture Act for a statement of those terms. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete. Such summaries may make use of certain terms defined in the Indenture and are qualified in their entirety by express reference to the Indenture. For the purposes of this section "Description of Notes," the term "Company" shall mean Boyd Gaming Corporation only, and shall not include any of its subsidiaries.

GENERAL


     The Notes will mature on October 1, 2003 and will be limited to an aggregate principal amount of $200 million. The Notes will be issued in fully registered form only and will be issued in denominations of $1,000 and integral multiples thereof. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar, which initially will be the offices of the Trustee.


PAYMENT TERMS


     The Notes will bear interest at a rate of 9.25% per annum until maturity, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1997, to the persons who are registered Holders thereof at the close of business on the March 15 or September 15 immediately preceding such interest payment date.


     The Indenture provides that interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Initially, the Trustee will act as Paying Agent and Registrar. Principal and interest will be payable initially at the offices of the Trustee but, at the option of the Company, interest may be paid by check mailed to Holders at their registered addresses. The Company or any domestically incorporated Restricted Subsidiary may act as Paying Agent and Registrar, and the Company may change the Paying Agent or Registrar without prior notice to Holders.

RANKING

     The Indebtedness evidenced by the Notes will be senior unsecured obligations of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, will be senior in right of payment to all future subordinated Indebtedness of the Company and will be Guaranteed(collectively, the "Guaranties") by certain existing Restricted Subsidiaries of the Company, which contain substantially all of the income-producing properties of the Company, and any future Subsidiaries to which any Guarantor transfers assets unless: (x) with respect to each such transfer the transfer is at least as favorable to such Guarantor as could be obtained in a similar transaction in arm's-length dealings with a Person who is not an Affiliate of such Guarantor, and with respect to each transfer (i) involving aggregate payments in excess of $5 million, the Company delivers to the Trustee an Officers' Certificate certifying that such transfer was approved by a majority of the disinterested members of the Board of Directors of the Company as complying with the foregoing standard and (ii) involving aggregate payments in excess of $10 million, the Company delivers to the Trustee an opinion letter from an Independent Advisor to the effect that such transfer is fair, from a financial point of view, to the Guarantor; and (y) each such transfer is for Property other than securities of the transferee and its Affiliates. Any Person required by the preceding sentence to become a Guarantor because of a transfer of assets must be or become a Restricted Subsidiary at the time of such transfer. As of June 30, 1996 and giving effect to the Offerings, the Par-A-Dice Acquisition, redemption of the 10.75% Notes and the Mary's Prize Sale, the Company had approximately $344 million of indebtedness that, in light of its secured nature, will effectively rank senior to the Notes. The Company will use all reasonable efforts to cause Par-A-Dice and EPH to become Guarantors as described below under "-- Guaranty by Par-A-Dice and EPH." All Subsidiaries required to Guarantee the Notes in accordance with the foregoing are referred to as the "Guarantors." Except in the case of Par-A-Dice and EPH, and as a result of asset transfers referred to above, the Indenture does not require future Restricted Subsidiaries to become Guarantors.



     The Notes will be structurally subordinated to all present and future obligations of the Company's Subsidiaries that are not Guarantors and could be effectively subordinated to obligations of the Guarantors. See "Risk
Factors -- Possible Limitations on Enforceability of Guaranties" and "-- Holding Company Structure and Ability to Service Debt." As of June 30, 1996, after giving effect to the Offering and the application of the net proceeds thereof, the total Indebtedness and liabilities (including trade payables and accrued liabilities) of Subsidiaries reflected on the Company's balance sheet would have been approximately $258 million. Although the Indenture contains limitations on the amount of additional Indebtedness which the Company and its Restricted Subsidiaries may Incur, the amounts of such Indebtedness could be substantial and, in any case, all of such Indebtedness may be Indebtedness of Subsidiaries (which could be effectively senior in right of payment to the Notes).


GUARANTIES


     The obligations of the Company pursuant to the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally Guaranteed, jointly and severally, on a senior unsecured basis, by each of the Guarantors under such Guarantor's Guaranty. Each Guarantor will also agree to contribute to any Guarantor or Guarantors which make payments pursuant to a Guaranty or Guaranties an amount equal to such Guarantor's proportionate share of such Guaranty payment, based on the net worth of such Guarantor relative to the aggregate net worth of the Guarantors. See "Risk Factors -- Possible Limitations on Enforceability of Guaranties."


GUARANTY BY PAR-A-DICE AND EPH

     The Indenture provides that the Company shall use all reasonable efforts, and shall cause Par-A-Dice and EPH to use all reasonable efforts, to obtain all necessary approvals of Gaming Authorities in the State of Illinois for Par-A-Dice to execute a supplemental indenture, in the form prescribed by the Indenture and containing its Guaranty, and to cause Par-A-Dice and EPH to enter into such supplemental indenture in favor of the Holders at the consummation of the Par-A-Dice Acquisition or as soon thereafter as possible. Regardless of whether such approval is obtained, at all times following consummation of the Par-A-Dice Acquisition, Par-A-Dice and EPH will be subject to all of the covenants applicable to a Guarantor under the Indenture.

MANDATORY DISPOSITION OR REDEMPTION PURSUANT TO GAMING LAWS

     If a Holder or beneficial owner of a Note is required to be licensed, qualified or found suitable under applicable Gaming Laws and is not so licensed, qualified or found suitable within any time period specified by the applicable Gaming Authority, the Holder shall be obliged, at the request of the Company, to dispose of such Holder's Notes within a time period prescribed by the Company or such other time period prescribed by such Gaming Authority (in which event the Company's obligation to pay any interest after the receipt of such notice shall be limited as provided in such Gaming Laws), and thereafter, the Company shall have the right to redeem, on the date fixed by the Company for the redemption of such Notes, such Holder's Notes at a redemption price equal to the lesser of (i) the lowest closing sale price of the Notes on any trading day during the 120-day period ending on the date upon which the Company shall have received notice from a Gaming Authority of such Holder's disqualification or (ii) the price at which such Holder or beneficial owner acquired the Notes, unless a different redemption price is required by such Gaming Authority, in which event such required price shall be the redemption price. The Company is not required to pay or reimburse any Holder or beneficial owner of a Note for the costs of licensure or investigation for such licensure, qualification or finding of suitability. Any

Holder or beneficial owner of a Note required to be licensed, qualified or found suitable under applicable Gaming Laws must pay all investigative fees and costs of the Gaming Authorities in connection with such qualification or application therefor.

OPTIONAL REDEMPTION


     The Notes will not be redeemable at the option of the Company prior to maturity.


MANDATORY SINKING FUND

     There are no mandatory sinking fund payments for the Notes.

BOOK-ENTRY SYSTEM

     The Notes will initially be issued in the form of Global Securities (as defined in the Indenture) held in book-entry form. Accordingly, The Depository Trust Company ("DTC") or its nominee will initially be the sole registered holder of the Notes for all purposes under the Indenture.

     Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the Notes represented by such Global Security purchased by such persons in the Offering. Such accounts shall be designated by the Underwriters with respect to Notes placed by the Underwriters for the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC for such Global Security. Ownership of beneficial interest in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interest in a Global Security.

     Payment of principal and interest on Notes represented by any such Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Notes represented thereby for all purposes under the Indenture. None of the Company, the Trustee, any agent of the Company, or the Underwriters will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Notes or for maintaining, supervising, or reviewing any of DTC's records relating to such beneficial ownership interests.

     The Company has been advised by DTC that upon receipt of any payment of principal of, or interest on, any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC. A Global Security is exchangeable for certificated Notes only if (i) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (ii) the Company executes and delivers to the Trustee a notice that such Global Security shall be so transferable, registerable, and exchangeable, and such transfers shall be registerable or (iii) there shall have occurred and be continuing an Event of Default or an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Notes represented by such Global Security. Any Global

Security that is exchangeable for certificated Notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated Notes in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Notes, (i) certificated Notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (ii) payment of principal, any repurchase price, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registerable, at the office or agency of the Company maintained for such purposes and (iii) no service charge will be made for any registration of transfer or exchange of the certificated Notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

     So long as DTC or any successor depositary for a Global Security, or its nominee, is the registered owner of such Global Security, DTC or such successor depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices, and for all other purposes under the Indenture and the Notes. Beneficial interests in Notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC or any successor depositary and its participants. Cede & Co. has been appointed as the nominee of DTC. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to and will not be considered the Holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture, including suing for nonpayment of principal or interest. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in a Global Security desires to give or take any which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date (the "Change of Control Payment").

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder stating, among other things: (1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of

Control" and that all Notes (or portions thereof) timely tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (3) that any Note (or portion thereof) accepted for payment (and for which payment has been duly provided on the Change of Control Payment Date) pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (4) that any Notes (or portions thereof) not tendered will continue to accrue interest; (5) a description of the transaction or transactions constituting the Change of Control; and (6) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the Holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     In the event the Notes have Investment Grade Status at the earlier of the public announcement of (x) the occurrence of a Change of Control or (y) (if applicable) the intention of the Company to effect a Change of Control, the foregoing Change of Control provisions shall not apply unless both a Change of Control with respect to the Company and a Rating Decline shall occur. If the Notes have Investment Grade Status at the earlier of the public announcement of
(x) the occurrence of a Change of Control or (y) (if applicable) the intention of the Company to effect a Change of Control, and the Company effects defeasance of the Notes under the Indenture prior to the date of a Rating Decline, the Company will not be obligated to make a repurchase offer as a result of such Change of Control and Rating Decline. While the Company has no present intention to defease the Notes, the Company could elect to defease the Notes in the event that a proposed corporate action could not be undertaken in compliance with the restrictive covenants in the Notes and the terms of the Notes did not then permit the Company to effect a redemption. The effect of the preceding provision is that in the event that at least two of three designated ratings agencies rated the Notes "investment grade" prior to such Change of Control, the Company would only be required to make a Change of Control Offer if, within 90 days of the announcement of such Change of Control, at least two of the three designated ratings agencies have rated the Notes "non-investment grade" and the Company does not elect to defease the Notes prior to the announcement of such "non-investment grade" ratings.

     There can be no assurance that the Company will be able to fund any such repurchase of the Notes. Certain existing credit agreements contain and any future credit agreements or other agreements relating to indebtedness of the Company may contain prohibitions or restrictions on the Company's ability to effect a Change of Control Payment. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Risk Factors -- Lack of Sufficient Funds to Effect Repurchase."

     The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require the Company to repurchase such

Notes as a result of a sale, lease, conveyance or transfer of less than all of the assets of the Company to another person may be uncertain.

CERTAIN COVENANTS

     Set forth below are certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Status and (ii) no Default or Event of Default has occurred and is continuing under the Indenture with respect to the Notes, the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture with respect to the Notes described below under "-- Limitation on Indebtedness," "-- Limitation on Restricted Payments" and "-- Limitation on Asset Sales" (collectively, the "Suspended Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants with respect to the Notes for any period of time as a result of the preceding sentence and, subsequently, at least two of the three Rating Agencies withdraw their ratings or assign the Notes a rating below the required Investment Grade Ratings, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for the benefit of the Notes and compliance with the Suspended Covenant with respect to Restricted Payments made after the time of such withdrawal or assignment will be calculated in accordance with the terms of the covenant described below under "-- Limitation on Restricted Payments" as if such covenant had been in effect during the entire period of time from the Issue Date with respect to the Notes.

     Limitation on Indebtedness. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness unless no Event of Default has occurred and is continuing and unless (after giving effect to (i) the Incurrence of such Indebtedness as if such Indebtedness was Incurred at the beginning of the Reference Period and (if applicable) the application of the net proceeds thereof to repay other Indebtedness as if the application of such proceeds occurred at the beginning of the Reference Period, (ii) the Incurrence and retirement of any other Indebtedness since the first day of the Reference Period as if such Indebtedness was Incurred or retired at the beginning of the Reference Period and (iii) the acquisition or disposition of any company or business by the Company or any Restricted Subsidiary since the first day of the Reference Period including any acquisition or disposition which will be consummated contemporaneously with the Incurrence of such Indebtedness, as if such acquisition or disposition occurred at the beginning of the Reference Period), the Company's Consolidated Fixed Charge Coverage Ratio would exceed 2.0 to 1.0.

     Notwithstanding the foregoing limitation, the Company may Incur the following Indebtedness: (i) Indebtedness evidenced by the Notes; (ii) Indebtedness outstanding on the Issue Date; (iii) so long as no Event of Default has occurred and is continuing, Indebtedness under the Credit Facility in an aggregate amount outstanding at any time not to exceed $500 million, as such amount may be reduced as a result of repayments pursuant to the covenant "Limitation on Asset Sales; Event of Loss" of Indebtedness outstanding under the Credit Facility; (iv) Indebtedness of the Company or a Restricted Subsidiary owing to and held by a Restricted Subsidiary or the Company; provided, however, that any subsequent issuance or transfer of any Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness except to the Company or a Restricted Subsidiary shall be deemed in each case to constitute the Incurrence of such Indebtedness by the issuer thereof; (v) Indebtedness under Interest Rate Agreements entered into for the purpose of limiting interest rate risks, provided that the obligations under such agreements are related to payment obligations on Indebtedness otherwise permitted by the terms of this covenant; (vi) Indebtedness under Currency Exchange Protection Agreements, provided that such Currency Exchange Protection Agreements were entered into for the purpose of limiting exchange rate risks in connection with transactions entered into in the ordinary course of business; (vii) Indebtedness in connection with one or more standby letters of credit, performance bonds or completion guarantees issued in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit; (viii) Indebtedness outstanding under Permitted FF&E Financings which are either (x) Non-Recourse Indebtedness of the Company and its Restricted Subsidiaries or (y) limited in amount for each Gaming Facility owned or leased by the

Company or any of its Restricted Subsidiaries to the lesser of (1) the amount of FF&E used in such Gaming Facility and financed by such Permitted FF&E Financing or (2) $10 million; (ix) so long as no Event of Default has occurred and is continuing, Indebtedness of the Company not otherwise permitted to be Incurred pursuant to the provisions of the immediately preceding paragraph or this paragraph in an aggregate amount Incurred not to exceed $25 million; or (x) Permitted Refinancing Indebtedness Incurred in respect of Indebtedness outstanding pursuant to the provisions of the immediately preceding paragraph or clauses (i), (ii), (iii), (viii) and this clause (x) of this paragraph.

     Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation on Indebtedness" or (c) the aggregate amount of such Restricted Payment and all other Restricted Payments made from and after the date of the Indenture (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the end of the most recent fiscal quarter ended immediately prior to the date of the Indenture to the end of the most recent fiscal quarter ended immediately prior to the date of such Restricted Payment (or, in the case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (ii) the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the end of the most recent fiscal quarter ended immediately prior to the date of the Indenture (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries or pursuant to clauses (iii) or (iv) in the following paragraph); (iii) the amount by which Indebtedness of the Company or any Guarantor is reduced on the Company's balance sheet upon the conversion or exchange (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) subsequent to the end of the most recent fiscal quarter ended immediately prior to the date of the Indenture, of any Indebtedness of the Company or any Guarantor convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (iv) the amount equal to the net reduction in Investments resulting from (A) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Guarantor or the satisfaction or reduction (other than by means of payments by the Company or any Restricted Subsidiary) of obligations of other Persons which have been Guaranteed by the Company or any Guarantor or (B) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries which execute Guaranties, in each case such net reduction in Investments being (x) valued as provided in the definition of "Investment," (y) in an amount not to exceed the aggregate amount of Investments previously made by the Company or any Guarantor which were treated as a Restricted Payment, and (z) included in this clause (iv) only to the extent not included in Consolidated Net Income; (v) payments of dividends, repayments of loans or advances or other transfers of assets to the Company or any Guarantor from the Mirage Joint Venture to the extent such dividends, repayments, advances or other transfers exceed $100 million; and (vi) $75 million.

     The provisions of the preceding paragraph shall not prohibit: (i) the payment of any dividend within 60 days after the date of its declaration if such dividend could have been paid on the date of its declaration in compliance with such provisions; provided that at the time of payment of such dividend no Default under any provision of the Indenture other than this covenant shall have occurred and be continuing (or would result therefrom); (ii) the redemption or repurchase of any Capital Stock or Indebtedness of the Company (other than any Capital Stock or Indebtedness which is held or beneficially owned by, or issued by, any member of the Boyd Family, the Company or any Affiliate of the Company),
(A) if the holder or beneficial owner of such Capital Stock or Indebtedness is required to qualify under the Gaming Laws and does not so qualify or (B) if necessary in the reasonable, good faith judgment of the Board of Directors, as evidenced by a Board Resolution, to prevent the loss or secure the reinstatement of any Gaming License which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would restrict the ability of the Company or any of its Subsidiaries to conduct business in any gaming jurisdiction; (iii) any purchase, redemption or other acquisition or retirement of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company; (iv) any purchase, redemption or other acquisition or retirement of the Indebtedness of any Person made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock (other than Disqualified Stock) of the Company; (v) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness from the proceeds of Permitted Refinancing Indebtedness; (vi) any purchase, redemption or other retirement of the 11% Notes and the 10.75% Notes;
(vii) Investments not to exceed $100 million in the Mirage Joint Venture; (viii) Investment Guarantees to the extent permitted by the provisions described under the caption, "-- Limitation on Indebtedness" above that constitute Permitted Joint Venture Investments and Guarantee (with full rights of subrogation) Indebtedness Incurred by a Permitted Joint Venture to acquire or construct Gaming Facilities provided that such Indebtedness (A) is not expressly subordinated in right of payment or otherwise to any other Indebtedness of such Permitted Joint Venture and (B) is secured by first priority security interests in such Gaming Facilities, and (ix) payments pursuant to Investment Guarantees which were entered into in compliance with clause (viii) of this paragraph.

     The full amount of any Restricted Payments pursuant to clauses (i) and (ii) of the preceding paragraph (but not pursuant to clauses (iii), (iv), (v), (vi) and (vii) of the preceding paragraph) shall be included in the calculation of the aggregate amount of the Restricted Payments referred to in the next preceding paragraph. With respect to any Investment Guarantee, (x) if at any time the Company or any Restricted Subsidiary ceases to control the day-to-day operations of the Permitted Joint Venture the Indebtedness of which is Guaranteed by the Investment Guarantee, the full amount of such Investment Guarantee shall thereafter be included in the calculation of the aggregate amount of Restricted Payments referred to in the next preceding paragraph and
(y) if the Company or a Restricted Subsidiary retains such control, any amount actually paid pursuant to such Investment Guarantee shall be included in the calculation of the aggregate amount of Restricted Payments referred to in the next preceding paragraph.

     Limitation on Liens. The Company shall not, and shall not permit any Guarantor or Par-A-Dice and EPH to, directly or indirectly, Incur or suffer to exist, any Lien upon any of its Property, whether now owned or hereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Indebtedness of the Company or any Guarantor, Par-A-Dice or EPH secured by such Lien except for: (i) Permitted Liens; (ii) Liens on assets financed through Permitted FF&E Financings securing Indebtedness permitted under clause (viii) of "-- Limitation on Indebtedness"; (iii) Liens on the Property of the Company or any Guarantor, Par-A-Dice or EPH existing on the date of the Indenture; (iv) Liens securing Indebtedness Incurred pursuant to the Credit Facility; (v) Liens in favor of the Company or a Guarantor; (vi) Liens on the Property of a Person at the time such Person becomes a Guarantor; provided, however, that any such Lien may not extend to any other Property of the Company or any Guarantor; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Guarantor; or (vii) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole or in part of any Indebtedness secured by any Lien referred to in the foregoing clauses (ii), (iii), (vi) and
(vii); provided, however, that (x) such new Lien shall be limited to all or part of the same Property subject to the original Lien (plus improvements on such Property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (ii), (iii), (vi) or (vii) and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary (A) on its Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any other Restricted Subsidiary or (b) make loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) agreements in effect on the Issue Date; (ii) applicable law; (iii) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices; (iv) Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced; or (v) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated; provided, however, that such agreements are not entered into in anticipation or contemplation of such designation. Nothing contained in this covenant shall prevent the Company or any Restricted Subsidiary from granting any Lien permitted by the "-- Limitation on Liens" covenant.

     Limitation on Asset Sales; Event of Loss. Other than upon an Event of Loss, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale after the Issue Date, where the Property subject to such Asset Sale has an aggregate Fair Market Value equal to or in excess of $10 million, unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (ii) at least 75% of such consideration consists of cash or Temporary Cash Investments; provided, however, that for purposes of this clause
(ii), (x) the assumption of Indebtedness of the Company or a Restricted Subsidiary which is not subordinated to the Notes or any Guarantee shall be deemed to be Temporary Cash Investments if the Company, such Restricted Subsidiary, and all other Restricted Subsidiaries of the Company, to the extent any of the foregoing are liable with respect to such Indebtedness, are expressly released from all liability for such Indebtedness by the holder thereof in connection with such Asset Sale, (y) any securities or notes received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Temporary Cash Investments within 10 business days of the date of such Asset Sale shall be deemed to be Temporary Cash Investments and (z) the Company and its Restricted Subsidiaries may receive consideration in the form of securities exceeding 25% of the consideration for one or more Asset Sales so long as the Company and its Restricted Subsidiaries do not hold such securities having an aggregate Fair Market Value in excess of $50 million at any time outstanding; (iii) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a pro forma basis, to, such Asset Sale; and
(iv) the Board of Directors of the Company determines in good faith that such Asset Sale complies with clauses (i) and (ii).

     Upon an Event of Loss incurred by the Company or any of its Restricted Subsidiaries, the Net Proceeds received from such Event of Loss shall be applied in the same manner as proceeds from Asset Sales described above and pursuant to the procedures set forth below.

     Within 270 days after the receipt of the Net Proceeds of an Asset Sale or Event of Loss, an amount equal to 100% of the Net Proceeds from such Asset Sale or Event of Loss may be applied by the Company or a Restricted Subsidiary (A) to permanently repay, redeem or repurchase Indebtedness of the Company or Indebtedness of any Restricted Subsidiary or (B) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by the Company or another Restricted Subsidiary); provided, however, that if the Company or any Restricted Subsidiary contractually commits within such 270-day period to apply such Net Proceeds within 180 days of such contractual commitment in accordance with the above clauses (A) or (B), and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Proceeds set forth in this paragraph shall be considered satisfied.

     Any Net Proceeds from an Asset Sale or Event of Loss that are not used in accordance with the preceding paragraph shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds), the Company shall make an offer to purchase (the "Prepayment Offer"), on a pro rata basis, from all Holders of the Notes, an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash at least equal to 100% of the principal amount thereof, plus accrued and unpaid interest, in accordance with the procedures summarized herein and set forth in the Indenture. To the extent that any portion of the Excess Proceeds remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender the Notes for repurchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for general corporate purposes and the amount of Excess Proceeds shall be reset to zero. Pending application of Net Proceeds pursuant to clause (A) and (B) above, such Net Proceeds will be invested in Temporary Cash Investments.

     Within ten Business Days after the amount of Excess Proceeds exceeds $20 million, the Company shall send a written notice, by first-class mail, to the Holders (the "Prepayment Offer Notice"), accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such Holders to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things,
(a) that the Company is offering to purchase Notes pursuant to the provisions of the Indenture described herein under "-- Limitation on Asset Sales," (b) that any Note (or any portion thereof) accepted for payment (and for which payment has been duly provided on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest after the Purchase Date, (c) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days from the date the Prepayment Offer Notice is mailed (the "Purchase Date"), (d) the aggregate principal amount of Notes (or portions thereof) to be purchased and (e) a description of the procedure which Holders must follow in order to tender their Notes (or portions thereof) and the procedures that Holders must follow in order to withdraw an election to tender their Notes (or portions thereof) for payment.

     The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, lease or exchange of any Property, the making of any Investment, the giving of any Guarantee or the rendering or receiving of any service) with, from or for the benefit of, (1) any Affiliate, (2) any Related Person or (3) any officer or director of any Affiliate or a Related Person (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are (a) in writing, (b) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (c) at least as favorable to the Company or such Restricted Subsidiary, as the case may be, as those that could be obtained at the time of such Affiliate Transaction in a similar transaction in arm's-length dealings with a Person who is not such an Affiliate, Related Person or officer or director of an Affiliate or Related Person, (ii) with respect to each Affiliate Transaction involving aggregate payments to either party in excess of $5 million, the Company delivers to the Trustee an Officers' Certificate certifying that such Affiliate Transaction was approved by a majority of the disinterested members of the Board of Directors and that such Affiliate Transaction complies with clause (i), and (iii) with respect to each Affiliate Transaction involving aggregate payments in excess of $10 million, the Company delivers to the Trustee an opinion letter from an Independent Advisor to the effect that such Affiliate Transaction is fair, from a financial point of view.

     Notwithstanding the foregoing limitation, the Company may enter into or suffer to exist the following: (i) any transaction pursuant to any contract in existence on the Issue Date; (ii) any Restricted Payment permitted to be made pursuant to "-- Limitation on Restricted Payments"; (iii) any transaction or series of transactions between the Company and one or more of its Restricted Subsidiaries or between two or more of its Restricted Subsidiaries; and (iv) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of its Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor.

     Maintenance of Properties and Other Matters. The Company shall, and shall cause each of its Subsidiaries to, maintain its Properties in good working order and condition and make all necessary repairs, renewals and replacements; provided, however, that nothing in this provision shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its Properties, if such discontinuance is, in the judgment of the Company, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders.

     The Company shall, and shall cause each of its Subsidiaries to, insure and keep insured, with financially sound and reputable insurers, so much of their respective Properties and in such amounts as is usually and customarily insured by Persons engaged in a similar business with respect to Properties of a similar character against loss by fire and the extended coverage perils. None of the Company or any of its Subsidiaries shall maintain a system of self-insurance in lieu of or in combination with the foregoing insurance with respect to its Properties; provided that deductibles under the insurance policy or policies of the Company and its Subsidiaries shall not be considered to be self-insurance as long as such deductibles accord with financially sound and approved practices of Persons owning or operating Properties of a similar character and maintaining similar insurance coverage.

     The Company shall, and shall cause each of its Subsidiaries to, keep proper books and records of accounts in which full and correct entries will be made of all its business transactions in accordance with GAAP. The Company shall cause the books and records of accounts of the Company and its Subsidiaries to be examined, either on a consolidated or on an individual basis, by one or more firms of independent public accountants not less frequently than annually. The Company shall, and shall cause each of its Subsidiaries to, prepare its financial statements in accordance with GAAP.

     The Company shall, and shall cause each of its Subsidiaries to, comply with all Legal Requirements and to obtain any licenses, permits, franchises or other authorizations, including Gaming Licenses, from Governmental Authorities necessary to the ownership or operation of its Properties or to the conduct of its business.

     Notwithstanding the foregoing provisions in this covenant, failure by the Company or any of its Subsidiaries to comply with such provisions shall not be deemed to be a breach of such provisions to the extent that such failure would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

     Limitation on Activities of the Company. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in (through acquisition or otherwise) any business other than a Related Business.

     Limitation on Status as an Investment Company. The Company shall not, and shall not permit any of its Subsidiaries to, become an "investment company" (as that term is defined in the Investment Company Act of 1940), to the extent such status would subject the Company or any such Subsidiary to regulation under the Investment Company Act, except for Subsidiaries established for the purpose of financing the operating businesses of the Company and its Subsidiaries.


     Limitation on CH&C Restricted Payments. For so long as any 11% Notes are outstanding, the Company shall continue to own a majority of the Voting Stock of CH&C, and shall not permit CH&C or its subsidiaries to make any payments which would constitute "Restricted Payments" within the meaning of the 11% Indenture; provided, however, that the foregoing provision shall in no event prohibit

(i) payments by CH&C and its subsidiaries pursuant to their Guaranties and (ii) payments to the Company which are used by the Company within five days to pay amounts due under the Notes.


RELEASE OF GUARANTORS

     If all the Capital Stock of a Guarantor is sold by the Company or any Subsidiary or upon the consolidation or merger of a Guarantor with or into any other person other than the Company or a Subsidiary where the surviving entity to such consolidation or merger is not a Subsidiary of the Company, in circumstances where such sale, consolidation or merger is not prohibited under the covenant "-- Limitation on Asset Sales," such Guarantor shall be deemed automatically and unconditionally released and discharged from all obligations under its Guaranty and the Indenture without any further action required on the part of the Trustee or any Holder.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     Neither the Company nor any Guarantor shall merge or consolidate with or into any other entity (other than a merger or consolidation of a Guarantor with or into the Company or another Guarantor, and other than a merger or consolidation of a Guarantor where the surviving entity is not the Company or a Subsidiary of the Company) or in one transaction or a series of related transactions sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its Property unless: (i) the entity formed by or surviving any such consolidation or merger (if the Company or such Guarantor is not the surviving entity) or the Person to which such sale, assignment, transfer, lease or conveyance is made (the "Successor") (a) shall be a corporation organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and such corporation expressly assumes, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, the due and punctual payment of the principal, premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company or such Guarantor, as the case may be, and (b) the Successor shall have all Gaming Licenses required to operate all Gaming Facilities to be owned by such Successor; (ii) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company's Property or of such Guarantor's Property, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (iii) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;
(iv) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Successor, as the case may be, would be able to Incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "-- Limitation of Indebtedness"; and (v) immediately after giving effect to such transaction or series of transactions on a pro forma basis including, without limitation, any Indebtedness Incurred or anticipated to be Incurred in connection with such transaction or series of transactions), the Company or the Successor shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions.

SEC REPORTS

     The Indenture provides that whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and Holders such annual reports and such information, documents and other reports as are specified in Sections 13 or 15(d) of the Exchange Act and the rules and regulations thereunder and applicable to a U.S. corporation subject to such Sections and the rules and regulations thereunder, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections and the rules and regulations thereunder.

EVENTS OF DEFAULT

     The following events are defined in the Indenture as "Events of Default":
(i) default with respect to payment of interest on any of the Notes when it becomes due and payable, and the continuance of such default for a period of 30 days; (ii) default with respect to payment of principal or premium, if any, on any of the Notes when due at maturity, upon acceleration, required purchase or otherwise; (iii) failure by the Company or any Guarantor to observe, perform or comply with the covenants and agreements described in "-- Merger, Consolidation and Sale of Assets" herein; (iv) failure by the Company or the Guarantors to observe, perform or comply with any of the other covenants and agreements in the Indenture and such failure to observe, perform or comply continues for a period of 30 days after receipt by the Company of a written notice from the Trustee or Holders of not less than 25% in aggregate principal amount of the Notes then outstanding; (v) Indebtedness of the Company or any Restricted Subsidiary is not paid when due within any applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated Indebtedness exceeds $10 million; (vi) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any Restricted Subsidiary in an uninsured aggregate amount in excess of $10 million and such judgment or order is not discharged, waived, stayed or satisfied for a period of 60 consecutive days; (vii) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Restricted Subsidiary; (viii) any revocation, suspension or loss of any Gaming License which results in the cessation of business for a period of more than 90 consecutive days of the business of any Gaming Facility owned, leased or operated directly or indirectly by the Company or any of its Subsidiaries (other than any voluntary relinquishment of a Gaming License if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors, evidenced by a Board Resolution, both desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders); and (ix) any Guaranty ceases to be in full force and effect (other than pursuant to the terms of the Indenture) or is declared null and void or any Guarantor denies that it has any further liability under its Guaranty or gives notice to such effect.

     The Indenture provides that the Trustee, within 90 days after the occurrence of any continuing Default or Event of Default that is known to the Trustee, will give notice to the Holders; provided, however, that, except in the case of a default in payment of principal of or interest on the Notes, the Trustee may withhold such notice as long as it in good faith determines that such withholding is in the interest of the Holders.

     The Indenture provides that if an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Guarantor) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Notes then outstanding may accelerate the maturity of all the Notes in which event the Notes shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Notes then outstanding, may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or a Guarantor shall occur, the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

     The Holders of a majority in principal amount of the Notes then outstanding shall have the right to waive any existing Default with respect to the Notes or compliance with any provision of the Indenture or the Notes and to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

     No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default;
(ii) Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as a trustee; and (iii) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder for enforcement of payment of the principal of and premium, if any, or interest on such Holder's Note on or after the respective due dates expressed in such Note.

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture, the Notes and the Guaranties may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note, no amendment may, among other things, (i) reduce the amount of Notes whose Holders must consent to an amendment or waiver,
(ii) reduce the rate of or extend the time for payment of interest on any Note,
(iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) make any Note payable in money other than that stated in the Note, (v) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, (vi) subordinate in right of payment, or otherwise subordinate, the Notes to any other obligation of the Company or any Guarantor, or (vii) release any security interest in favor of the Notes or Guaranties.

     Without the consent of any Holder of the Notes, the Company, the Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture, to release a Guarantor from its Guaranty if such Guarantor is sold in compliance with the provisions set forth in "-- Release of Guarantors" above, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of
Section 163(f) of the Internal Revenue Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Internal Revenue Code), to secure the Notes, to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

     The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

DISCHARGE OF INDENTURE AND DEFEASANCE

     When (i) the Company delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption as described above, and the Company irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Company pays all other sums payable hereunder by the Company, then the Indenture shall, subject to certain surviving provisions, cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of the Indenture on demand of the Company accompanied by an Officers' Certificate and an Opinion of Counsel and at the cost and expense of the Company.

     Subject to the conditions to defeasance described below and the survival of certain provisions, the Company at any time may terminate (i) all its obligations under the Notes and the Indenture ("legal defeasance option") or
(ii) its obligations under certain restrictive covenants and the related Events of Default ("covenant defeasance option"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (ii) of the immediately preceding paragraph.

     The legal defeasance option or the covenant defeasance option may be exercised only if: (i) the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be; (ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (iii) 123 days pass after the deposit is made and during the 123-day period no Default described in clause (vii) under "-- Events of Default" occurs which is continuing at the end of the period; (iv) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto; (v) the deposit does not constitute a default under any other agreement or instrument binding on the Company; (vi) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; (vii) in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (a) the Company has received from the Internal Revenue Service a ruling, or (b) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (viii) in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (ix) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

THE TRUSTEE

     The Bank of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

TRANSFER AND EXCHANGE

     Holders may transfer or exchange their Notes in accordance with the Indenture. The Registrar under the Indenture may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar is not required to transfer or exchange any Note selected for redemption. Also, the Registrar is not required to transfer or exchange any Note for a period of 15 days before selection of Notes to be redeemed.

     The registered holder of a Note may be treated as the owner of it for all purposes.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     "Additional Assets" means (i) any Property (other than cash, cash equivalents or securities) to be owned by the Company or a Restricted Subsidiary and used in a Related Business, (ii) the costs of improving, restoring, replacing or developing any Property owned by the Company or a Restricted Subsidiary which is used in a Related Business or (iii) Investments in any other Person engaged primarily in a Related Business (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary in compliance with the procedure for designation of Restricted Subsidiaries set forth below in the definition of "Restricted Subsidiary."

     "Affiliate" means, with respect to any Person, a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Sale" means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to Sale/Leaseback Transactions or pursuant to the merger of the Company or any of its Restricted Subsidiaries with or into any person other than the Company or one of its Restricted Subsidiaries, but not including any dispositions to the Company or any of its Restricted Subsidiaries), by the Company or one of its Restricted Subsidiaries to any Person other than the Company or one of its Restricted Subsidiaries of (i) any of the Capital Stock or other ownership interests of any Subsidiary of the Company or (ii) any other Property of the Company or any Property of its Restricted Subsidiaries, in each case not in the ordinary course of business of the Company or such Restricted Subsidiary.

     "Attributable Indebtedness" means Indebtedness deemed to be Incurred in respect of a Sale/ Leaseback Transaction and shall be, at the date of determination, the present value (discounted at the actual rate of interest implicit in such transaction, compounded annually), of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the Trustee.

     "Boyd Family" means William S. Boyd, any direct descendant or spouse of such person, or any direct descendant of such spouse, and any trust or other estate in which each person who has a beneficial interest, directly or indirectly through one or more intermediaries, in Capital Stock of the Company is one of the foregoing persons.

     "Capital Lease Obligations" means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of "-- Certain Covenants -- Limitation on Liens," Capital Lease Obligations shall be deemed secured by a Lien on the Property being leased.

     "Capital Stock" means, with respect to any Person, any and all shares or other equivalents (however designated) of corporate stock, partnership interests or any other participation, right, warrants, options or other interest in the nature of an equity interest in such Person, but excluding any debt security convertible or exchangeable into such equity interest.

     A "Change of Control" shall be deemed to occur if:

          (i) any "person" or "group" (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders and other than a Restricted Subsidiary, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of 50% or more of the total voting power of all classes of the Voting Stock of the Company and/or warrants or options to acquire such Voting Stock, calculated on a fully diluted basis; provided that for purposes of this clause (i), the members of the Boyd Family shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the "parent corporation") so long as the members of the Boyd Family beneficially own (as so defined), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the parent corporation;

          (ii) the sale, lease, conveyance or other transfer of all or substantially all of the Property of the Company (other than to any Restricted Subsidiary) shall have occurred;

          (iii) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company;

          (iv) the Company consolidates with or merges into another Person or any Person consolidates with or merges into the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation that is Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction in substantially the same proportion as before the transaction; or

          (v) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of the Company was approved by a vote of either (A) 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or
     (B) members of the Boyd Family who beneficially own (as defined for purposes of clause (i) above), directly or indirectly through one or more intermediaries, in the aggregate 50% or more of the total voting power of the Voting Stock of the Company) cease for any reason to constitute a majority of the Board of Directors then in office.

     "Consolidated EBITDA" means, for any period, without duplication, Consolidated Net Income, plus (i) Consolidated Fixed Charges, (ii) provisions for taxes based on income to the extent such taxes were deducted in determining Consolidated Net Income, (iii) consolidated depreciation expense, (iv) consolidated amortization expense, and (v) other noncash items reducing Consolidated Net Income, minus (vi) other noncash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of (i) Consolidated EBITDA during the Reference Period to (ii) the aggregate amount of Consolidated Fixed Charges during the Reference Period.

     "Consolidated Fixed Charges" means, for any period, the total interest expense of the Company and its consolidated Subsidiaries (other than Unrestricted Subsidiaries), including (i) the interest component of Capital Lease Obligations, (ii) one-third of the rental expense attributable to operating leases, (iii) amortization of Indebtedness discount and commissions, discounts and other similar fees and charges owed with respect to Indebtedness,
(iv) noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs pursuant to Interest Rate Agreements, (vii) dividends on all Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Restricted Subsidiary, (viii) interest attributable to the Indebtedness of any other Person for which the Company or any Restricted Subsidiary is responsible or liable as obligor, guarantor or otherwise (including Indebtedness Guaranteed pursuant to Investment Guarantees) and (viii) any dividend or distribution, whether in cash, property or securities, on Disqualified Stock of the Company.

     "Consolidated Net Income" means for any period, the net income (loss) of the Company and its Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that subject to the limitations contained in (iv) below, (a) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(b) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income, (ii) any net income (loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (a) subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause) and (b) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (iv) any gain or loss realized upon the sale or other disposition of any Property of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Facility" means the revolving credit facility, as amended from time to time, among the Company, certain Subsidiaries and a syndicate of banks, and any extensions, revisions, refinancings or replacements thereof by an institutional lender or syndicate of institutional lenders.

     "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" of a Person means any Capital Stock of such Person:
(i) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable or exercisable for Indebtedness; and (ii) as to which the maturity, mandatory redemption, conversion or exchange or redemption at the option of the holder thereof occurs, or may occur, in the case of each of clauses (i) or (ii) on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that such Capital Stock of the Company or any of its Subsidiaries shall not constitute Disqualified Stock if it is redeemable prior to the first anniversary of the Stated Maturity of the Notes only if: (A) the holder or a beneficial owner of such Capital Stock is required to qualify under the Gaming Laws and does not so qualify, or (B) the Board of Directors determines in its reasonable, good faith judgment, as evidenced by a Board Resolution, that as a result of a holder or beneficial owner owning such Capital Stock, the Company or any of its Subsidiaries has lost or may lose any Gaming License, which if lost or not reinstated, as the case may be, would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or would restrict the ability of the Company or any of its Subsidiaries to conduct business in any gaming jurisdiction.

     "EPH" means East Peoria Hotel, Inc., an Illinois corporation, or any successor thereof.

     "Event of Loss" means, with respect to any Property, any (i) loss, destruction or damage of such Property; or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation or requisition of the use of such Property.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (i) if such Property has a Fair Market Value of less than $5 million, by any Officer of the Company or (ii) if such Property has a Fair Market Value in excess of $5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

     "GAAP" means generally accepted accounting principles in effect on the date of the Indenture.

     "Gaming Authority" means any of the Nevada Gaming Commission, the Nevada Gaming Control Board, the Mississippi Gaming Commission, the Mississippi State Tax Commission, the Missouri Gaming Commission, the National Indian Gaming Commission, the Bureau of Indian Affairs, the Illinois Gaming Board and any other agency (including, without limitation, any agency established by a federally-recognized Indian tribe to regulate gaming on such tribe's reservation) which has, or may at any time after the date of the Indenture have, jurisdiction over the gaming activities of the Company or any of its Subsidiaries or any successor to such authority.

     "Gaming Facility" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment or 100% of the equity interest of a Person the primary business of which is ownership and operation of any of the foregoing.

     "Gaming Laws" means the gaming laws of a jurisdiction or jurisdictions to which the Company or any of its Subsidiaries is, or may at any time after the date of the Indenture be, subject.

     "Gaming License" means any license, permit, franchise or other authorization from any governmental authority required on the date of the Indenture or at any time thereafter to own, lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries, including all licenses granted under Gaming Laws and other Legal Requirements.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such first Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the consolidated balance sheet of such Person including by merger or operation of law (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing). The accretion of principal of a noninterest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

     "Indebtedness" means (without duplication), with respect to any Person, any indebtedness, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or the principal amount of such indebtedness evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute customer advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capital Lease Obligations, (ii) Indebtedness of other Persons secured by a Lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such Indebtedness being deemed to be the lesser of the value of such property or assets or the amount of the Indebtedness so secured), (iii) Guarantees of Indebtedness of other Persons,
(iv) any Disqualified Stock, (v) any Attributable Indebtedness, (vi) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions issued for the account of such Person (including reimbursement obligations with respect thereto), other than obligations with respect to letters of credit securing obligations (other than obligations described in this definition) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, (vii) in the case of the Company, Preferred Stock of its Restricted Subsidiaries and (viii) obligations pursuant to any Interest Rate Agreement or Currency Rate Protection Agreement. Notwithstanding the foregoing, Indebtedness shall not include any interest or accrued interest until due and payable. For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock is not then permitted to be repurchased, the repurchase price shall be the book value of such Disqualified Stock or Preferred Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any other obligations described in clauses (i) through
(viii) above in respect thereof at such date.

     "Independent Advisor" means, an investment banking firm of national standing with non-investment grade debt underwriting experience or any third party appraiser of national standing; provided, however, that such firm or appraiser is not an Affiliate of the Company.

     "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of an Investment Guarantee or a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including the redesignation by the Board of Directors of a Person to be an Unrestricted Subsidiary. In determining the amount of any Investment in respect of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

     "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's (or any successor to the rating agency business thereof), BBB- (or the equivalent) by S&P (or any successor to the rating agency business thereof) and BBB- (or the equivalent) by Duff & Phelps Credit Rating Co. (or any successor to the rating agency business thereof).

     "Investment Grade Status" means any time at which the ratings of the Notes by two of three of Moody's (or any successor to the rating agency business thereof), S&P (or any successor to the rating agency business thereof) and Duff & Phelps Credit Rating Co. (or any successor to the rating agency business thereof) are Investment Grade Ratings; provided, however, that one of such two must be Moody's or S&P.

     "Investment Guarantee" means any Guarantee by the Company or a Restricted Subsidiary of Indebtedness of a Permitted Joint Venture; provided, such Guarantee complies with the requirements of clause (viii) of the second paragraph of "-- Limitation on Restricted Payments"; provided, further, that only such Indebtedness of such Permitted Joint Venture Guaranteed by the Company or a Restricted Subsidiary that matures by its terms prior to the time (if any) that the ability of the Company or a Restricted Subsidiary to control the day-to-day operations of such Permitted Joint Venture (pursuant to a management contract or otherwise) is scheduled to expire may constitute Indebtedness subject to an Investment Guarantee.

     "Issue Date" means the date on which the Notes are initially issued.

     "Legal Requirements" means all laws, statutes and ordinances and all rules, orders, rulings, regulations, directives, decrees, injunctions and requirements of all governmental authorities, that are now or may hereafter be in existence, and that may be applicable to the Company or any Subsidiary or Affiliate thereof or the Trustee (including building codes, zoning and environmental laws, regulations and ordinances and Gaming Laws), as modified by any variances, special use permits, waivers, exceptions or other exemptions which may from time to time be applicable.

     "Lien" means with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing). Any Sale/Leaseback Transaction shall be deemed to constitute a Lien on the Property which is the subject of such Sale/Leaseback Transaction securing the Attributable Indebtedness represented thereby.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Cash Proceeds" with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Net Proceeds" from any Asset Sale or Event of Loss by any Person or its Restricted Subsidiaries means cash and cash equivalents received in respect of the Property sold or with respect to which an Event of Loss occurred net of (i) all reasonable out-of-pocket expenses of such Person or such Restricted Subsidiary Incurred in connection with an Asset Sale of such type, including, without limitation, all legal, title and recording tax expenses, commissions and fees and expenses incurred (but excluding any finder's fee or broker's fee payable to any Affiliate of such Person) and all Federal, state, provincial, foreign and local taxes arising in connection with such Asset Sale or Event of Loss that are paid or required to be accrued as a liability under GAAP by such Person or its Restricted Subsidiaries, (ii) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such Property in accordance with the terms of any Lien upon or with respect to such Property or which must, by the terms of such Lien, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, and (iii) all contractually required distributions and other payments made to minority interest holders (but excluding distributions and payments to Affiliates of such Person) in Restricted Subsidiaries of such Person as a result of such Asset Sale or Event of Loss; provided, however, that, in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person or its Restricted Subsidiaries from escrow; and provided further, however, that any noncash consideration received in connection with an Asset Sale or Event of Loss which is subsequently converted to cash shall be deemed to be Net Proceeds at and from the time of such conversion.

     "Non-Recourse Indebtedness" means Indebtedness of a Person to the extent that under the terms thereof or pursuant to applicable law (i) no personal recourse shall be had against such Person for the payment of the principal of or interest or premium, if any, on such Indebtedness, and (ii) enforcement of obligations on such Indebtedness is limited only to recourse against interests in Property purchased with the proceeds of the Incurrence of such Indebtedness and as to which neither the Company nor any of its Restricted Subsidiaries provides any credit support or is liable.

     "Officer" means the Chief Executive Officer, President, Treasurer, any Executive Vice President or any Vice President of the Company.

     "Officers' Certificate" means a certificate signed by two Officers at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Company.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Par-A-Dice" means Par-A-Dice Gaming Corporation, an Illinois corporation, or any successor thereof.

     "Permitted FF&E Financing" means Indebtedness of the Company or any of its Restricted Subsidiaries that is Incurred to finance the acquisition or lease after the date of the Indenture of newly acquired or leased furniture, fixtures or equipment ("FF&E") used directly in the operation of a Gaming Facility owned or leased by the Company or its Restricted Subsidiaries and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

     "Permitted Holders" means the Boyd Family and any group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) comprised solely of members of the Boyd Family.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;
(iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and (viii) securities received pursuant to clause (ii) of the covenant "-- Limitation on Asset Sales; Events of Loss."

     "Permitted Joint Venture" means a Person in which a Permitted Joint Venture Investment has been made by the Company or any Restricted Subsidiary.

     "Permitted Joint Venture Investment" means any Investment in a Person primarily engaged or preparing to engage in a Related Business if, immediately after giving effect to such Investment, the Company or a Restricted Subsidiary will own at least 50.0% of the shares of Capital Stock (including at least 50.0% of the total voting power thereof) of such Person, and will control the day-to-day operations of such Person pursuant to a management contract or otherwise.

     "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;
(ii) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of the Company or any Restricted Subsidiary which secure payment of obligations arising in the ordinary course of business; (iii) Liens on the Property of the Company or any Restricted Subsidiary in favor of issuers of performance bonds and surety bonds obtained in the ordinary course of business; (iv) other Liens on the Property of the Company or any Restricted Subsidiary incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the Incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses; (v) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business; (vi) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and do not materially detract from the value of such Property; and (vii) Liens securing obligations to the Trustee pursuant to the compensation and indemnity provisions of the Indenture.

     "Permitted Refinancing Indebtedness" means any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness, including any successive extensions, renewals, substitutions, refinancings or replacements (and including refinancings by the Company of Indebtedness of a Restricted Subsidiary) so long as (i) the aggregate amount of Indebtedness represented thereby is not increased by such renewal, extension, substitution, refinancing or replacement, (ii) the average life and Stated Maturity is not shortened and
(iii) the new Indebtedness shall not be senior in right of payment to the Indebtedness that is being extended, renewed, substituted, refinanced or replaced; provided, however, that Permitted Refinancing Indebtedness shall not include (a) Indebtedness of a Subsidiary that refinances Indebtedness of the Company or another Subsidiary or (b) Indebtedness of the Company that refinances the Indebtedness of an Unrestricted Subsidiary.

     "Person" means any individual, corporation, company (including limited liability company), partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

     "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

     "Rating Agencies" means S&P, Duff & Phelps Credit Rating Co. and Moody's or any successor to the respective rating agency businesses thereof.

     "Rating Decline" shall have occurred if at any date within 90 calendar days after the date of public disclosure of the occurrence of a Change of Control (which period will be extended for so long as the Company's debt ratings are under publicly announced review for possible downgrading (or without an indication of the direction of a possible ratings change) by either Moody's or S&P or their respective successors) the Notes no longer have Investment Grade Status.

     "Reference Period" means the period of four consecutive fiscal quarters ending with the last full fiscal quarter immediately preceding the date of a proposed Incurrence, Restricted Payment or other transaction.

     "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned, or to be owned, leased or managed by the Company or one of its Subsidiaries.

     "Related Person" means any legal or beneficial owner of 5% or more of any class of Capital Stock of the Company or any of its Subsidiaries.

     "Restricted Payment" means (i) any dividend or distribution (whether made in cash, property or securities) declared or paid on or with respect to any shares of Capital Stock of the Company or to the

Company's stockholders except for such dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock of the Company);
(ii) a payment made by the Company or any Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) to purchase, redeem, acquire or retire any Capital Stock of the Company or Capital Stock of any Affiliate of the Company or any warrants, rights or options, to directly or indirectly purchase or acquire any such Capital Stock or any securities exchangeable for or convertible into any such Capital Stock; (iii) a payment made by the Company or any Restricted Subsidiary to redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment (other than the purchase, repurchase, or other acquisition of any Indebtedness subordinate in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), Indebtedness of the Company or any Guarantor which is subordinate (whether pursuant to its terms or by operation of law) in right of payment to the Notes or the Guaranties; or (iv) any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary of the Company that (i) has not been designated by the Board of Directors of the Company as an Unrestricted Subsidiary or (ii) was an Unrestricted Subsidiary but has been redesignated by the Board of Directors of the Company as a Restricted Subsidiary, in each case as provided under the definition of Unrestricted Subsidiary; provided, however, that no Subsidiary shall become a Restricted Subsidiary unless, immediately after giving pro forma effect to such designation, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "Certain Covenants -- Limitation on Indebtedness."

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Restricted Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of its Restricted Subsidiaries.

     "S&P" means Standard & Poor's Ratings Group, a division of the McGraw-Hill Companies, Inc.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which a payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Temporary Cash Investments" means any of the following: (i) Investments in U.S. Government Obligations maturing within 90 days of the date of acquisition thereof, (ii) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and whose long-term debt is rated "A-3" or higher, "A-" or higher or "A-" or higher according to Moody's, S&P or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)), respectively, (iii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) entered into with a bank meeting the qualifications described in clause (ii) above, and (iv) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than the Company or an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's "A-1" (or higher) according to S&P or "A-1" (or higher) according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)).

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company which at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary (unless such Subsidiary owns any Capital Stock of or owns or holds any Lien on any Property of the Company or any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated); provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Subject to clause (ii) above, the Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving pro forma effect to such redesignation, the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of "Certain Covenants -- Limitation on Indebtedness of the Company."

     Any such designation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying (i) that such designation complies with the foregoing provisions and (ii) giving the effective date of such designation, such filing with the Trustee to occur within 75 days after the end of the fiscal quarter of the Company in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Company's fiscal year, within 120 days after the end of such fiscal year).

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" means securities of any class or classes of a Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the principal U.S. Federal income tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible U.S. Federal tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the particular tax position of any beneficial owner. It deals only with Notes held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold Notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or purchasers that have a "functional currency" other than the U.S. Dollar. Except to the extent discussed below under "Non-U.S. Holders," this summary is not applicable to non-United States persons not subject to U.S. Federal income tax on their worldwide income. This summary is based upon the U.S. Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the Notes or holders thereof. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. HOLDERS

     In general, interest on a Note will be taxable to a beneficial owner that is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia), or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A U.S. Holder will recognize a gain or loss upon the sale or other disposition of a Note in an amount equal to the difference between the amount realized from such disposition and the U.S. Holder's adjusted tax basis in the Note. Such gain or loss will be a capital gain or loss, assuming that the holder has held the Note as a capital asset, and will be long term if the holder has held the Note for more than one year at the time of disposition.

NON-U.S. HOLDERS

     Under present U.S. Federal income and estate tax law and subject to the discussion of backup withholding below:

          (a) payments of principal and interest on the Notes by the Company or any agent of the Company to any holder of a Note that is not a U.S. Holder (a "Non-U.S. Holder") will not be subject to U.S. Federal withholding tax, provided in the case of interest that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company (directly or indirectly) through stock ownership, and (iii) either (A) the beneficial owner of the Notes certifies to the Company or its agent, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Notes on behalf of the beneficial owner certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (b) any gain realized on the sale, exchange, retirement, redemption or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes unless

     (i) such gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder or (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement, redemption or other disposition and either
     (A) such individual's "tax home" for United States Federal income tax purposes is in the United States or (B) the gain is attributable to an office or other fixed place of business maintained in the United States by such individual; and

          (c) a Note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. Federal estate tax as a result of such individual's death if, at the time of such death, the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the Notes would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder properly claims such exemption by furnishing a properly executed IRS Form 4224 on or before any payment is due), may be subject to U.S. Federal income tax on such interest in the same manner as if it were a U.S. Holder.

     Recently proposed Treasury regulations (the "Proposed Regulations") would provide alternative methods for satisfying the certification requirements described above. The Proposed Regulations also would require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (a)(iii) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule would apply in the case of tiered partnerships. The Proposed Regulations are proposed to be effective for payments made after December 31, 1997. There can be no assurance that the Proposed Regulations will be adopted or as to the provisions that they will include if and when adopted in temporary or final form.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the Notes. This backup withholding is not an additional tax and may be credited against the U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note if such holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "-- Non-U.S. Holders," or has otherwise established an exemption (provided that neither the Company nor its agent has actual knowledge that the holder is a United States person or that the conditions of any exemption are not in fact satisfied).

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to such payments if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

                                  UNDERWRITING

     The Underwriters named below have severally agreed, subject to the terms and conditions of the Underwriting Agreement with the Company, to purchase from the Company the aggregate principal amount of Notes set forth opposite their respective names.


                                                                            PRINCIPAL
                                                                            AMOUNT OF
             UNDERWRITERS                                                     NOTES
             ------------                                                  ------------
    Salomon Brothers Inc ................................................  $130,000,000
    Goldman, Sachs & Co..................................................    30,000,000
    CIBC Wood Gundy Securities Corp. ....................................    20,000,000
    BT Securities Corporation............................................    20,000,000
                                                                           ------------
              Total......................................................  $200,000,000
                                                                           ============


     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any such Notes are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Underwriters have advised the Company that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not in excess of 0.50% of the principal amount of the Notes. The Underwriters may allow and such dealers may reallow a concession not in excess of 0.25% of such principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.


     The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes through the National Association of Securities Dealers Automated Quotation System. The Underwriters have indicated that they intend to make a market in the Notes, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the Underwriters' sole discretion. No assurance can be given as to the development of liquidity in any trading market for the Notes. See "Risk Factors -- Lack of Public Market."

     The Underwriting Agreement provides that the Company agrees to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or contribute to payments the Underwriters may be required to make in respect thereof.


     The Notes are being offered in accordance with the provisions of the Conduct Rules of the National Association of Securities Dealers, Inc., Rule 2710(c)(8). Certain proceeds of the Offering and the Common Stock Offering will be used to repay amounts owing under the New Bank Credit Facility for which Canadian Imperial Bank of Commerce ("CIBC") acts as agent and as a lender. CIBC, which is an affiliate of CIBC Wood Gundy Securities Corp., will receive approximately $28 million, or approximately 12% of the combined net proceeds of the Offering and the Common Stock Offering (giving effect to the underwriters' over-allotment option), and approximately $24 million, or approximately 12% of the Offering, in its capacity as a lender under the New Bank Credit Facility. Bankers Trust Company, an affiliate of BT Securities Corporation, is a lender under the New Bank Credit Facility and will receive its proportionate share of the repayment thereof with the proceeds of the Offering. Salomon Brothers Inc has agreed to act as a qualified independent underwriter (as defined in the Conduct Rules of the National Association of Securities Dealers, Inc., Rule 2720(b)(15)) for the Offering, and has agreed to assume the responsibilities of acting as a qualified independent underwriter in pricing the Offering and in conducting due diligence.

                                 LEGAL MATTERS

     The validity of the Notes and the Guaranties therein will be passed upon for the Company by Morrison & Foerster LLP, Irvine, California. With respect to all matters of Nevada law, Morrison & Foerster will rely on the opinion of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP, Reno and Las Vegas, Nevada. Cravath, Swaine & Moore, New York, New York, has acted as counsel for the Underwriters in connection with the Offering.

                                    EXPERTS

     The consolidated financial statements of the Company as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is included herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Par-A-Dice Gaming as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included in Boyd Gaming Corporation's Form 8-K Current Report dated June 7, 1996, have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048 and at the Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Website (http://www.sec.gov) that also contains such reports, proxy statements and other information filed by the Company. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Stock is listed.

     The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Notes, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of said document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission and are incorporated by reference in this prospectus: (i) the Company's Annual Report on Form 10-K for the year ended June 30, 1995; (ii) the Company's amended Annual Report on Form 10-K/A for the year ended June 30, 1995, (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; (iv) the Company's amended Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1995; (v) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (vi) the Company's amended Quarterly Report on Form 10-Q/A for the quarter ended December 31, 1995; (vii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (viii) the Company's Current Report on Form 8-K, dated May 13, 1996; (ix) the Company's Current Report on Form 8-K, dated June 7, 1996; (x) the Company's Current Report on Form 8-K dated June 19, 1996; (xi) the Company's Current Report on Form 8-K dated August 16, 1996; (xii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A declared effective by the Commission on October 15, 1993; and (xiii) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Boyd Gaming Corporation, 2950 South Industrial Road, Las Vegas, Nevada 89109, Attention: Investor Relations; telephone (702) 792-7200.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
Independent Auditors' Report..........................................................   F-2
Consolidated Financial Statements
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Income...................................................   F-4
  Consolidated Statements of Changes in Stockholders' Equity..........................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                          INDEPENDENT AUDITORS' REPORT

Boyd Gaming Corporation and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Boyd Gaming Corporation and Subsidiaries (the "Company") as of June 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Boyd Gaming Corporation and Subsidiaries at June 30, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Las Vegas, Nevada
August 23, 1996

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             JUNE 30,
                                                                       ---------------------
                                                                         1996         1995
                                                                       --------     --------
ASSETS
Current assets
  Cash and cash equivalents..........................................  $ 48,980     $ 83,169
  Accounts receivable, net...........................................    16,040       16,135
  Inventories........................................................     6,531        6,648
  Prepaid expenses...................................................    15,265       13,465
                                                                        -------      -------
     Total current assets............................................    86,816      119,417
Property, equipment and leasehold interests, net.....................   797,593      765,799
Other assets and deferred charges....................................    58,489       53,686
Goodwill, net........................................................    10,527       10,611
                                                                        -------      -------
     Total assets....................................................  $953,425     $949,513
                                                                        =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt...............................  $  4,031     $ 36,347
  Accounts payable...................................................    47,193       50,432
  Accrued liabilities
     Payroll and related.............................................    22,956       21,133
     Interest and other..............................................    20,956       20,792
  Income taxes payable...............................................       678          596
                                                                        -------      -------
     Total current liabilities.......................................    95,814      129,300
Long-term debt, net of current maturities............................   590,808      587,957
Deferred income taxes................................................    33,546       29,643
Commitments
Stockholders' equity
  Preferred stock, $.01 par value, 5,000,000 shares authorized.......     --           --
  Common stock, $.01 par value; 200,000,000 shares authorized;
     57,213,720 and 56,999,018 shares outstanding....................       572          570
  Additional paid-in capital.........................................   102,583      100,085
  Retained earnings..................................................   130,102      101,958
                                                                        -------      -------
     Total stockholders' equity......................................   233,257      202,613
                                                                        -------      -------
     Total liabilities and stockholders' equity......................  $953,425     $949,513
                                                                        =======      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        FOR THE YEAR ENDED JUNE 30,
                                                                     ---------------------------------
                                                                       1996        1995        1994
                                                                     ---------   ---------   ---------
Revenues
  Casino...........................................................  $ 548,167   $ 463,179   $ 341,473
  Food and beverage................................................    142,420     123,527      99,082
  Rooms............................................................     69,645      62,300      44,934
  Other............................................................     49,895      37,563      28,695
  Management fees and joint venture................................     41,576      35,763          --
                                                                      --------    --------    --------
Gross revenues.....................................................    851,703     722,332     514,184
Less promotional allowances........................................     75,846      61,992      45,965
                                                                      --------    --------    --------
    Net revenues...................................................    775,857     660,340     468,219
                                                                      --------    --------    --------
Costs and expenses
  Casino...........................................................    273,545     221,844     164,798
  Food and beverage................................................     99,213      90,670      74,115
  Rooms............................................................     25,842      24,578      19,683
  Other............................................................     36,830      25,567      20,633
  Selling, general and administrative..............................    114,497      79,785      54,441
  Maintenance and utilities........................................     30,171      28,452      21,057
  Depreciation and amortization....................................     60,626      54,518      42,136
  Corporate expense................................................     24,343      24,356      12,503
  Preopening expense...............................................     10,004          --       4,605
                                                                      --------    --------    --------
    Total..........................................................    675,071     549,770     413,971
                                                                      --------    --------    --------
Operating income...................................................    100,786     110,570      54,248
                                                                      --------    --------    --------
Other income (expense)
  Interest income..................................................      1,174       2,072       3,379
  Interest expense, net of amounts capitalized.....................    (52,360)    (48,443)    (39,472)
                                                                      --------    --------    --------
    Total..........................................................    (51,186)    (46,371)    (36,093)
                                                                      --------    --------    --------
Income before provision for income taxes, cumulative effect of a
  change in accounting principle and extraordinary item............     49,600      64,199      18,155
Provision for income taxes.........................................     20,021      27,950       7,505
                                                                      --------    --------    --------
Income before cumulative effect of a change in accounting principle
  and extraordinary item...........................................     29,579      36,249      10,650
Cumulative effect of a change in accounting for income taxes.......         --          --       2,035
                                                                      --------    --------    --------
Income before extraordinary item...................................     29,579      36,249      12,685
Extraordinary item, net of tax benefit of $889.....................      1,435          --          --
                                                                      --------    --------    --------
Net income.........................................................     28,144      36,249      12,685
Dividends on preferred stock.......................................         --          --         467
                                                                      --------    --------    --------
Net income applicable to common stock..............................  $  28,144   $  36,249   $  12,218
                                                                      ========    ========    ========
Net income per common share
  Income before cumulative effect of a change in accounting
    principle and extraordinary item...............................  $    0.52   $    0.64   $    0.19
  Cumulative effect of a change in accounting for income taxes.....         --          --        0.04
  Extraordinary item...............................................      (0.03)         --          --
                                                                      --------    --------    --------
Net income.........................................................  $    0.49   $    0.64   $    0.23
                                                                      ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                             PREFERRED STOCK            COMMON STOCK          ADDITIONAL                                TOTAL
                          ---------------------     ---------------------     PAID-IN      RETAINED     TREASURY    STOCKHOLDERS'
                           SHARES       AMOUNT        SHARES       AMOUNT     CAPITAL      EARNINGS      STOCK         EQUITY
                          --------     --------     ----------     ------     --------     --------     -------     -------------
BALANCES, JULY 1,
  1993.................    177,881     $ 19,260     48,410,506      $513      $  3,643     $ 53,491     $(4,221)      $  72,686
Net income.............                                                                      12,685                      12,685
Cash dividends on
  preferred stock......                                                                        (467)                       (467)
Conversion of preferred
  stock................   (177,881)     (19,260)     1,046,358        10        17,778                    1,472              --
Purchase of fractional
  shares...............                                    (78)                     (1)                                      (1)
Stock issued in
  connection with
  employee stock
  purchase plan........                                 36,944                     463                                      463
Stock issued in
  connection with
  acquisition..........                              2,723,165        27         7,107                                    7,134
Issuance of stock, net
  of expenses..........                              4,600,000        46        71,859                                   71,905
Cancellation of
  treasury stock.......                                              (28)       (2,721)                   2,749              --
                           -------     --------     ----------     -----       -------      -------     -------       ---------
BALANCES, JUNE 30,
  1994.................         --           --     56,816,895       568        98,128       65,709          --         164,405
Net income.............                                                                      36,249                      36,249
Stock issued in
  connection with
  employee stock
  purchase plan........                                182,123         2         1,957                                    1,959
                           -------     --------     ----------     -----       -------      -------     -------       ---------
BALANCES, JUNE 30,
  1995.................         --           --     56,999,018       570       100,085      101,958          --         202,613
Net income.............                                                                      28,144                      28,144
Stock issued in
  connection with
  employee stock
  purchase plan........                                212,368         2         2,466                                    2,468
Stock options
  exercised............                                  2,334        --            32                                       32
                           -------     --------     ----------     -----       -------      -------     -------       ---------
BALANCES, JUNE 30,
  1996.................         --           --     57,213,720      $572      $102,583     $130,102          --       $ 233,257
                           =======     ========     ==========     =====       =======      =======     =======       =========

  The accompanying notes are an integral part of these consolidated financial statements.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                     FOR THE YEAR ENDED JUNE 30,
                                                                                  ---------------------------------
                                                                                    1996        1995        1994
                                                                                  ---------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income......................................................................  $  28,144   $  36,249   $  12,685
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization...............................................     60,626      54,518      42,136
    Cumulative effect of a change in accounting for income taxes................         --          --      (2,035)
    Extraordinary item..........................................................      1,435          --          --
    Deferred income taxes.......................................................      3,903      14,148         877
    Other.......................................................................        185          84        (142)
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable, net...........................         95      (3,089)     (4,383)
      (Increase) decrease in inventories........................................        117        (180)     (1,891)
      (Increase) decrease in prepaid expenses...................................     (1,800)      1,940      (4,952)
      Increase in other assets..................................................     (4,412)     (2,032)     (3,995)
      Increase (decrease) in other current liabilities..........................     15,504     (19,146)     39,766
      Increase (decrease) in income taxes payable...............................         82         596      (2,291)
                                                                                               --------   ---------
Net cash provided by operating activities.......................................    103,879      83,088      75,775
                                                                                               --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of property, equipment and other assets.........................   (107,734)   (181,212)   (307,045)
    Proceeds from loans receivable..............................................      2,000      30,667          --
    Cash acquired in Eldorado, Inc. acquisition.................................         --          --       1,622
    Decrease (increase) in short-term investments...............................         --       5,000      (5,000)
                                                                                               --------   ---------
Net cash used in investing activities...........................................   (105,734)   (145,545)   (310,423)
                                                                                               --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of long-term debt....................................    230,934      86,025     148,500
    Payments on long-term debt..................................................   (265,149)    (22,027)    (13,862)
    Net borrowings under credit agreements......................................       (250)     13,000      35,000
    Dividends paid..............................................................         --          --        (467)
    Proceeds from issuance of common stock......................................      2,131       1,664      72,368
                                                                                               --------   ---------
Net cash provided by (used in) financing activities.............................    (32,334)     78,662     241,539
                                                                                               --------   ---------
Net increase (decrease) in cash and cash equivalents............................    (34,189)     16,205       6,891
Cash and cash equivalents, beginning of year....................................     83,169      66,964      60,073
                                                                                               --------   ---------
Cash and cash equivalents, end of year..........................................  $  48,980   $  83,169   $  66,964
                                                                                               ========   =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
    Cash paid for interest, net of amounts capitalized..........................  $  54,342   $  51,405   $  33,541
    Cash paid for income taxes..................................................     15,266      12,607      10,050
                                                                                               ========   =========
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES
    Property additions acquired on contracts and trade
      payables which were accrued, but not yet paid.............................  $   7,352   $  24,109   $  22,022
    Unamortized financing costs written-off.....................................      2,324          --          --
    Deferred bond financing costs incurred......................................         --          --       1,500
                                                                                               ========   =========
    Conversion of preferred stock to common stock...............................         --          --      17,788
Acquisition of Eldorado, Inc.
      Assets acquired...........................................................         --          --      21,796
      Liabilities assumed.......................................................         --          --      14,662
                                                                                               --------   ---------
      Net acquisition...........................................................  $      --   $      --   $   7,134
                                                                                               ========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Boyd Gaming Corporation and its wholly-owned subsidiaries, collectively referred to herein as the "Company." The Company owns and operates six casino entertainment facilities in Las Vegas, Nevada, one in Tunica, Mississippi and one in Kansas City, Missouri which opened in September 1995. The Company manages a casino entertainment facility in Philadelphia, Mississippi, which opened July 1, 1994, for which it has a seven-year management contract. The Company is also part owner of and manages a riverboat gaming operation in Kenner, Louisiana, which opened September 1994, for which it has a five-year management contract with certain renewal options. All material intercompany accounts and transactions have been eliminated.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. These investments are stated at cost which approximates fair value.

  Inventories

     Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out and retail inventory methods.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Costs of major improvements including interest incurred during construction of new facilities and major additions are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposal of assets are recognized as incurred.

  Fair Value of Financial Instruments

     The carrying value of the Company's cash and cash equivalents, trade receivables and trade payables approximates fair value because of the short maturity of those instruments. The Company estimates fair value of its long-term obligations based on quoted market prices or on the current rates offered to the Company for debt of the same remaining maturities.

  Goodwill

     The excess of total acquisition costs over the fair value of assets acquired is amortized using the straight-line method over forty years. As of June 30, 1996 and 1995, accumulated amortization was $4.0 millon and $3.7 million, respectively.

  Revenues

     Casino revenues represent the net win from gaming wins and losses. Revenues include the retail value of room, food, beverage and other goods and services provided to customers without charge. Such amounts are then deducted as promotional allowances. The estimated cost of providing these promotional allowances is charged to the casino department in the following amounts:

                                                            YEAR ENDED JUNE 30,
                                                      -------------------------------
                                                       1996        1995        1994
                                                      -------     -------     -------
                                                              (IN THOUSANDS)
        Rooms.......................................  $10,660     $ 8,991     $ 8,308
        Food and beverage...........................   59,254      49,674      35,507
        Other.......................................    3,116       2,422       1,324
                                                      -------     -------     -------
        Total.......................................  $73,030     $61,087     $45,139
                                                      =======     =======     =======

  Income Taxes

     The Company and its subsidiaries file a consolidated federal tax return. The Company accounts for income taxes in accordance with the Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes. SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes reflect the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (ii) operating loss and tax credit carryforwards.

  Preopening Expenses

     Expenses incurred prior to the opening of new facilities are capitalized as incurred and charged to expense upon commencement of operations. Preopening expenses associated with the development of Sam's Town Kansas City, which opened September 1995, amounted to $10 million and were charged to expense during the year ended June 30, 1996. Preopening expenses associated with the development of Sam's Town Tunica, which opened May 1994, amounted to $4.6 million and were charged to expense during the year ended June 30, 1994.

  Net Income Per Common Share

     Net income per common share is based upon the weighted average number of common stock and common stock equivalents outstanding during the period which were 57,057,550, 56,870,104 and 54,297,226 for the years ended June 30, 1996,
1995 and 1994, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Recently Issued Accounting Standards

     The FASB issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of, in March 1995. This statement, effective for the Company's fiscal year beginning July 1, 1996, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management believes that adoption of SFAS No. 121 will not have a significant effect on the financial position or results of operations of the Company.

     The FASB issued SFAS No. 123, Accounting for Stock-Based Compensation, in October 1995. This statement, effective for the Company's fiscal year beginning July 1, 1996, requires certain disclosures about the impact on results of operations of the fair value of stock based employee compensation arrangements. Management intends to continue to account for stock based employee compensation arrangements in accordance with Accounting Principles Board No. 25, Accounting for Stock Issued to Employees, and accordingly believes that adoption of SFAS No. 123 will not have a significant effect on the financial position or results of operations of the Company. The Company will include the pro forma effects of this statement in its notes to financial statements for the fiscal year ending June 30, 1997.

NOTE 2: RELATED PARTIES


     In connection with the closing of the Company's initial public offering in October 1993, the Company purchased Eldorado, Inc., owner of Eldorado Casino and Jokers Wild Casino. The acquisition was accounted for as a purchase at historical cost. The Company issued 2,723,165 shares of common stock in exchange for all of the outstanding stock of Eldorado, Inc. and the assumption of debt and other liabilities. For the year ended June 30, 1994, revenue, net income and net income per common share on a proforma basis as if Eldorado, Inc. were owned by the Company for the entire fiscal year were $477 million, $12.8 million and $0.23 million, respectively. Certain former stockholders of Eldorado, Inc. are also directors, officers and significant shareholders of the Company.


NOTE 3: ACCOUNTS RECEIVABLE

     Accounts receivable at June 30 are as follows:

                                                                  1996        1995
                                                                 -------     -------
                                                                   (IN THOUSANDS)
        Casino.................................................  $ 6,420     $ 5,661
        Hotel..................................................    3,622       2,415
        Other..................................................    8,110       9,854
                                                                 -------     -------
        Total..................................................   18,152      17,930
        Less allowance for doubtful accounts...................    2,112       1,795
                                                                 -------     -------
        Total..................................................  $16,040     $16,135
                                                                 =======     =======

NOTE 4: PROPERTY, EQUIPMENT AND LEASEHOLD INTEREST

     Property, equipment and leasehold interest consist of the following at June 30:

                                                               1996           1995
                                                            ----------     ----------
                                                                 (IN THOUSANDS)
        Land..............................................  $  120,557     $  115,803
        Buildings and improvements........................     605,332        482,443
        Furniture and equipment...........................     312,937        281,791
        Leasehold improvements............................      42,270         42,878
        Construction in progress..........................      50,854        129,190
                                                              --------       --------
        Total fixed assets................................   1,131,950      1,052,105
        Less accumulated depreciation and amortization....     334,357        286,306
                                                              --------       --------
        Net fixed assets..................................  $  797,593     $  765,799
                                                              ========       ========

     Depreciation and amortization are computed using the straight-line method over the following useful lives:

                                                                USEFUL LIVES
                                                                -------------
                Buildings and improvements....................  4 to 40 years
                Furniture and equipment.......................  3 to 30 years
                Leasehold improvements........................  3 to 40 years


     Interest costs of $4.6, $7.1 and $6.6 million were capitalized in 1996, 1995 and 1994, respectively, during construction of new properties and major additions.

NOTE 5: LONG-TERM DEBT

     Long-term debt at June 30 consists of the following:

                                                                 1996         1995
                                                               --------     --------
                                                                  (IN THOUSANDS)
        Notes payable under credit agreements................  $235,000     $281,500
        11% senior subordinated notes........................   185,000      185,000
        10.75% senior subordinated notes.....................   150,000      150,000
        Other................................................    24,839        7,804
                                                               --------     --------
        Total long-term debt.................................   594,839      624,304
        Less current maturities..............................     4,031       36,347
                                                               --------     --------
        Total................................................  $590,808     $587,957
                                                               ========     ========

     On June 19, 1996, the Company entered into a $500 million five-year reducing, revolving bank credit facility which matures in June 2001 (the "New Bank Credit Facility"). The New Bank Credit Facility replaced the Company's amended senior credit agreement, Boyd Tunica loan and Boyd Kansas City loan. Total availability under the New Bank Credit Facility will be reduced by $25 million at the end of the two and a one-half years and reduced by an additional $50 million at the end of each six-month period thereafter until maturity. As of June 30, 1996, the Company had unused availability of $265 million under the New Bank Credit Facility. Interest on the New Bank Credit Facility is based upon the agent bank's quoted reference rate or London Interbank Offered Rate, at the discretion of the Company. The average interest rate under the New Bank Credit Facility at June 30, 1996 was 7.2%.

     The New Bank Credit Facility is collateralized by the real and personal property comprising six casino hotel properties owned by the Company and by related security agreements with assignment of rents.

     The New Bank Credit Facility contains certain financial covenants, limitations on the incurrence of debt and limitations on the incurrence of capital expenditure and investments, all as defined in the New Bank Credit Facility.

     The Company has $150 million principal amount of 10.75% senior subordinated notes due September 2003. The notes require semi-annual interest payments on March 1 and September 1 of each year through September 1, 2003, at which time the principal balance is due and payable. The notes may be redeemed at the Company's option any time after September 1, 1996 at redemption prices ranging from 105% in 1996 to 100% in 1999. The notes contain certain covenants regarding incurrence of debt, sales and disposition of assets, mergers or consolidations and limitations on restricted payments (as defined in the indenture relating to the notes).

     The Company, through its wholly-owned subsidiary California Hotel Finance Company, has $185 million principal amount of 11% senior subordinated notes due December 2002. The net proceeds were used to refinance certain indebtedness of the Company and provide for working capital needs and expansion of the Company's operations. The notes require semi-annual interest payments on June 1 and December 1 of each year until December 1, 2002, at which time the principal balance is due and payable. The notes may be redeemed at the Company's option any time after December 1, 1997 at redemption prices ranging from 104.125% in 1997 to 100% in 1999. The notes contain certain covenants regarding incurrence of debt, sales and disposition of assets, mergers or consolidations and limitations on restricted payments (as defined in the indenture relating to the notes). As a result of these restrictions, at June 30, 1996, California Hotel and Casino (a wholly-owned subsidiary of the Company) had a portion of its retained earnings and its net assets in the amounts of $51.5 million and $106.7 million, respectively, that were not available for distribution as dividends to the Company.

     On June 7, 1996 the Company filed a registration statement with the Securities and Exchange Commission which will allow the issuance of up to $200 million of senior notes of the Company. The notes will be guaranteed by all existing significant subsidiaries of the Company. The guaranties will be full, unconditional, and joint and several. All of the Company's significant subsidiaries are wholly-owned.

Assets, equity income and cash flows of all other subsidiaries of the Company that are not expected to guaranty the notes are less than 3% of the respective consolidated amounts and are inconsequential, individually and in the aggregate, to the Company. The Company has not included separate financial information of the guarantors since such information is not material to investors. The net proceeds to the Company from the notes offering will be used to reduce outstanding indebtedness under its New Bank Credit Facility. Amounts available under the New Bank Credit Facility are expected to be used to redeem the 10.75% Notes.

     The estimated fair value of the Company's long-term debt at June 30, 1996 was approximately $608 million, versus its book value of $595 million. At June 30, 1995 the estimated fair value of the Company's long-term debt was approximately $636 million, versus its book value of $624 million.

     In connection with the closing of the New Bank Credit Facility, the Company recorded a $1.4 million extraordinary loss (net of income tax benefit of $.9 million) related to the write-off of unamortized bank fees.

     Interest rates on the Company's other long-term debt range from 5.0% to 16.8%.

     Management believes the Company and its subsidiaries are in compliance with all covenants contained in its long-term debt agreements at June 30, 1996.

     The scheduled maturities of long-term debt for the years ending June 30 are as follows:

                                                                        (IN THOUSANDS)
        1997..........................................................     $  4,031
        1998..........................................................        4,086
        1999..........................................................        4,091
        2000..........................................................       11,970
        2001..........................................................      235,411
        Thereafter....................................................      335,250
                                                                           --------
        Total.........................................................     $594,839
                                                                           ========

NOTE 6: LEASES

     Future minimum lease payments required under noncancelable operating leases (principally for land) as of June 30, 1996 are as follows:

                                                                        (IN THOUSANDS)
        1997..........................................................     $  2,673
        1998..........................................................        2,298
        1999..........................................................        2,030
        2000..........................................................        1,975
        2001..........................................................        1,964
        Thereafter....................................................       76,156
                                                                            -------
        Total minimum payments required...............................     $ 87,096
                                                                            =======

     Rent expense for the years ended June 30, 1996, 1995 and 1994 was $2.9 million, $2.8 million and $2.3 million, respectively and is included in selling, general and administrative expenses.

NOTE 7: EMPLOYEE BENEFIT PLANS

     The Company contributes to multi-employer pension plans under various union agreements. Contributions, based on wages paid to covered employees, totaled approximately $2.2 million, $2.0 million and $2.2 million for the years ended in 1996, 1995 and 1994, respectively. The Company's share of the unfunded liability related to multi-employer plans, if any, is not determinable.

     The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer up to the lesser of the Internal Revenue Code-prescribed maximum amount or 15% of their income on a pre-tax basis through contributions to the plan. On January 1, 1996 the Company combined its profit sharing plan into the 401(k) plan. The Company expensed voluntary contributions of $1.4 million, $1.8 million and $1.5 million in 1996, 1995 and 1994, respectively, to the Company's 401(k) profit-sharing plan and trust.

NOTE 8: INCOME TAXES

     A summary of the provision for income taxes for the years ended June 30 is as follows:

Provision for Income Taxes:

                                                            1996        1995        1994
                                                           -------     -------     ------
                                                           (IN THOUSANDS)
    Current
      Federal............................................  $15,301     $14,165     $6,277
      State..............................................      817         494        352
                                                           -------     -------     ------
                                                            16,118      14,659      6,629
                                                           -------     -------     ------
    Deferred
      Federal............................................    4,119      12,786        876
      State..............................................     (216)        505         --
                                                           -------     -------     ------
                                                             3,903      13,291        876
                                                           -------     -------     ------
                                                           $20,021     $27,950     $7,505
                                                           =======     =======     ======

     The following table provides a reconciliation between the federal statutory rate and the effective income tax rate from continuing operations at June 30 where both are expressed as a percentage of income.

                                                                    1996     1995     1994
                                                                    ----     ----     ----
    Tax provision at statutory rate...............................  35.0%    35.0%    35.0%
    Increase/(decrease) resulting from:
      Licensing expenditures for new jurisdictions................   0.5      3.1      --
      Company provided benefits...................................   2.5      2.7      2.5
      State income tax, net of federal benefit....................   0.8      1.0      1.3
      Tax preferred investments...................................   --      (0.1)    (2.5)
      Statutory rate change.......................................   --       --       3.8
      Other, net..................................................   1.6      1.8      1.2
                                                                     ---      ---      ---
                                                                    40.4%    43.5%    41.3%
                                                                     ===      ===      ===

     The tax items comprising the Company's net deferred tax liability as of June 30 are as follows:

                                                               1996        1995        1994
                                                              -------     -------     -------
                                                                      (IN THOUSANDS)
Deferred tax liabilities:
Difference between book and tax basis of property...........  $38,187     $33,053     $22,615
Difference between book and tax basis of amortizable
  assets....................................................    2,185       1,513       --
Reserve differential for gaming activities..................    2,027         894       1,116
Other.......................................................    3,520       1,192          89
                                                               ------      ------      ------
                                                               45,919      36,652      23,820
                                                               ------      ------      ------
Deferred tax assets:
Alternative minimum tax credit carryforward.................    5,146       3,944       5,351
Preopening expense amortized for tax purposes...............      952       1,126       1,612
Provision for doubtful accounts.............................    3,498         832         795
Other.......................................................    2,777       1,107         567
                                                               ------      ------      ------
                                                               12,373       7,009       8,325
                                                               ------      ------      ------
Net deferred tax liability..................................  $33,546     $29,643     $15,495
                                                               ======      ======      ======

     The Internal Revenue Service has examined the Company's federal consolidated income tax returns through the year ended June 30, 1989. The Company is currently under examination for fiscal years 1990 through 1992. Management of the Company does not believe any significant adjustments will be required.

NOTE 9: CAPITAL STOCK AND STOCK INCENTIVE PLANS

  Capital Stock

     Two hundred million shares of common stock with a par value of $.01 per share are authorized, of which 57,213,720 and 56,999,018 shares were issued at June 30, 1996 and June 30, 1995 respectively, including no treasury shares. The Company has authorized 5,000,000 shares of $.01 par value preferred stock of which no shares were issued at June 30, 1996 and June 30, 1995.

  Stock Options

     In June 1993, shareholders of the Company approved a Flexible Stock Incentive Plan (the "Flexible Plan") which provides for the granting of incentive stock options, as determined under the Internal Revenue Code, to employees of the Company, the granting of non-qualified stock options, stock bonuses and stock appreciation rights to employees, officers, directors and consultants of the Company and for the sale of restricted common stock to such persons. The maximum number of shares of common stock available for issuance under this plan is 4,000,000 shares. As of June 30, 1996, 3,871,921 non-qualified stock options had been issued and 2,334 had been exercised.

     Options granted under the plan generally become exercisable as to one-third of the optioned shares each year after the date of grant. Options granted under this plan expire no later than ten years after the grant date. Under the plan, the exercise price of incentive options and non-qualified options granted to certain executive officers may not be less than the fair market value of the optioned stock at the date of grant.

     In June 1993, shareholders of the Company approved a Director's Non-qualified Stock Option Plan (the "Director Plan") which provides for the granting of up to 50,000 common shares. Options granted under the plan become exercisable as to one-fourth of the optioned shares each year after the date of the grant. Options granted under the plan expire no later than ten years after the grant. Under the plan, the exercise price of the options granted may not be less than the fair market value of the optioned stock at the date of grant. At June 30, 1996, a total of 20,000 stock options had been issued and none had been exercised.

                                    NUMBER OF SHARES                    OPTION PRICES
                                 ----------------------     -------------------------------------
                                 FLEXIBLE      DIRECTOR         FLEXIBLE             DIRECTOR
                                   PLAN          PLAN             PLAN                 PLAN
                                 ---------     --------     -----------------     ---------------
Options outstanding at July 1,
  1993.........................         --           --                    --                  --
Options granted................  2,688,000       15,000               $17.000     $17.00 - $18.50
Options canceled...............    (36,800)          --                17.000                  --
                                 ---------       ------
Options outstanding at June 30,
  1994.........................  2,651,200       15,000               $17.000     $17.00 - $18.50
Options granted................  1,287,100        2,000                13.625               14.00
Options canceled...............    (38,682)          --                13.625               14.00
                                 ---------       ------
Options outstanding at June 30,
  1995.........................  3,899,618       17,000     $13.625 - $17.000     $14.00 - $18.50
Options granted................     45,000        3,000                13.250              14.375
Options canceled...............    (72,697)          --     $13.625 - $17.000                  --
Options exercised..............     (2,334)          --               $13.625
                                 ---------       ------
Options outstanding June 30,
  1996.........................  3,869,587       20,000     $13.250 - $17.000     $14.00 - $18.50
                                 =========       ======
Exercisable options at June 30,
  1996.........................  2,146,017        8,000

     At June 30, 1996, there were 128,079 and 30,000 options available for future grant under the Flexible Plan and Director Plan, respectively.

  Employee Stock Purchase Plan

     In June 1993, shareholders of the Company approved an Employee Stock Purchase Plan, which allows employees to purchase the Company's common stock, through payroll deductions, at a price that shall not be less than 85% of fair market value on the first or last date of the purchase period. The plan provides for a maximum of 1,500,000 shares to be issued. During 1996, 212,368 shares were issued at $9.88. In 1995, 182,123 shares were issued to employees at a price of $9.14. In 1994, 36,944 shares were issued to employees at a price of $12.54. At June 30, 1996, there were 1,068,565 shares available for issuance under the plan.

NOTE 10: LEGAL PROCEEDINGS

     The Company is a defendant in various pending litigation. In the opinion of management, all pending claims in such litigation will not, in the aggregate, have a material adverse effect on the Company.

NOTE 11: INITIAL PUBLIC OFFERING

     In October 1993, the Company completed an initial public offering of 4.6 million shares of common stock at a price of $17 per share. In connection with the closing of the offering, the Company effected a previously declared
11.322241 for 1 split of its common stock. The Company's $100 Preferred Stock automatically converted into common stock of the Company upon the closing of the initial public offering. Proceeds from the offering were approximately $73.1 million.

     Upon the closing of the public offering, the Company acquired all of the outstanding shares of Eldorado, Inc. in exchange for shares of common stock of the Company and assumption of indebtedness. Holders of certain promissory notes of Eldorado, Inc. also received shares of common stock of the Company in exchange for such notes.

NOTE 12: OTHER INFORMATION

  Acquisition

     On April 26, 1996, the Company entered into a definitive purchase agreement to acquire 100% of the capital stock of Par-a-Dice Gaming Corporation and 100% of the capital stock of East Peoria Hotel, Inc. Par-A-Dice Gaming Corporation is the owner and operator of the Par-a-Dice Riverboat Casino in East Peoria, Illinois and East Peoria Hotel, Inc., is the general partner of a partnership constructing a 204-room hotel adjacent to the Par-a-Dice Riverboat Casino. Closing of the transaction is conditioned upon, among other things, approval of the Illinois Gaming Board. The total purchase price is $175 million and includes the riverboat casino facility, the 204-room hotel and a vacant potential gaming site in Missouri.

  Joint Venture -- Mirage Resorts, Inc.

     On May 29, 1996, the Company entered into a joint venture agreement with Mirage Resorts, Inc. ("Mirage") to jointly develop and own a casino hotel entertainment facility in the Marina District of Atlantic City, New Jersey (the "Atlantic City Project"). The Atlantic City Project, which is expected to cost approximately $500 million, is planned to be one component of a multi-facility casino entertainment development master-planned by Mirage. Pursuant to the joint venture agreement, the Company will control the development and operation of the Atlantic City Project. Environmental remediation and construction of the Atlantic City Project are not expected to begin until after the necessary highway improvements are assured.

  Sam's Town Reno

     On August 16, 1996 the Company acquired land upon which it plans to develop Sam's Town Reno, a $92 million casino hotel and entertainment complex in Reno, Nevada. William S. Boyd, Chairman and Chief Executive Officer of the Company and Warren L. Nelson, a Director of the Company, each own a 17.5% partnership interest in the partnership from which the Company acquired the land. The development of Sam's Town Reno is subject to receipt of regulatory approvals, permits and licenses.

NOTE 13: SUBSEQUENT EVENT

  Sale of Riverboat

     On August 23, 1996, the Company sold its riverboat Mary's Prize for $20 million and retired debt of $17.6 million in connection therewith. Projects for which Mary's Prize was constructed have either been delayed or did not materialize.

                    BOYD GAMING CORPORATION AND SUBSIDIARIES

                    SELECTED QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                        FIRST       SECOND        THIRD       FOURTH        TOTAL
                                      ---------    ---------    ---------    ---------    ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
1996
Net revenues.......................   $ 179,060    $ 200,289    $ 202,160    $ 194,348    $ 775,857
Operating income...................      18,729       31,280       31,743       19,034      100,786
Income before income tax and
  extraordinary item...............       6,859       17,322       19,236        6,183       49,600
Extraordinary item, net of tax.....          --           --           --        1,435        1,435
Net income.........................       4,184       10,567       11,351        2,042       28,144
                                       ========     ========     ========     ========     ========
Net income per common share:
Income before extraordinary item...   $    0.07    $    0.19    $    0.20    $    0.06    $    0.52
Extraordinary item, net of tax.....          --           --           --         (.02)        (.03)
                                       --------     --------     --------     --------     --------
Net income.........................   $    0.07    $    0.19    $    0.20    $    0.04    $    0.49
                                       ========     ========     ========     ========     ========
1995
Net revenues.......................   $ 156,719    $ 168,909    $ 166,757    $ 167,955    $ 660,340
Operating income...................      20,854       27,755       32,209       29,752      110,570
Income before income tax...........       9,235       15,747       19,578       19,639       64,199
Net income.........................       5,477        7,336       11,482       11,954       36,249
                                       ========     ========     ========     ========     ========
Net income per common share:
Net income.........................   $    0.10    $    0.13    $    0.20    $    0.21    $    0.64
                                       ========     ========     ========     ========     ========

                               [PHOTOS AND MAPS]

                                                         ATLANTIC CITY
                   ATLANTIC CITY
                    MARINA MAP

                                 [caption]
                                       The Marina District in Atlantic City is
                                       the
                                       planned site for the Company's Stardust
                                       Resort and Casino, a joint venture
                                       development
                                       with Mirage Resorts, Incorporated.

ILLINOIS
                 CENTRAL ILLINOIS                        PAR-A-DICE
                        MAP                              BOAT
   The Company has signed an agreement to acquire,
   subject to various approvals, the Par-A-Dice          Par-A-Dice Riverboat Casino cruises on the Illinois
    Riverboat Casino in East Peoria, Illinois.           River.
                     [caption]                           [caption]

                                   RENDERING
                                       OF
                                   PAR-A-DICE
                                     HOTEL

          Par-A-Dice's 204-room hotel is currently under construction.

                                   [caption]

                               [PHOTOS AND MAPS]

MISSISSIPPI

          STATE MAP
          DEPICTING TWO
          PROPERTY LOCATIONS

The Company operates two
properties in Mississippi.

            [caption]
                                                     SILVER STAR

                                      Silver Star Resort and Casino, located
                                      near Philadelphia, Mississippi and
                                      operated by the Company under a management agreement, brings a touch of Las Vegas to residents of central Mississippi and Alabama.

                                                      [caption]

                                   SAM'S TOWN
                                     TUNICA

Sam's Town's theme brings the Old West to the banks of the Mississippi River in
                          Tunica County, Mississippi.

                                   [caption]


                                                                      NEW ORLEANS
                                                                      MAP OF
                                                                      NEW ORLEANS

                                           [caption]

                                                           Treasure Chest Casino
                                                                          offers
                                                         casino entertainment to
                                                                             the
                                                             greater New Orleans
                                                                         market.

                               [PHOTOS AND MAPS]

                                                    KANSAS CITY
  MAP
  OF
  KANSAS CITY

Sam's Town Casino in Kansas City, Missouri is located on the Missouri River and Interstate 435.

[caption]

                                                    SAM'S TOWN
                                                    KANSAS CITY

                 Guests enter Sam's
Town Kansas City
                    from an elevated
moving walkway
                   and are welcomed
to Town Square.
[caption]

     NEW ORLEANS
     TREASURE CHEST

                                        Treasure Chest Casino, located on Lake
                                        Ponchartrain in Kenner, Louisiana, is
                                        operated by the Company under a
                                        management agreement.

                                        [caption]

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Prospectus Summary........................    3
Risk Factors..............................   12
Use of Proceeds...........................   21
Capitalization............................   22
Selected Consolidated Financial Data......   23
Pro Forma Consolidated Financial
  Statements..............................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   28
Business..................................   37
Management................................   46
Description of Other Indebtedness.........   49
Description of Notes......................   54
Certain United States Federal Income
  Tax Considerations......................   80
Underwriting..............................   83
Legal Matters.............................   84
Experts...................................   84
Available Information.....................   84
Incorporation of Certain Documents by
  Reference...............................   85
Index to Consolidated Financial
  Statements..............................  F-1

$200,000,000

BOYD GAMING
CORPORATION


9.25% SENIOR NOTES DUE 2003



[BOYD GAMING LOGO]


SALOMON BROTHERS INC

GOLDMAN, SACHS & CO.

CIBC WOOD GUNDY
SECURITIES CORP.

BT SECURITIES CORPORATION

PROSPECTUS


DATED OCTOBER 1, 1996